     As filed with the Securities and Exchange Commission on April  , 2002
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                                   FNB CORP.
            (Exact name of registrant as specified in its charter)
                               -----------------

     North Carolina                  6021                     56-1456589
     (State or other      (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of       Classification Code No.)       Identification No.)
    Incorporation or
      organization)

                               101 Sunset Avenue
                        Asheboro, North Carolina 27203
                                (336) 626-8300
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                               Michael C. Miller
                                   President
                                   FNB Corp.
                               101 Sunset Avenue
                        Asheboro, North Carolina 27203
                                (336) 626-8300
(Name, address, including Zip Code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:

             Doris R. Bray, Esq.           Anthony Gaeta, Jr., Esq.
          Schell Bray Aycock Abel &         Gaeta & Glesener, P.A.
             Livingston P.L.L.C.        808 Salem Woods Drive, Suite 201
       230 North Elm Street,                Raleigh, North Carolina
       Suite 1500                                    27615
       Greensboro, North Carolina 27401         (919) 845-2558
               (336) 370-8800

                               -----------------
   Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                Proposed         Proposed
                                  Amount        Maximum          Maximum
   Title of Each Class of         to be      Offering Price     Aggregate         Amount of
 Securities to be Registered  Registered (1)  Per Unit (2)  Offering Price (2) Registration Fee
-----------------------------------------------------------------------------------------------
Common Stock, par value $2.50    672,783        $34.375        $23,126,916          $2,128

================================================================================
(1) Represents the maximum number of shares anticipated to be issued in the merger.
(2) In accordance with Rule 457(f)(1), the registration fee is based upon the average of the bid and asked price of the common stock of Rowan Bancorp, Inc. reported in the National Quotation System Pink Sheets on April 23, 2002.
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                             [ROWAN BANCORP LOGO]

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Rowan Bancorp shareholder:

   The Board of Directors of Rowan Bancorp, Inc. has unanimously approved the acquisition of Rowan by FNB Corp. by merger.

   For each share of Rowan common stock you own, you may request to receive in the merger either: (1) $36.00 in cash, (2) 2.3715 shares of FNB common stock, or (3) $19.80 in cash and 1.067175 shares of FNB common stock. Our ability to grant your request for only cash or only stock will be determined by how many shareholders request FNB stock versus how many request cash. We must ensure that 45% of the total number of outstanding shares of Rowan common stock are exchanged for FNB common stock and the remaining 55% are exchanged for cash. If we are unable to grant your request, you will receive a mixture of FNB stock and cash for your Rowan shares.

   Your vote is important. We cannot complete the merger unless the holders of a majority of the outstanding shares of Rowan common stock vote to approve the merger. We are asking the Rowan shareholders to approve the merger at the 2002
annual meeting, and shareholders who owned Rowan shares as of              ,
2002 may vote at this meeting. The Board of Directors of Rowan unanimously recommends that you vote "for" approval of the merger at the meeting.

   Whether or not you plan to attend the meeting, please take the time to vote by promptly completing, signing and dating the enclosed proxy card and mailing it in the white postage-paid envelope to Equiserve. Even if you return the proxy card, you may attend the meeting and vote your shares in person. If you fail to return the proxy card or vote in person at the meeting, it will have the same effect as a vote against the merger.

   The date, time and place of the annual meeting are as follows:

                                           , 2002
                                   :   .m. local time
                                  Rowan Bank
                             200 North Main Street
                          China Grove, North Carolina

                                          Sincerely,

                                          Bruce D. Jones
                                          President

   Rowan shareholders should consider carefully the risk factors discussed on
page        of the proxy statement/prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of FNB common stock to be issued under the proxy statement/prospectus or determined that the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of FNB common stock are not savings or deposit accounts or other obligations of any bank and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   The proxy statement/prospectus is dated              , 2002, and was first
mailed to shareholders of Rowan on or about              , 2002.

                              ROWAN BANCORP, INC.
                             200 North Main Street
                       China Grove, North Carolina 28023

                   Notice of Annual Meeting of Shareholders

   Rowan Bancorp, Inc. will hold its 2002 annual meeting of shareholders on
             , 2002, at       :        .m., local time, at Rowan Bank, 200
North Main Street, China Grove, North Carolina, for the following purposes:

  . To consider and vote upon the plan of merger contained in the Agreement and Plan of Merger, dated as of February 11, 2002, by and between FNB Corp. and Rowan, which provides for the merger of a wholly owned subsidiary of FNB with and into Rowan.

  .   To elect three members of the Board of Directors.

  . To consider a proposal to ratify the appointment of KPMG LLP as independent public accountants of Rowan for 2002.

  . To consider any other matters that may be properly brought before the meeting.

   We have fixed the close of business on              , 2002 as the record
date for determining those shareholders entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. Only Rowan shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

   You are entitled to dissent from the merger under Article 13 of the North Carolina Business Corporation Act, but must follow certain procedures strictly to do so. A copy of Article 13, which sets forth these procedures, is attached as Appendix D to the accompanying proxy statement/prospectus.

   The merger is explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Appendix A to the proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          Eric E. Rhodes
                                          Secretary

             , 2002

   Whether or not you plan to attend the annual meeting in person, please promptly complete, date, sign and return the enclosed proxy card in the enclosed white envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

              Rowan's Board of Directors recommends that you vote
    "FOR" approval of the plan of merger contained in the merger agreement, the election of the nominated directors, and the ratification of KPMG LLP as Rowan's independent public accountants.

                               TABLE OF CONTENTS

                                                                      Page
                                                                     ------
    QUESTIONS AND ANSWERS ABOUT THE MERGER..........................      1
    SUMMARY.........................................................      3
       Unaudited Comparative Per Share Data.........................      7
       Selected Historical Financial Data for FNB...................      9
       Selected Historical Financial Data for Rowan.................     10
    RISK FACTORS....................................................     11
    ROWAN ANNUAL MEETING............................................     12
       General......................................................     12
       Matters to Be Considered.....................................     12
       Proxies......................................................     12
       Solicitation of Proxies......................................     12
       Record Date and Voting Rights................................     13
       Recommendations of the Rowan Board...........................     13
    THE MERGER......................................................     15
       Background of the Merger.....................................     15
       Recommendation of the Rowan Board and Reasons for the Merger.     17
       Opinion of Rowan's Financial Advisor.........................     18
       FNB's Reason for the Merger..................................     23
       Changing the Method of Effecting the Merger..................     24
       Conversion of Stock..........................................     24
       Treatment of Options.........................................     25
       Cash or Stock Election.......................................     25
       Election Procedures; Surrender of Stock Certificates.........     26
       Effective Time...............................................     28
       Representations and Warranties...............................     28
       Conduct of Business Pending the Merger.......................     28
       Conditions to Completion of the Merger.......................     30
       Regulatory Approvals Required for the Merger.................     31
       Material Federal Income Tax Consequences.....................     32
       Accounting Treatment.........................................     35
       Termination of the Merger Agreement..........................     35
       Waiver and Amendment of the Merger Agreement.................     36
       Expenses.....................................................     36
       Nasdaq Listing...............................................     36
       Dividends....................................................     36
       Employee Benefits and Plans..................................     36
       Interests of Certain Persons in the Merger...................     37
       Management and Operations After the Merger...................     39
       Option Agreement.............................................     39
       Restrictions on Resales by Affiliates........................     40
       Rights of Dissenting Rowan Shareholders......................     41
    MARKET PRICE AND DIVIDEND INFORMATION...........................     43
    INFORMATION ABOUT FNB...........................................     44
       General......................................................     44
       Recent Developments..........................................     44
       Beneficial Ownership of FNB Common Stock.....................     45
       Management and Additional Information........................     45

INFORMATION ABOUT ROWAN....................................................................  46
   Beneficial Ownership of Rowan Common Stock..............................................  46
   Managements's Discussion and Analysis of Financial Conditions and Results of Operations.  47
REGULATION AND SUPERVISION.................................................................  55
   General.................................................................................  55
   Liability for Bank Subsidiaries.........................................................  55
   Capital Requirements....................................................................  56
   Dividend Restrictions...................................................................  57
   FDIC Insurance Assessments..............................................................  58
   Community Reinvestment Act..............................................................  58
   Interstate Banking and Branching........................................................  59
   Gramm-Leach-Bliley Act..................................................................  59
   International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.......  60
DESCRIPTION OF FNB COMMON STOCK............................................................  60
   General.................................................................................  60
   Voting Rights...........................................................................  60
   Dividend and Liquidation Rights.........................................................  60
   Preemptive Rights.......................................................................  61
   Assessment, Redemption and Sinking Fund.................................................  61
   Transfer Agent and Registrar............................................................  61
   Certain Provisions That May Have an Anti-Takeover Effect................................  61
   Indemnification of Directors and Officers...............................................  62
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................  63
   Voting Rights...........................................................................  63
   Meeting of Shareholders.................................................................  64
   Provisions Relating to Directors........................................................  64
   Dissenters' Rights of Appraisal.........................................................  65
   State Anti-Takeover Statutes............................................................  65
OTHER MATTERS TO BE CONSIDERED AT ANNUAL MEETING...........................................  66
   Proposal 2.  Election of Directors......................................................  66
   Management..............................................................................  66
   Director Compensation...................................................................  67
   Meetings and Committees of the Board of Directors.......................................  67
   Executive Officers......................................................................  68
   Compensation of Management..............................................................  69
   Employment Agreement....................................................................  70
   Indebtedness of and Transactions with Management........................................  70
   Proposal 3.  Appointment of Independent Public Accountants..............................  71
LEGAL MATTERS..............................................................................  71
EXPERTS....................................................................................  71
SHAREHOLDER PROPOSALS......................................................................  71
OTHER MATTERS..............................................................................  72
WHERE YOU CAN FIND MORE INFORMATION........................................................  73
FORWARD LOOKING STATEMENTS.................................................................  74

APPENDIX A................................................................................. A-1
APPENDIX B................................................................................. B-1
APPENDIX C................................................................................. C-1
APPENDIX D................................................................................. D-1
APPENDIX E................................................................................. E-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: FNB will acquire Rowan by merging a subsidiary of FNB into Rowan.

Q: What will I receive in the merger?

A: It depends on what you elect to receive and the elections of other Rowan shareholders. You may request to receive for each of your shares of Rowan common stock either: (1) $36.00 in cash, (2) 2.3715 shares of FNB common stock, or (3) $19.80 in cash and 1.067175 shares of FNB common stock. Our ability to grant your request for only cash or only FNB shares will be determined by how many shareholders request FNB shares versus how many request cash. We must ensure that 45% of the outstanding shares of Rowan common stock are exchanged for FNB shares and the remaining 55% are exchanged for cash. If we are unable to grant your request for only cash or only FNB shares, you will receive a mixture of FNB shares and cash for your Rowan shares. The combination of $19.80 in cash and 1.067175 FNB shares that you may request to receive is based on the overall ratio of 45% stock and 55% cash to be exchanged in the merger. If you elect to receive this combination, you will receive what you request.

Q: Can the value of the transaction change between now and the time the merger is completed?

A: Yes. The value of the FNB share portion of the consideration can change, although the $36.00 per share cash portion will not change. The 2.3715 exchange ratio is fixed, which means that it will not change even if the trading price of the FNB stock changes. Therefore, the market value of the total transaction, and of the FNB shares you may receive in the merger, will increase or decrease as the price of FNB common stock changes.

Q: How do I cast my vote?

A: You vote by indicating on the enclosed proxy card how you want to vote, and signing, dating and mailing the proxy card in the enclosed white postage-prepaid return envelope. Please vote as soon as possible to ensure that your shares are represented at the meeting.

Q: What vote is required to approve the merger?

A: Holders of a majority of the outstanding shares of Rowan common stock must approve the plan of merger under North Carolina law and under the merger agreement. Therefore, it is important that you return your signed proxy card promptly.

Q: Can I change my vote after I have mailed in my signed proxy?

A: Yes. You can change your vote at any time before we vote your proxy at the Rowan meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Rowan at the address below. Second, you can complete a new proxy card and send it to the Secretary of Rowan, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend, and vote in person at, the meeting. You should send any written notice or new proxy card to the Secretary of Rowan, at the following address: Eric E. Rhodes, Rowan Bancorp, Inc., 200 North Main Street, China Grove, North Carolina 28023, telephone: (704) 857-1176.

Q: Do I have the right to dissent?

A: Yes. To do so, however, you must strictly follow the procedures prescribed by North Carolina law. For a description of these procedures, see page and Appendix D of this proxy statement/prospectus.

Q: How do I elect the form of payment I prefer in the merger?

A: To elect the form of payment you prefer, you must complete and return the accompanying green letter of transmittal and election form. If you do not make an election, you will be allocated FNB common stock or cash or both depending on the elections made by the other shareholders. Please remember that unless you elect to receive the combination of cash and stock that is based on the ratio of cash and stock to be exchanged in the merger, you might not receive the exact amount of cash or stock that you elect. The fully completed green election form, together with your certificates representing outstanding Rowan shares, must be returned to First National Bank and Trust Company, Asheboro, North Carolina, before the election
   deadline on                 , 2002. A green return envelope addressed to
   First National is enclosed for your convenience in returning the completed election form.

Q: How do I exchange my Rowan stock certificates?

A: If you make an election, you must return your Rowan stock certificates with your election form. Shortly after the merger, the exchange agent will allocate cash and FNB common stock among Rowan shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Rowan stock certificates from the exchange agent after the merger is completed.

Q: When do you hope to complete the merger?

A: We hope to complete the merger early in the third quarter of 2002. We must first obtain the approval of the Rowan shareholders and regulatory approvals.

Q: What are the tax consequences of the merger to me?

A: Your tax consequences will depend upon what form of payment you receive in the merger as well as your basis in your Rowan shares. For more detail, see
   page     of this proxy statement/prospectus.

Q: Whom should I call with questions or to obtain additional copies of the proxy statement/prospectus?

A: You should call Bruce D. Jones, President and Chief Executive Officer, or
   Eric E. Rhodes, Chief Financial Officer and Secretary, of Rowan Bancorp, Inc. at (704) 857-1176.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

                                 The Companies

FNB Corp. (see page       )
101 Sunset Avenue
Post Office Box 1328
Asheboro, North Carolina 27204
(336) 626-8300

   FNB is a bank holding company organized under the laws of North Carolina. FNB operates First National Bank and Trust Company, a national bank offering full-service commercial, retail and trust banking services to consumer and business customers primarily in Randolph, Montgomery, Chatham, Richmond, Moore and Scotland counties in North Carolina. At December 31, 2001, FNB's total assets on a consolidated basis were $594 million, its consolidated deposits were $480 million, and its consolidated total shareholders' equity was $56 million.

Rowan Bancorp, Inc. (see page       )
200 North Main Street
China Grove, North Carolina 28023
(704) 857-1176

   Rowan is a savings bank holding company organized under the laws of North Carolina. Rowan's sole subsidiary is Rowan Savings Bank SSB, Inc., a North Carolina-chartered savings bank. Rowan Bank is engaged primarily in the business of attracting deposits from the general public and making mortgage loans secured by residential real estate in Rowan and Cabarrus counties in North Carolina. At December 31, 2001, Rowan's total assets on a consolidated basis were $116 million, its total deposits were $96 million and its consolidated total shareholders' equity was $10 million.

                         The Meeting (see page       )
   The annual meeting of Rowan shareholders will be held at the offices of Rowan Bank, 200 North Main Street, China Grove, North Carolina, on
      , 2002, at       :        .m. local time.

   At the meeting, you will be asked to consider and vote upon, among other things, a proposal to approve the plan of merger. Approval of the plan of merger requires the affirmative vote of a majority of the outstanding shares of Rowan common stock.

   Only holders of Rowan common stock who are holders at the close of business
on the record date,              , 2002, will be entitled to notice of and to
vote at the meeting. As of              , 2002, directors and executive
officers of Rowan and their affiliates beneficially owned approximately       %
of the outstanding shares of Rowan common stock.

   Each Rowan share carries one vote. As of              , 2002,        votes
were eligible to be cast at the meeting.

   No vote of FNB shareholders is required to approve the merger.

                      The Merger and the Merger Agreement
                               (see page       )

   The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

   We propose to merge a wholly owned subsidiary of FNB into Rowan. Immediately after the merger, Rowan will be merged into FNB. Rowan Bank will thereupon become a direct, wholly owned subsidiary of FNB.

   Shareholders of Rowan will receive either shares of FNB common stock, cash or a combination of shares of FNB common stock and cash in the merger in exchange for their shares of Rowan common stock.

                      Share Information and Market Prices
                               (see page       )

   Shares of FNB common stock are quoted on the Nasdaq National Market under the symbol "FNBN." Rowan's common stock is traded over-the-counter through the National Quotation System "Pink Sheets" under the symbol "RWNB." Some examples of recent closing prices for FNB common stock and Rowan common stock are:

                                               FNB   Rowan
                                              ------ ------
                     February 11, 2002....... $15.03 $20.00
                               , 2002........ $      $

   Based on the exchange ratio of 2.3715 in the merger, the market value of the shares of FNB common stock that Rowan shareholders will receive in the merger for each share of Rowan common stock would be:

                        February 11, 2002....... $35.64
                                  , 2002........ $

   Of course, the market price of FNB common stock will fluctuate prior to the merger. Because the exchange ratio is fixed, the value of the shares of FNB common stock you may receive in the merger will fluctuate. You should obtain current stock price quotations for FNB common stock and Rowan common stock. You may get these quotations from a newspaper, on the Internet or by calling your broker.

                   Reasons for the Merger (see page       )

   The Rowan Board of Directors considered a number of factors in evaluating the merger agreement and the merger. We are proposing the merger because we believe that by joining forces we will be able to offer a wider range of services and products to Rowan's customers and to compete more effectively in our combined market area, resulting in benefits to our customers, shareholders and employees. We also believe that the combined organization will be well positioned for future growth along the Interstate 85 corridor in North Carolina.

                      Recommendation to Shareholders (see
                                 page       )

   The Rowan Board of Directors determined that the merger agreement and the merger are fair to, and in the best interests of, Rowan and its shareholders, has unanimously adopted and approved the merger agreement and the merger and recommends that you vote for approval and adoption of the plan of merger at the annual meeting.

                      Fairness Opinion (see page       )

   Rowan's financial advisor, Trident Securities, a division of McDonald Investments, Inc., has given a written opinion to Rowan's Board of Directors
that, as of              , 2002, the payment to be received by Rowan
shareholders under the merger agreement is fair to Rowan shareholders from a financial point of view. A copy of this opinion is attached to this proxy statement/prospectus as Appendix C. You should read this opinion carefully in its entirety.

                          Material Federal Income Tax
                        Consequences (see page       )

   The U.S. federal income tax consequences to you of the merger will depend on the form of consideration you receive in the merger. Under current law, if you receive solely FNB shares for your Rowan shares, you will not recognize any gain or loss for U.S. federal income tax purposes. If you receive part cash and part FNB shares, and your adjusted basis in your Rowan shares is less than the fair market value, as of the date of the merger, of the FNB shares and cash you receive, you will recognize a gain. This recognized gain will equal the lesser of (1) the excess, if any, as of the date of the merger, of the fair market value of the FNB shares and cash received by you over the adjusted basis of your Rowan shares and (2) the amount of cash you receive. In the event you realize a loss, however, because your adjusted basis in your Rowan shares is greater than the fair market value of the FNB shares and cash you receive, the loss would not be currently allowed. If you receive solely cash, gain or loss will generally be recognized by you to the extent of the difference between the amount of cash received by you and your adjusted basis in your Rowan shares, and that gain or loss will generally be a capital gain or loss to you.

   Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger, we recommend that you consult a tax advisor concerning the applicable U.S. federal, state and local income tax consequences of the merger.

   We will not be obligated to complete the merger unless we receive a legal opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to FNB and Rowan for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

                     Interests of Rowan Management in the
                           Merger (see page       )

   Some members of Rowan management and of the Rowan Board of Directors have interests in the merger that are different from, or in addition to, the interests of the other Rowan shareholders. The Rowan Board of Directors was aware of these interests and considered them in its decision to adopt and approve the merger agreement and the merger. These interests include an employment agreement that Rowan Bank and Bruce D. Jones, President and Chief Executive Officer of Rowan, will enter into upon the completion of the merger, cash payments that may be due to other executive officers under existing employment and change in control agreements in the event their employment is terminated following the merger, options to acquire FNB common stock that will be granted to two executive officers following the merger, the assumption by FNB of Rowan's obligations under the deferred compensation arrangements between Rowan and its directors, the commitment by FNB to retain the Board of Directors of Rowan Bank and to compensate the members of that Board for three years at the same rate of compensation that they presently receive from Rowan, and the right to continued indemnification and insurance coverage by FNB for acts or omissions occurring before the merger, including events that are related to the merger.

                    Accounting Treatment of the Merger (see
                                 page       )

   The merger will be treated as a "purchase," and therefore the purchase price will be allocated to the assets and liabilities of Rowan based on their estimated fair market values at the date of the merger.

                     Dissenters' Rights (see page       )

   Shareholders who vote against or abstain from voting on the plan of merger and properly exercise their dissenters' rights prior to the shareholders' meeting have the right to receive a cash payment for the fair value of their shares of Rowan common stock. To exercise these rights, you must comply with
Article 13 of the North Carolina Business Corporation Act, which is attached as Appendix D to this proxy statement/prospectus. If you wish to dissent, you must read this information carefully as you must take affirmative steps to preserve your rights.

                    Regulatory Approvals (see page       )

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once that approval is obtained, we have to wait for 30 days before we can complete the merger. In addition, the merger is subject to the approval of the North Carolina Commissioner of Banks.

   FNB has filed all of the required applications and notices with the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. As of the date of this proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

                  Conditions to the Merger (see page       )

   Completion of the merger depends upon a number of conditions being met, including approval of the plan of merger by Rowan shareholders and receipt of regulatory approvals.

   Where the law permits, FNB or Rowan could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when or if the conditions to the merger will be satisfied or waived or that the merger will be completed.

                         Termination (see page       )

   FNB and Rowan may agree at any time to terminate the merger agreement without completing the merger, even if the Rowan shareholders have approved it. Also, either FNB or Rowan may decide, without the consent of the other, not to complete the merger in a number of other situations, including

  . the other party's failure to satisfy its obligations under the merger agreement, and
  . the failure of any condition to the completion of the merger to have been satisfied or waived by September 30, 2002, unless the failure of the condition is caused by the terminating party's failing to perform its obligations under the merger agreement.

   Rowan may also terminate the agreement if the price of FNB common stock averages less than $8.28 during a period prior to the Rowan shareholders' meeting.

                   Differences in Shareholders' Rights (see
                                 page       )

   Upon completion of the merger, Rowan shareholders who receive shares of FNB common stock in the merger will become shareholders of FNB. North Carolina law and FNB's articles of incorporation and bylaws will govern their rights as FNB shareholders. Because of differences in the articles of incorporation and bylaws of FNB and Rowan, the rights of Rowan shareholders prior to the merger will not be the same in some important ways as their rights as FNB shareholders.

                      Option Agreement (see page       )

   In connection with the merger agreement, FNB and Rowan entered into an option agreement, dated as of February 11, 2002. In the option agreement, Rowan granted FNB an option to purchase up to 19.9% of the issued and outstanding shares of Rowan common stock at an exercise price of $26.25 per share.

   FNB cannot exercise its option unless certain events occur, including the merger of Rowan or the sale of a substantial amount of its assets to a third party unrelated to FNB. Rowan granted the option to increase the likelihood that the merger would be completed. The option agreement could discourage other companies from trying or proposing to acquire Rowan before the merger is completed.

                      Other Annual Meeting Proposals (see
                                 page       )

   In addition to approving the plan of merger, Rowan shareholders will be asked to consider other proposals at the annual meeting. These proposals include:

  .   Electing three nominees to Rowan's Board of Directors, and

  . Ratifying the appointment of KPMG LLP as Rowan's independent public accountants for the year 2002.

Rowan's Board of Directors recommends voting "FOR" electing the three nominees and ratifying the appointment of KPMG LLP.

Unaudited Comparative Per Share Data

   The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as pro forma information. In presenting the pro forma information, we assumed that we had been merged as of the beginning of the period presented.

   The pro forma information gives effect to the merger under the purchase method of accounting. The equivalent pro forma information is based on an exchange ratio of 2.3715 shares of FNB common stock for each share of Rowan common stock converted into FNB stock in the merger. The pro forma information assumes that 45% of Rowan's shares will be exchanged in the merger for FNB shares and the remaining 55% of Rowan's shares will be exchanged for cash.

   We expect that we will incur merger and integration expenses as a result of combining our companies. We also anticipate that the merger will provide financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of our combined companies under one set of assumptions, does not attempt to predict or suggest future results.

   The information in the following table is based on the consolidated financial statements of each of FNB and Rowan that accompany or are included in this proxy statement/prospectus. See "Where You Can Find More Information" on
page       .

                                                       Year Ended
                                                    December 31, 2001
                                                    -----------------
           Net Income Per Common Share
              Basic:
                 FNB historical....................      $ 1.35
                 Rowan historical..................        1.23
                 FNB and Rowan pro forma(1)........        1.25
                 Rowan pro forma equivalent(3).....        2.96
              Diluted:
                 FNB historical....................        1.32
                 Rowan historical..................        1.18
                 FNB and Rowan pro forma(1)........        1.22
                 Rowan pro forma equivalent(3).....        2.89
           Cash Dividends Declared Per Common Share
              FNB historical.......................        0.53
              Rowan historical.....................        0.81
              FNB and Rowan pro forma(2)...........        0.53
              Rowan pro forma equivalent(3)........        1.26
           Book Value Per Common Share
              FNB historical.......................       11.74
              Rowan historical.....................       18.00
              FNB and Rowan pro forma(1)...........       12.44
              Rowan pro forma equivalent(3)........       29.50

--------
(1) FNB and Rowan pro forma information that reflects the exchange ratio of
    2.3715 shares of FNB common stock for each share of Rowan common stock, as well as the following pro forma assumptions:

   (a) The issuance of 595,438 shares of FNB common stock, resulting in a total of 5,358,699 shares of FNB stock outstanding on a pro forma basis.

   (b) The payment of $36.00 per share of Rowan common stock for the shares of Rowan stock that are not exchanged for FNB stock, representing a total cash payment of approximately $11 million.

   (c) A cost of funds rate of 4.75% per annum.

   (d) Goodwill of approximately $10.5 million and a core deposit intangible of approximately $2.3 million to be recorded in accordance with the purchase method of accounting. Amortization of the core deposit intangible is assumed to be on a sum-of-the-years-digits basis over a ten-year life.

   (e) Adjustment of financial assets and liabilities of Rowan to an estimated fair value basis in accordance with the purchase method of accounting. Amortization and accretion of the resulting fair value premiums and discounts is assumed to be on a straight-line basis over lives ranging from one year to five years. Such fair value adjustments may not be indicative of fair values at the closing date of the merger.

(2) FNB and Rowan pro forma cash dividends declared represent FNB historical cash dividends declared.

(3) The equivalent pro forma per share amounts for Rowan are calculated by multiplying the FNB and Rowan pro forma information by the exchange ratio of 2.3715.

Selected Historical Financial Data for FNB

   In the table below, we provide you with selected historical consolidated financial data of FNB. FNB prepared this information using the consolidated financial statements of FNB as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2001. The information is based on the audited consolidated financial statements contained in reports filed by FNB with the Securities and Exchange Commission.

   When you read this selected historical consolidated financial information, you should consider reading along with it the historical financial statements and accompanying notes that FNB has included in its Annual Report on Form 10-K for the year ended December 31, 2001. A copy of the report, which is incorporated by reference, accompanies this proxy statement/prospectus. You can also obtain a copy of the report by following the instructions we provide under
"Where You Can Find More Information" on page        of this proxy
statement/prospectus. Financial data for all prior periods has been restated to reflect the merger with Carolina Fincorp, Inc., which became effective on April 10, 2000 and was accounted for as a pooling of interests.

                                                   Years Ended December 31,
                                       ------------------------------------------------
                                         2001       2000       1999       1998       1997
                                       --------   --------   --------   --------   --------
                                         (dollars in thousands, except per share data)
Summary of Operations
Interest income....................... $ 41,260   $ 41,936   $ 35,822   $ 35,111   $ 32,242
Interest expense......................   20,492     20,908     16,203     15,713     14,463
                                       --------   --------   --------   --------   --------
Net interest income...................   20,768     21,028     19,619     19,398     17,779
Provision for loan losses.............    1,200      1,802        511        482        670
                                       --------   --------   --------   --------   --------
Net interest income after
 provision for loan losses............   19,568     19,226     19,108     18,916     17,109
Noninterest income....................    5,900      4,501      4,068      3,756      3,346
Noninterest expense...................   16,077     18,497     15,082     14,473     13,382
                                       --------   --------   --------   --------   --------
Income before income taxes............    9,391      5,230      8,094      8,199      7,073
Income taxes..........................    2,663      1,714      2,504      2,568      2,220
                                       --------   --------   --------   --------   --------
Net income............................ $  6,728   $  3,516   $  5,590   $  5,631   $  4,853
                                       ========   ========   ========   ========   ========
Per Share Data(1)
Net income:
   Basic.............................. $   1.35   $   0.70   $   1.11   $   1.12   $   1.08
   Diluted............................     1.32       0.69       1.09       1.09       1.07
Cash dividends declared(2)............     0.53       0.51       0.51       0.45       0.38
Book value (at period end)............    11.74      10.89      10.13       9.76      11.24
Balance Sheet Information
 (at period end)
Total assets.......................... $593,742   $565,639   $517,468   $472,188   $437,743
Investment securities.................  163,150    132,384    119,786    121,471    112,278
Loans.................................  391,632    395,737    360,840    314,839    296,525
Allowance for loan losses.............    4,417      4,352      3,289      2,954      2,694
Deposits..............................  480,230    472,448    427,010    400,218    365,349
Shareholders' equity..................   55,907     55,122     52,068     50,390     57,349
Performance Ratios
Return on average assets..............     1.15%      0.65%      1.15%      1.23%      1.16%
Return on average shareholders' equity    11.63       6.59      10.85       9.55       9.78
Dividend payout ratio.................    38.91      76.05      40.88      36.71      29.86
Net yield on earning assets,
 taxable equivalent basis.............     4.03       4.28       4.48       4.71       4.72
Capital and Liquidity Ratios
Total risk-based capital..............    14.29%     15.15%     16.77%     17.93%     21.74%
Tier 1 risk-based capital.............    13.22      14.05      15.80      16.93      20.77
Leverage ratio........................     9.39       9.92      10.53      10.84      13.19
Average loans to average deposits.....    81.71      84.79      80.63      80.36      77.71
Asset Quality Ratios
Net loan charge-offs to average loans.     0.28%      0.17%      0.06%      0.07%      0.13%
Net loan charge-offs to allowance
 for loan losses......................    24.72      15.17       6.17       7.52      13.03
Allowance for loan losses to loans
 held for investment..................     1.17       1.13       0.91       0.95       0.91
Total nonperforming loans to loans
 held for investment..................     1.25       0.48       0.53       0.36       0.14

--------
(1) All per share data has been retroactively adjusted to reflect the two-for-one stock split effected in the form of a 100% stock dividend paid in the first quarter of 1998.
(2) Cash dividends declared represent FNB Corp. historical cash dividends declared.

Selected Historical Financial Data for Rowan

   In the table below, we provide you with selected historical consolidated financial data of Rowan. Rowan prepared this information using the consolidated financial statements of Rowan as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2001. The information is based on the audited consolidated financial statements of Rowan.

   This information is only a summary and you should read it together with the consolidated financial information for Rowan that is included in this proxy statement/prospectus as Appendix E.

                                                  Years Ended December 31,
                                       ---------------------------------------------
                                         2001      2000     1999     1998     1997
                                       --------  --------  -------  -------  -------
                                       (dollars in thousands, except per share data)
Summary of Operations
Total interest income................. $  8,224  $  7,628  $ 5,813  $ 5,414  $ 5,104
Total interest expense................    4,705     4,602    3,156    2,769    2,557
                                       --------  --------  -------  -------  -------
Net interest income...................    3,519     3,026    2,657    2,645    2,547
Provision for loan losses.............      160       300       36       30       30
                                       --------  --------  -------  -------  -------
Net interest income after
  provision for loan losses...........    3,359     2,726    2,621    2,615    2,517
Noninterest income....................      749       564      394      298      155
Noninterest expense...................    3,044     2,605    2,089    1,456    1,203
                                       --------  --------  -------  -------  -------
Income before income taxes............    1,064       685      926    1,457    1,469
Income taxes..........................      377       238      325      520      522
                                       --------  --------  -------  -------  -------
Net income............................ $    687  $    447  $   601  $   937  $   947
                                       ========  ========  =======  =======  =======
Per Share Data
Net income:
   Basic.............................. $   1.23  $   0.78  $  0.90  $  1.38  $  1.36
   Diluted............................     1.18      0.75     0.86     1.30     1.29
Cash dividends declared...............     0.81      1.00     1.40     1.36     1.00
Book value (at period end)............    18.00     17.51    17.78    18.66    19.08
Balance Sheet Information
  (at period end)
Total assets.......................... $116,033  $105,548  $89,541  $72,541  $66,493
Investment securities.................    7,502     9,754   10,739    9,818   11,326
Loans.................................   90,942    84,848   67,644   47,737   46,845
Allowance for loan losses.............      729       574      280      249      220
Deposits..............................   96,494    86,454   69,314   54,114   47,815
Shareholders' equity..................   10,043     9,768   11,168   12,417   13,245
Performance Ratios
Return on average assets..............     0.62%     0.45%    0.76%    1.36%    1.48%
Return on average shareholders' equity     6.96      4.48     5.03     7.40     7.22
Dividend payout ratio.................    65.83    132.59   155.21    99.25    73.79
Net yield on earning assets...........     3.43      3.34     3.68     4.02     4.09
Capital and Liquidity Ratios
Total risk-based capital..............    14.88%    17.30%   24.45%   36.62%   43.96%
Tier 1 risk-based capital.............    13.87     16.34    23.86    35.90    43.24
Leverage ratio........................     8.73      9.24    13.03    17.39    20.59
Average loans to average deposits.....    94.33     97.80    91.73    92.43    95.72
Asset Quality Ratios
Net loan charge-offs to average loans.     0.01%     0.01%    0.01%    0.00%    0.00%
Net loan charge-offs to allowance
  for loan losses.....................     0.62      1.05     1.81     0.53     0.00
Allowance for loan losses to loans....     0.80      0.68     0.41     0.52     0.47
Total non-performing loans to loans...     1.62      2.41     0.00     0.00     0.00

                                 RISK FACTORS

   If the merger is completed, you may elect to receive shares of FNB common stock in exchange for your shares of Rowan common stock. You should be aware of particular risks and uncertainties that are applicable to the merger and an investment in FNB common stock.

  There Is a Limited Market for FNB Common Stock

   Although FNB common stock is traded on the Nasdaq National Market, the volume of trading has traditionally been low. Therefore, there can be no assurance that a Rowan shareholder who receives FNB common stock in the merger and wishes later to sell those shares would be able to do so immediately or at an acceptable price.

  Rowan Shareholders May Not Receive the Requested Form of Merger Consideration

   The merger agreement provides that FNB may limit the number of shares of Rowan common stock that are converted into shares of FNB common stock in the merger to 45% of the total outstanding shares of Rowan stock and the number of shares of Rowan common stock that are converted into cash in the merger to 55% of the total outstanding shares of Rowan stock, regardless of the number of Rowan shareholders electing only stock or only cash consideration in the merger. If too many Rowan shareholders elect to receive only FNB stock or only cash, the stock and cash merger consideration will be allocated among the Rowan shareholders. Accordingly, there is a risk that Rowan shareholders who elect only cash or only FNB common stock will not receive the form of merger consideration requested.

  The Value of the Stock Merger Consideration Will Vary with Changes in FNB's Stock Price

   Each share of Rowan common stock will be converted in the merger into the right to receive cash, shares of FNB common stock or a combination of cash and FNB common stock. The price of FNB common stock when the merger is completed may vary from its price at the date of this proxy statement/prospectus and at the date of Rowan's shareholders' meeting. These variations in the price of FNB common stock may result from changes in the business, operations or prospects of FNB, regulatory considerations, general market and economic conditions and other factors. At the time of the Rowan shareholders' meeting, you will not know the exact value of the FNB shares to be received when the merger is completed.

  The Merger May Have an Adverse Effect on Operating Results

   The merger involves the combination of two companies that have previously operated independently. A successful combination of the companies' operations will depend primarily on FNB's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Difficulties may be encountered in combining the operations of FNB and Rowan, including:
  .   the loss of key employees and customers,
  .   disruptions to our businesses,
  .   possible inconsistencies in standards, control procedures and policies,
  . unexpected problems with costs, operations, personnel, technology or credit, and
  . the assimilation of new operations, sites and personnel possibly diverting resources from regular banking operations.

Further, we may be unable to realize fully any of the potential cost savings we expect to achieve. Any cost savings that are realized may be offset by losses in revenues or other changes to earnings.

   Finally, there are risks and uncertainties relating to an investment in FNB common stock or to economic conditions and regulatory matters generally that should affect other financial institutions in similar ways. These aspects are discussed under "Forward-Looking Statements" and "Regulation and Supervision."

                             ROWAN ANNUAL MEETING

General

   This proxy statement/prospectus is first being mailed by Rowan to the
holders of Rowan common stock, no par value, on or about April       , 2002,
and is accompanied by the notice of the Rowan annual meeting and a form of proxy that is solicited by the Board of Directors of Rowan for use at the Rowan
annual meeting, to be held on              , 2002, at       :        .m., local
time, at Rowan Bank, 200 North Main Street, China Grove, North Carolina, and at any adjournments or postponements of that meeting.

Matters to Be Considered

   The purposes of the Rowan annual meeting are:

  .   to approve the plan of merger (Proposal 1),

  .   to elect three members of the Board of Directors (Proposal 2),

  . to consider a proposal to ratify the appointment of KPMG LLP as independent public accounts of Rowan for 2002 (Proposal 3), and

  . to act on any other matters that may properly be submitted to a vote at the Rowan annual meeting.

Rowan shareholders may also be asked to vote upon a proposal to adjourn or postpone the Rowan annual meeting. Rowan could use any adjournment or postponement of the Rowan annual meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the plan of merger.

Proxies

   The accompanying form of proxy is for your use at the Rowan annual meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised, by submitting to the Secretary of Rowan written notice of revocation or a properly executed proxy having a later date, or by attending the Rowan annual meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Rowan proxies should be addressed to Rowan Bancorp, Inc., 200 North Main Street, China Grove, North Carolina 28023-0093, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in these proxies. If you make no specification, your proxy will be voted in favor of approval of the plan of merger, in favor of electing all nominees for director and in favor of ratifying the appointment of KPMG LLP as Rowan's independent public accountants for 2002.

   The Rowan Board of Directors is unaware of any other matters that may be presented for action at the Rowan annual meeting. If other matters do properly come before the Rowan annual meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval of the plan of merger will be voted in favor of any adjournment or postponement of the Rowan annual meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

   Rowan will bear the entire cost of soliciting proxies from Rowan shareholders. In addition to the solicitation of proxies by mail, Rowan will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. Rowan will reimburse those record holders for their reasonable expenses in so doing. In addition to the solicitation by mail, directors, officers or employees of Rowan Bank SSB, Inc., Rowan's subsidiary, may solicit proxies by telephone, facsimile or in person without receiving additional compensation.

Record Date and Voting Rights

   Rowan has fixed              , 2002 as the record date for determining those
Rowan shareholders entitled to notice of and to vote at the Rowan annual meeting in accordance with the provisions of the North Carolina Business Corporation Act and Rowan's bylaws. Accordingly, only holders of shares of Rowan common stock of record at the close of business on the Rowan record date will be entitled to notice of and to vote at the Rowan annual meeting. At the
close of business on the record date, there were        shares of Rowan common
stock outstanding held by approximately        holders of record. The presence,
in person or by proxy, of shares of Rowan common stock representing a majority of Rowan shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Rowan annual meeting. Each share of Rowan common stock outstanding on the record date entitles its holder to one vote.

   Shares of Rowan common stock held by persons attending the meeting but not voting, and shares of Rowan common stock for which Rowan has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Rowan annual meeting for purposes of determining the presence or absence of a quorum for transacting business at the Rowan annual meeting. Brokers who hold shares of Rowan common stock in nominee or "street" name for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Rowan annual meeting without specific instructions from those customers.

   The proposals require different percentages of votes to approve them:

  . Approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Rowan common stock entitled to vote at the Rowan annual meeting.

  . Electing the nominees for director requires a plurality of the votes cast at the meeting.

  . Ratification of the appointment of KPMG LLP as Rowan's independent public accountants requires the affirmative vote of a majority of the votes cast at the annual meeting.

   Because approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Rowan common stock entitled to vote at the Rowan annual meeting, abstentions and broker nonvotes will have the same effect as votes against approval of the plan of merger. Accordingly, the Rowan Board of Directors urges Rowan shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed white postage-paid envelope.

   As of the record date, directors and executive officers of Rowan
beneficially owned        shares of Rowan common stock, giving them the right
to exercise approximately       % of the voting power of the Rowan common stock
entitled to vote at the Rowan annual meeting. On the basis of the unanimous approval of the merger agreement by the Rowan Board, we currently expect that the shares of Rowan common stock beneficially owned by each director and executive officer of Rowan will be voted for approval of the plan of merger and the transactions contemplated by the merger agreement. [As of the record date, Rowan's subsidiary, Rowan Bank, as fiduciary, custodian or agent, held a total
of        shares of Rowan common stock, representing approximately       % of
the shares entitled to vote at the Rowan annual meeting. Rowan Bank maintained
sole or shared voting power with respect to        of these shares.]

   For additional information about beneficial ownership of Rowan common stock by individuals and entities owning more than 5% of that stock and more detailed information about beneficial ownership of Rowan common stock by directors and executive officers of Rowan, see "Information about Rowan."

Recommendations of the Rowan Board

   The Rowan Board of Directors has unanimously approved the agreement and plan of merger and the transactions contemplated by the merger agreement. The Rowan Board believes that the merger is in the best interests of Rowan and its shareholders, and recommends that the Rowan shareholders vote "FOR" approval of the plan of merger.

   The Rowan Board also recommends that you vote "FOR" electing all nominees for director presented in Proposal 2 and "FOR" ratifying the appointment of KPMG LLP as Rowan's independent public accountants presented in Proposal 3.

   See "The Merger--Recommendation of the Rowan Board and Reasons for the Merger" for a more detailed discussion of the Rowan Board's recommendation with regard to the plan of merger.

                                  THE MERGER

   The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire proxy statement/prospectus and the merger agreement completely and carefully. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

General

   The Boards of Directors of each of FNB and Rowan have unanimously approved the agreement and plan of merger. We expect to complete the merger early in the third quarter of 2002. In the merger, FNB Acquisition Corp., a wholly owned subsidiary of FNB formed for the purpose of the merger, will be merged with and into Rowan. Rowan, which will be the surviving corporation in the merger and a wholly owned subsidiary of FNB, will immediately thereafter be merged with and into FNB. Rowan's separate existence will cease and its subsidiary, Rowan Bank, will become a direct, wholly owned subsidiary of FNB.

   In the merger, each outstanding share of Rowan common stock will be converted into the right to receive:

  .   $36.00 in cash, without interest, or

  .   2.3715 shares of FNB common stock, or

  .   $19.80 in cash, without interest, and 1.067175 shares of FNB common stock.

FNB will not issue any fractional shares of FNB common stock in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of FNB common stock you would otherwise be entitled to receive.

   The following shares of Rowan common stock will not be converted in the merger and will not be entitled to receive the merger consideration described above:

  . Rowan shares held by shareholders who have not voted in favor of the plan of merger and have properly given written notice of their intent to demand payment for their shares in accordance with Article 13 of the North Carolina Business Corporation Act and have preserved their right to receive payment for their shares by taking within the prescribed time periods the actions required by Article 13, and

  . Rowan shares held by Rowan or FNB or any of their subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted.

   The total aggregate amount of consideration to be received by Rowan
shareholders in the merger is approximately $     million. This amount is based
on the exchange of 45% of the outstanding shares of Rowan common stock for FNB common stock and the remaining 55% for cash, the closing price of the FNB
common stock on April       , 2002 and the exchange ratio of 2.3715. After the
merger, former holders of shares of Rowan common stock that are converted into
FNB shares will hold about       % of the outstanding shares of FNB common
stock.

Background of the Merger

   The Rowan Board has been engaged since the fall of 2001 in assessing the strategic position of Rowan and Rowan Bank in light of recent federal legislation affecting financial institutions, the increased competition faced by community financial institutions, such as Rowan and Rowan Bank, the consolidation of the financial services industry and the cost of developing the delivery system for products and services that would permit Rowan Bank to become a stronger competitor. In this process, the Board considered various options available to Rowan and Rowan Bank, including continued independence, future expansion and potential business combinations. The Rowan Board concluded that a combination with another community-oriented financial institution would provide the greatest potential for enhancing the long-term return to Rowan's shareholders while at the same time assuring that the communities served by Rowan Bank would continue to be provided with personalized, community-oriented banking services.

   Rowan management has been contacted in the past by various community financial institutions and has had preliminary, nonbinding discussions on a theoretical basis regarding the possibility of combining with another institution. In October 2001, Rowan received proposals from two financial institutions located in North Carolina to combine with those institutions, in one case through a share exchange and in the other through a corporate reorganization. In light of these events, the Board retained Trident on October 15, 2001, to act as its financial advisor in helping it focus on a strategy the Board believed would be in the best interests of Rowan, Rowan Bank and its customers, the communities served by Rowan Bank and the Rowan shareholders.

   In October 2001, Trident engaged in discussions with the two financial institutions that had submitted proposals to Rowan. Trident prepared a market value analysis of Rowan and studied comparable transactions, which resulted in a range of values for Rowan showing that the two proposals received by Rowan were below or at the bottom of the range. At the direction of the Board, Trident then had preliminary confidential discussions with additional parties who indicated an interest in making a proposal to Rowan and Rowan Bank. As a result of those discussions, Trident received indications of interest from FNB and one other North Carolina financial institution.

   On December 19, 2001, Trident presented its report to the Rowan Board in which it analyzed and summarized the proposals of FNB and two of the other three institutions that had previously made a proposal or indicated an interest in doing so. The third institution, which had made a proposal in October 2001, withdrew its proposal prior to December 19, 2001.

   As a result of Trident's presentation, FNB was invited to perform a preliminary due diligence review of the books and records of Rowan and Rowan Bank to determine whether FNB's proposal would be modified as a result of its review. FNB engaged in this preliminary due diligence investigation in late December 2001, and members of FNB management met with the Rowan Board on December 21, 2001. As a result of its investigation, FNB communicated to Rowan on January 2, 2002 its continued interest in combining with Rowan.

   On January 5, 2002, the Rowan Board held a special meeting to hear a presentation from Trident regarding the results of FNB's preliminary due diligence review. The Board determined to proceed with the FNB proposal and to advise the other two institutions of Rowan's decision to proceed exclusively with another party.

   In January 2002, each of FNB and Rowan conducted, with the help of its legal and financial advisors, a due diligence investigation of the other. Simultaneously, FNB's and Rowan's legal advisors began to draft and negotiate the documentation with respect to the proposed merger. During this period, the senior managements of FNB and Rowan were separately briefed on the findings of their teams in their due diligence investigations. The parties and their financial advisors discussed the financial and other terms of the proposed merger frequently during this period.

   On February 5, 2002, the FNB Board held a special meeting at which senior management of FNB reviewed its discussions and negotiations with Rowan regarding a possible merger, as well as the results of its due diligence investigation of Rowan. Senior management of FNB and Keefe, Bruyette & Woods, FNB's financial advisor, presented financial information with respect to Rowan and the proposed merger to the FNB Board. Keefe, Bruyette & Woods rendered its oral opinion that, as of that date, the merger consideration set forth in the merger agreement was fair to FNB shareholders from a financial point of view. Also at this meeting, the FNB Board reviewed the terms of the merger agreement and option agreement and the legal standards applicable to its decision to approve the merger agreement and the option agreement and the transactions contemplated by those agreements. After questions by and discussion among the members of the FNB Board, and after consideration of the factors described under "--FNB's Reasons for the Merger," the FNB Board voted unanimously, on February 5, 2002, to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the option agreement.

   On February 11, 2002, the Rowan Board held a special meeting at which Rowan's management, legal counsel and financial advisors reviewed their discussions and negotiations with FNB regarding a possible merger, as well as the results of their due diligence investigation of FNB. Management of Rowan and Trident presented financial information with respect to FNB and the proposed merger to the Rowan Board. Trident rendered its oral opinion that, as of that date, the payment to be received by the Rowan shareholders in the merger was fair to Rowan shareholders from a financial point of view. Also at this meeting, the Rowan Board reviewed with counsel to Rowan the terms of the merger agreement and option agreement and the legal standards applicable to its decision to approve the merger agreement and the option agreement and the transactions contemplated by those agreements. After questions by and discussion among the members of the Rowan Board, and after consideration of the factors described under "--Recommendation of the Rowan Board and Reasons for the Merger," the Rowan Board voted unanimously, on February 11, 2002, to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the option agreement.

   FNB and Rowan entered into the merger agreement and the option agreement on February 11, 2002.

Recommendation of the Rowan Board and Reasons for the Merger

   The Rowan Board of Directors believes that the merger is fair to and in the best interests of Rowan and Rowan's shareholders. Accordingly, the Rowan Board has unanimously approved the agreement and plan of merger and unanimously recommends that Rowan shareholders vote "FOR" approval of the plan of merger and the transactions contemplated by the merger agreement, including the merger.

   The Rowan Board of Directors believes that completing the merger with FNB will create greater shareholder value for Rowan's shareholders in the future and greater value than Rowan might achieve as an independent company.

   The Board's conclusion that the merger agreement is in the best interests of the Rowan shareholders was based on the directors' consideration of the following factors:

  .   The financial terms of the proposed merger agreement.

  . The outcome of the competitive bidding process in which all companies determined to be interested and able were invited to submit proposals.

  . A comparison of the terms of the agreement with comparable transactions in North Carolina and elsewhere.

  . Information concerning the business, financial condition, results of operations and prospects of FNB.

  . Competitive factors and trends toward consolidation in the banking industry.

  . The Board's review with its legal and financial advisors of the provisions of the agreement, including the expected tax consequences of the merger to Rowan and its shareholders.

  . Trident's opinion that the consideration to be received under the merger agreement is fair from a financial point of view to the holders of Rowan common stock. See "--Opinion of Rowan's Financial Advisor."

  . Alternatives to acquisition, including continued operation as an independent company, in light of possible economic conditions and likely prospects of Rowan, banking markets, the competitive environment and the economy generally.

  . The value to be received by the Rowan shareholders in relation to the historical trading prices, book value and earnings per share of Rowan common stock.

   The Board also considered provisions made in the merger agreement for benefits to employees, management and members of the Board. The Board concluded that those terms were fair and reasonable.

   While Rowan's directors considered the foregoing and other factors individually, the Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the agreement based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement is in the best interests of Rowan's shareholders.

Opinion of Rowan's Financial Advisor

   Rowan retained Trident to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Rowan, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Rowan common stock, of the consideration as set forth in the agreement. Trident is a nationally recognized specialist for the financial services industry, in general, and for thrifts in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Rowan selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

   Trident delivered an opinion dated February 11, 2002 that the consideration was fair to Rowan shareholders, from a financial point of view, as of the date of the opinion. Trident updated its February 11, 2002 opinion as of the date of this proxy statement/prospectus. No limitations were imposed by Rowan on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

   The full text of Trident's written opinion to the Rowan board of directors, dated as of the date of this proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement/prospectus. The following summary of Trident's opinion is qualified in its entirety by reference to the full text of the opinion. Trident's opinion is addressed to the Rowan board of directors and does not constitute a recommendation to any shareholder of Rowan as to how such shareholder should vote at the Rowan annual meeting described in this proxy statement/prospectus.

   Trident, in connection with rendering its opinion:

  . reviewed internal financial and other information and certain publicly available information concerning Rowan, including its Annual Reports to Shareholders for each of the years ended December 31, 2000 and December 31, 1999;

  . reviewed FNB's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000 and December 31, 1999, including the audited financial statements contained therein, FNB's Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 2001, June 30, 2001 and March 31, 2001, and certain other financial information for the year and quarter ended December 31, 2001;

  . reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Rowan and FNB provided to Trident or publicly available;

  . participated in meetings and telephone conferences with members of senior management of Rowan and FNB concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

  . reviewed certain stock market information for Rowan common stock and FNB common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

  . compared the results of operations and financial condition of Rowan and FNB with that of certain companies which Trident deemed to be relevant for purposes of its opinion;

  . reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of its opinion;

  . reviewed the merger agreement and its schedules and certain related documents; and

  .   performed such other reviews and analyses as Trident deemed appropriate.

   The oral and written opinions provided by Trident to Rowan were necessarily based upon economic, monetary, financial market and other relevant conditions as of their respective dates.

   In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Rowan and FNB to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Rowan and FNB with the input of their respective managements, as well as projections of cost savings and operating synergies, Trident assumed that this information reflects the best available estimates and judgments of Rowan and FNB as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither Rowan nor FNB publicly discloses such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Rowan. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Rowan and FNB. Accordingly, actual results could vary significantly from those set forth in the respective projections.

   Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Rowan and FNB are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Rowan or FNB, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Rowan, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Rowan, Trident adjusted the data to reflect full dilution, i.e., the effect of the exercise of all outstanding stock options. In particular, Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

   In connection with rendering its opinion to Rowan's board of directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. This summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

  Comparable Transaction Analysis

   Trident reviewed and compared actual information for groups of comparable pending and completed thrift merger transactions (through February 4, 2002) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the median ratios of (i) price to last twelve months earnings, (ii) price to tangible book value, (iii) capital adjusted price to tangible book value, (iv) tangible book value premium to core deposit ratio, and (v) transaction premium to current trading price for each of the following 12 comparable transaction groups:

  . all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median").

  . all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median").

  . all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median").

  . all Southeast thrift acquisitions announced within the preceding 12 months ("Southeast Recent Median").

  . all North Carolina thrift acquisitions announced within the preceding 12 months ("North Carolina Recent Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $75-$175 Million ("Assets $75mm-$175mm Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $10-$30 Million ("Deal Size $10mm-$30mm Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 0.50%-0.70% ("ROAA 50bp-70bp Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 6%-9% ("ROAE 6%-9% Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 8%-10% ("Tangible Capital 8%-10% Median").

  . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with nonperforming assets as a percentage of total assets of 0.75%-1.75% ("NPAs 0.75%-1.75% Median").

  . Trident also selected ten thrift acquisitions announced since July 18, 2000 involving sellers that Trident believed were most comparable to Rowan in terms of asset size, tangible capital, profitability, and market area (the "Guideline Transactions").

   The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

                                         Median Price to
                                         --------------  Capital Adj.     TBV      Premium/
                                Number    LTM     Tang.  Price/Tang.  Premium/Core Trading
                               of Trans. EPS(2)   Book     Book (3)   Deposits (4)  Price
                               --------- ------   -----  ------------ ------------ --------
All Recent Median.............    50     22.2x    140.3%    162.4%         6.9%      40.8%
Last 90 Days Median...........     7     24.8x    143.2%    137.2%         7.6%      21.8%
All Pending Median............    23     26.2x    144.3%    164.2%         7.1%      42.7%
Southeast Recent Median.......     6     26.4x    125.0%    161.5%         6.1%      41.3%
North Carolina Recent Median..     3     26.6x    112.0%    141.2%         4.0%      51.2%
Assets $75mm-$175mm Median....    13     17.0x    127.8%    145.2%         3.6%      45.2%
Deal Size $10mm-$30mm Median..     9     19.5x    139.1%    145.2%         6.2%      39.1%
ROAA 50bp-70bp Median.........    13     25.6x    139.8%    162.4%         8.1%      39.1%
ROAE 6%-9% Median.............     7     17.8x    116.4%    121.3%         4.6%      57.9%
Tangible Capital 8%-10% Median     8     22.6x    136.9%    160.6%         6.6%      41.5%
NPAs 0.75%-1.75% Median.......    12     19.6x    144.3%    181.9%         6.9%      51.7%
Guideline Transactions........    10     24.8x    120.4%    151.4%         5.5%      35.8%
Rowan (1).....................           31.8x    217.0%    247.3%        15.7%      79.2%

--------
(1) Rowan pricing data based on assumed per share merger consideration of $35.84 and FNB's and Rowan's closing stock prices on February 8, 2002
(2) Last 12 months earnings per share
(3) Price and capital are adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate)
(4) Tangible book value premium as a percentage of core deposits

   Compared with the medians of the comparable groups, the value of the transaction indicates that the offer made to Rowan represents a higher value based on all parameters by which recent transactions are compared.

  Discounted Earnings Analysis

   Trident prepared a discounted earnings analysis with regard to Rowan's estimated value on a stand-alone basis, but including potential cost savings associated with a merger. This analysis utilized a range of discount rates of 13% to 15% and a range of terminal multiples of 10.0x to 12.5x. The analyses resulted in a range of present values of between $26.72 and $33.69 per share. Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates, cost savings opportunities and discount rates.

  Due Diligence Examination of FNB

   Trident reviewed its on-site due diligence examination of FNB. Trident examined FNB's historical balance sheets and income statements, along with recent operating results, holding company and bank board of director meeting minutes, regulatory examinations, and a variety of financial ratios through December 31, 2001. Trident discussed FNB's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest-rate risk, subsidiary activities, culture, use of technology, stock pricing, and other issues.

  Comparable Company Analysis

   Trident reviewed and compared stock market data and selected financial information for FNB with corresponding information for actively traded banks possessing similar financial and performance characteristics as FNB operating independently and the pro forma combined operations of FNB and Rowan. The comparison banks ("Comparable Groups") were grouped according to the parameters listed below:

                      Comparable Groups                      Companies in Group
                      -----------------                      ------------------
 Median for All U.S. Banks..................................        441
 Median for Southeast Banks.................................         99
 Median for North Carolina Banks............................         20
 Median for Banks with Assets-$500 Million-$700 Million.....         69
 Median for Banks with Market Capitalization-$70-$90 Million         35
 Median for Banks with Return on Average Assets-110bp-120bp.         58
 Median for Banks with Return on Average Equity-10%-12%.....         76
 Median for Banks with Tangible Capital Median-9%-11%.......         56
 Median for Guideline Companies*............................         11

--------
* Consists of actively traded banks selected by Trident and having similar asset size, tangible capital levels, and return on equity to FNB (stand-alone and pro forma).

   The table below represents a summary analysis of all of the comparable groups based on market prices as of February 6, 2002 (February 8, 2002 for FNB) and the latest publicly available financial data as of or for the 12 months ended September 30, 2001:

                                                   All
                                               Comparable
                                                 Groups
                                              ------------       FNB          FNB
                                              Mean   Median (Stand-Alone) (Pro forma)
                                              ----   ------ ------------- -----------
Price to last twelve months reported earnings 13.4x  13.4x      11.3x        11.8x
Price to last twelve months core earnings.... 13.6x  13.4x      11.3x        11.8x
Price to fiscal year 2002 earnings (est.).... 11.6x  12.0x      10.4x        10.6x
Price to book value.......................... 149.3% 154.6%     128.1%       124.2%
Price to tangible book value................. 156.6% 157.4%     128.1%       155.4%
Price to assets..............................  13.7%  13.4%      12.1%        11.3%
Dividend yield...............................   3.0%   3.0%       3.2%         3.2%
Return on average assets (last twelve months)  1.11%  1.12%      1.15%        1.03%
Return on average equity (last twelve months)  12.1%  11.9%      11.6%        10.8%

   The analysis reveals that FNB, stand-alone and pro forma, is trading at a discount to its peers on all methods of price to earnings, price to book value, price to tangible book value and price to assets. FNB's dividend yield is also superior to that of its peer groups. FNB's stand-alone returns on average assets and equity are consistent with those of its peer group while pro forma returns on average assets and equity are less than those of its peers.

   Based on the aforementioned analyses and Trident's experience with numerous mergers involving thrift institutions, it is Trident's opinion that the merger consideration to be received by Rowan shareholders in the merger is fair from a financial point of view.

   No company used as a comparison in the above analyses is identical to Rowan, FNB or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume or price of the companies to which Rowan, FNB and the combined entity are being compared.

   In connection with the delivery of its opinion dated as of the date of this proxy statement/prospectus, Trident performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion.

   For its financial advisory services provided to Rowan, Trident has been paid fees of $60,000 to date and will be paid an additional fee that will amount to 2.00% of the aggregate consideration received by Rowan shareholders (less the $60,000 previously paid) at the time of closing of the merger. In addition, Rowan has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Rowan's behalf, and to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

   Trident, directly or through McDonald Investments, Inc., is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Rowan and FNB. As a market maker, Trident may also have purchased and sold the securities of Rowan and FNB for Trident's own account and for the accounts of its customers. Additionally, Trident served as Rowan's sales agent in its mutual-to-stock conversion in 1993, and received total fees and commissions of $210,000 for that transaction.

FNB's Reasons for the Merger

   The FNB Board believes that the merger is in the best interests of FNB and its shareholders because it presents an important opportunity for FNB to increase shareholder value through growth by acquiring a profitable, well-managed financial institution in a market that FNB believes is poised for growth and is a natural expansion of FNB's existing markets.

   In reaching its decision to approve the agreement and plan of merger, the FNB Board consulted with management of FNB, as well as with its financial and legal advisors, and considered the following factors:

  . The FNB Board's familiarity with and review of Rowan's business, operations, financial condition, earnings and prospects.

  . The pro forma and prospective financial impact of the acquisition upon FNB.

  . The business, operations, financial condition, earnings and prospects of each of FNB and Rowan. In making its determination, the FNB Board took into account the results of FNB's due diligence review of Rowan's business.

  .   The complementary nature of the businesses of FNB and Rowan.

  . The current and prospective economic and competitive environments facing financial institutions, including FNB.

  . The FNB Board's belief that a combination of FNB and Rowan will enhance the combined company's ability to grow and to compete effectively with other, and larger, bank holding companies in south central North Carolina.

  . The belief of senior management of FNB and the FNB Board that FNB and Rowan share a common vision with respect to delivering financial performance and shareholder value and that their managements and employees possess complementary skills and expertise.

  . The structure of the merger, the terms of the merger agreement and that the merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes.

  . The opinion of Keefe, Bruyette & Woods to the FNB Board that the merger consideration is fair to the FNB shareholders from a financial point of view.

  . The likelihood of the merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger."

  . Consideration of the effect of the merger on FNB's other constituencies, including the customers and communities served by FNB and its employees.

   This discussion of the information and factors considered by the FNB Board includes all material factors considered by the FNB Board. In reaching its determination to approve and recommend the merger, the FNB Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Changing the Method of Effecting the Merger

   FNB may, at any time, restructure the merger so that Rowan is merged with and into FNB Acquisition Corp. or with and into FNB. However, no change or restructuring may alter or change the amount or kind of consideration to be received by the holders of Rowan in the merger or adversely affect the tax treatment of Rowan shareholders as a result of receiving the merger consideration.

Conversion of Stock

   At the effective time of the merger, each share of Rowan common stock outstanding, other than the shares described in the next sentence, will be converted into the right to receive either $36.00 in cash, without interest, or
2.3715 shares of FNB common stock, or a combination of cash and FNB common stock. Shares of Rowan common stock held by Rowan shareholders who exercise and perfect their dissenters' rights under North Carolina law and shares of Rowan common stock held by FNB or Rowan or any subsidiary of either company, except for shares held in a fiduciary capacity or as a result of debts previously contracted, will not be converted into shares of FNB common stock.

   If FNB changes the number of shares of FNB common stock outstanding prior to the effective time of the merger as a result of a stock dividend, stock split, reclassification, recapitalization, combination, exchange of shares or similar transaction, an appropriate adjustment to the exchange ratio will be made. This adjustment insures that the consideration to be received by Rowan shareholders will not be affected by a stock dividend, stock split or the like.

   Because the exchange ratio is fixed and because the market price of FNB common stock prior to the effective time may fluctuate, the value of the shares of FNB common stock that holders of Rowan common stock may receive in the merger may increase or decrease prior to and following the merger.

   Each outstanding share of Rowan common stock owned by FNB, Rowan or any of their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, will be canceled at the effective time and will cease to exist. No FNB common stock or other consideration will be delivered in exchange for these canceled shares.

   Each share of FNB common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of FNB common stock immediately after the consummation of the merger.

   Each share of common stock of FNB Acquisition Corp. issued and outstanding immediately prior to the effective time will be converted in the merger into one share of common stock of Rowan, as the surviving corporation in the merger. As a result, Rowan will become a wholly owned subsidiary of FNB. Immediately after the merger, however, Rowan will be merged with and into FNB and its separate existence will cease.

Treatment of Options

   At the effective time of the merger, each option to purchase shares of Rowan common stock outstanding and unexercised immediately prior to the effective time will become an option to purchase FNB common stock, with the following adjustments:

  . The number of shares of FNB common stock subject to each former Rowan stock option will be equal to the number of shares of Rowan common stock subject to the option immediately prior to the merger multiplied by the exchange ratio of 2.3715, rounded down to the nearest whole share.

  . The exercise price per share of FNB common stock subject to each former Rowan option will be equal to the exercise price per share of Rowan common stock subject to the option immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

   The duration and other terms of each new option will be the same as the original Rowan option. Stock options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Code so they may continue as incentive stock options.

   Because the merger is a "change in control" within the meaning of the Rowan stock option plans and the agreements evidencing the options granted under the plans, each holder of an option to purchase Rowan shares may elect, within 30 days after the merger is completed, to surrender his or her option in exchange for a cash payment equal to the amount by which the fair market value of the shares of Rowan common stock then subject to the option exceeds the aggregate exercise price of the option. This election may not be made, however, by those option holders, if any, whose options have an exercise price in excess of the market value of the Rowan common stock.

Cash or Stock Election

   Under the terms of the merger agreement, Rowan shareholders may elect to convert their shares into cash, FNB common stock or a combination of cash and FNB common stock. All elections of Rowan shareholders are subject to the provisions of the merger agreement. The merger agreement provides that the number of shares of Rowan common stock to be converted into FNB common stock in the merger must be 45% of the total number of shares of Rowan common stock issued and outstanding on the date of the merger and contains allocation and proration procedures to accomplish this result. We are not making any recommendation as to whether Rowan shareholders should elect to receive cash or FNB common stock in the merger. Each Rowan shareholder must make his or her own decision with respect to the election.

   It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. Therefore, the merger agreement describes the procedures to be followed if Rowan shareholders in the aggregate elect to receive more or less of the FNB common stock than FNB has agreed to issue. A summary of these procedures follows:

  . Mixed Elections: Rowan shareholders who elect to receive 1.067175 shares of FNB common stock and $19.80 in cash for each share of Rowan common stock they own will have their elections filled.

  . When Stock Is Oversubscribed: If Rowan shareholders elect to receive more FNB common stock than FNB has agreed to issue in the merger, then all Rowan shareholders who have elected to receive only cash or who have made no election will receive cash for their Rowan shares and all shareholders who elected to receive only FNB common stock will receive a pro rata portion of the available FNB shares plus cash for those shares not converted into FNB common stock.

  . When Stock Is Undersubscribed: If Rowan shareholders elect to receive fewer shares of FNB common stock than FNB has agreed to issue in the merger, then all Rowan shareholders who have elected to receive only FNB common stock will receive FNB common stock and those shareholders who have elected only cash or have made no election will be treated in the following manner:

     . If the number of shares held by Rowan shareholders who have made no election is sufficient to make up the shortfall in the number of FNB shares that FNB has agreed to issue, then all Rowan shareholders who elected only cash will receive cash and those shareholders who made no election will receive both cash and FNB common stock in whatever proportion is necessary to make up the shortfall.

     . If the number of shares held by Rowan shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into FNB common stock and those Rowan shareholders who elected to receive only cash will receive cash and FNB common stock in whatever proportion is necessary to make up the shortfall.

   Notwithstanding these rules, for the tax opinion described under "--Material Federal Income Tax Consequences" to be rendered, it may be necessary for FNB to reduce the number of shares of Rowan common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Rowan common stock that will be converted into FNB common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of FNB common stock than they have elected.

   No guarantee can be made that if you elect to receive only FNB common stock or only cash that you will receive precisely what you requested. As a result of the allocation procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, if you elect to receive all cash, you may receive some stock and if you elect to receive all stock, you may receive some cash.

Election Procedures; Surrender of Stock Certificates

   You should have received an election form along with this proxy statement/prospectus. Each election form entitles you to elect to receive cash, FNB common stock, or the combination of cash and stock described above.

   To make an effective election, you must submit a properly completed election form to First National Bank and Trust Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., North Carolina
time, on              , 2002. An election form will be deemed properly
completed only if accompanied by stock certificates representing all shares of Rowan common stock covered by the election form or an appropriate guarantee of delivery of the certificates. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically and stock certificates returned if the merger agreement is terminated.

   If certificates for Rowan common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Rowan shares may be properly exchanged provided that:

  . the exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States,

  . the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this proxy statement/prospectus (delivered by hand, mail or facsimile transmission), and

  . the exchange agent receives within three business days after the election deadline the certificates for all exchanged Rowan shares, together with a properly completed and duly executed election form and any other documents required by the election form.

   Rowan shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Rowan common stock designated as non-election shares. Rowan stock certificates represented by elections that have been revoked will be promptly returned without charge to the Rowan shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and FNB common stock among the Rowan shareholders according to the allocation procedures described above.

   After the completion of the merger, the exchange agent will mail to Rowan shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Rowan common stock certificates for the merger consideration. Until you surrender your Rowan stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any FNB common stock into which your Rowan shares have been converted. When you surrender your Rowan stock certificates, FNB will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Rowan common stock. Rowan stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

   No fractional shares of FNB common stock will be issued to any holder of Rowan common stock upon consummation of the merger. For each fractional share that would otherwise be issued, FNB will pay cash in an amount equal to the holder's fractional interest multiplied by the last sale price of FNB common stock on the Nasdaq National Market System as reported by The Wall Street Journal for the last trading day immediately preceding the date of the effective time of the merger. No interest will be paid or accrued on cash payable to holders of Rowan common stock in lieu of fractional shares. No shareholder of Rowan will be entitled to dividends, voting rights or any other rights as a shareholder of FNB in respect of any fractional shares.

   None of FNB, Rowan or any other person will be liable to any former holder of Rowan common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   If a certificate for Rowan common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Rowan common stock with the conditions reasonably imposed by the exchange agent or FNB. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and FNB.

   For a description of FNB common stock and a description of the differences between the rights of the holders of Rowan common stock, on the one hand, and holders of FNB common stock, on the other hand, see "Description of FNB Common Stock" and "Comparison of Shareholders' Rights."

Effective Time

   The effective time of the merger will be the time and date set forth in the articles of merger that will be filed with the Secretary of State of the State of North Carolina on the closing date of the merger. The closing date will occur on a date to be specified by the parties. FNB and Rowan each anticipate that the merger will be consummated early in the third quarter of 2002. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, FNB and Rowan will obtain those approvals or that FNB and Rowan will complete the merger. If the merger is not completed on or before September 30, 2002, either FNB or Rowan may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party set forth in the merger agreement. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

Representations and Warranties

   Both FNB and Rowan have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the merger agreement attached to this document as Appendix
A. These representations and warranties generally must be true and correct at the time of the completion of the merger except for changes that are not, in the aggregate, material and adverse to a party's consolidated business, financial condition, prospects, assets or operations. See "--Conditions to Consummation of the Merger."

Conduct of Business Pending the Merger

   Pursuant to the merger agreement, prior to the effective time, Rowan has agreed to carry on its business in the regular and usual course in substantially the same manner as it conducted its business prior to February 11, 2002, the date of the merger agreement. In addition, Rowan has agreed that each of it and its subsidiary, Rowan Bank, will:

  . Make all reasonable efforts to preserve intact its business organization and advantageous business relationships and to retain the services of its officers and employees.

  .   Maintain its properties and equipment.

  . Maintain its books of account and records in the usual and regular manner consistent with sound business practices.

  .   Comply with all applicable laws.

  . Continue to maintain in force all insurance that is required by law and is reasonable and adequate to its operations and business.

  . Not change its existing loan underwriting guidelines, policies or procedures except as required by law.

  . Promptly provide to FNB the information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB may reasonably request.

   Further, except as permitted by the merger agreement or with FNB's consent, Rowan has agreed that neither it nor Rowan Bank will:

  .   Change its governing documents.

  . Make any change in or additions to its authorized capital stock or issue, sell, purchase, redeem, reclassify, combine or split any shares of its capital stock. This restriction does not apply to the exercise of Rowan stock options outstanding as of February 11, 2002.

  . Grant, issue or amend any options, warrants, calls or other rights to acquire shares of its capital stock.

  . Declare or pay any dividend other than, in the case of Rowan, its regularly scheduled semi-annual regular dividend in the amount of $.20 per share of Rowan common stock.

  . Increase in any manner the compensation or benefits of any of its directors, officers, employees or consultants, except as provided in the merger agreement.

  . Except as required by law, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any current or former director, officer, employee or consultant.

  . Make contributions to Rowan's 401(k) plan other than contributions in accordance with the terms of the plan at February 11, 2002.

  . Enter into or become bound by any contract or commitment to any labor or trade union or association or any collective bargaining group.

  . Make any changes in its accounting methods, practices, procedures or policies, except as required by generally accepted accounting principles or government regulations.

  . Acquire or agree to acquire a branch office or substantially all of the assets of another person or entity or open or take steps to open a new branch office.

  . Change in any material respect its business or the conduct of its business.

  . Encourage, solicit or attempt to initiate discussions, negotiations or offers with or from a third party relating to a merger or other acquisition of Rowan or a significant part of its assets or the purchase or acquisition of Rowan common stock, or provide information to any third party concerning Rowan or its business that is not customarily disclosed to the public or give a third party access to its properties, facilities, books or records.

  . Sell or agree to sell all or any significant part of its assets to a third party.

  . Except for transactions in the ordinary course of business or pursuant to contracts or commitments permitted by the merger agreement, enter into contracts for the purchase or sale of assets, goods or services.

  . Other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or incur any other obligation or liability.

  . Other than in the ordinary course of business and except as permitted by the merger agreement, mortgage, pledge or subject any of its assets to any lien or encumbrance or permit any of its assets to become or remain subject to any lien or encumbrance.

  . Waive, release or compromise any material rights except in good faith and for fair value.

  . Make any change in its deposit policies or take any actions designed to decrease materially the aggregate level of its deposits.

   Each of FNB and Rowan has agreed to use its best efforts in good faith to cause the merger to be completed, including obtaining the regulatory approvals necessary to consummate the merger and preparing and filing all necessary applications and notices. Each of FNB and Rowan also agreed to give the other access to all of its properties, books, records and other information, subject to the restrictions and for the purposes set forth in the merger agreement. FNB and Rowan will consult with each other about their loan, litigation and real estate valuation policies and practices and Rowan will modify its policies and practices prior to the effective time in a manner agreed upon by FNB and Rowan. FNB and Rowan will also promptly advise each other about any material adverse changes in their financial condition, business, assets or prospects or the occurrence or potential occurrence of any event that could result in their representations being untrue or their covenants in the merger agreement being breached.

Conditions to Completion of the Merger

   Each party's obligation to complete the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

  .   Approval of the merger agreement by the shareholders of Rowan.

  . Receipt of all regulatory approvals required to consummate the merger and all those approvals remaining in full force and effect and all statutory waiting periods with respect to those approvals having expired.

  . Effectiveness of the registration statement of which this proxy statement/prospectus forms a part and no stop order suspending its effectiveness having been issued and no proceedings for that purpose having been initiated or threatened by the Securities and Exchange Commission.

  . Receipt of all required permits or authorizations of state securities or "blue sky" authorities and no stop orders or proceedings having been issued, initiated or threatened to suspend the effectiveness of any registration statement filed with a state securities authority with respect to the issuance of FNB common stock in the merger.

  . Authorization for listing on the Nasdaq National Market System of the shares of FNB common stock that are to be issued to Rowan shareholders upon completion of the merger.

  . No order, decree or injunction of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement will be in effect or threatened.

  . Receipt by FNB and Rowan of the opinion of counsel to FNB, Schell Bray Aycock Abel & Livingston P.L.L.C., or of another tax advisor, in form and substance satisfactory to FNB and Rowan, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization for federal income tax purposes.

  . The representations and warranties of the other party to the merger agreement will have been true and correct as of the date of the merger agreement and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date as though made anew on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct as of the closing date unless the change or changes causing those representations and warranties to no longer be true and correct would have a material adverse effect on the party making the representation.

  . Each party will have performed in all material respects all obligations required to be performed by it at or prior to the closing date.

  . Each party will have complied in all material respects with all applicable laws relating to the transactions contemplated by the merger agreement, including the merger.

  . There will have been no material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or Rowan, and no occurrence of any event or existence of any condition that could result in any such material adverse change.

  . Receipt by each of FNB and Rowan from the legal counsel of the other of written legal opinions addressing such legal matters as it may reasonably request.

  . Satisfaction of certain other conditions such as the delivery of various certifications by executive officers of FNB and Rowan.

   FNB's obligation to effect the merger is also subject to the following additional conditions that:

  . Rowan's stock option plan will have been amended in accordance with the provisions of the merger agreement.

  . All required consents to the assignment of Rowan's rights and obligations under any lease or contract material to its business will have been obtained.

   We cannot provide any assurance as to if or when the required regulatory approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before September 30, 2002, either FNB or Rowan may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement.

Regulatory Approvals Required for the Merger

   General. FNB and Rowan have agreed to use their best efforts in good faith to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, including the merger. These approvals include approval from the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. FNB and Rowan have filed the applications and made the notifications necessary to obtain the required regulatory approvals. The merger cannot proceed without those required regulatory approvals. There can be no assurance as to whether or when the required regulatory approvals will be obtained and, if obtained, there can be no assurance that such approvals will not be challenged. There likewise can be no assurance that the United States Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds or, if a challenge is made, the result of the challenge.

   FNB and Rowan are not aware of any other material governmental approvals or actions that are required prior to the completion of the merger other than those described below. If any additional governmental approvals or actions are required, FNB and Rowan presently intend to seek those approvals or actions. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

   Federal Reserve Board. The merger is subject to the prior approval of the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended. FNB and Rowan have filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not consummate the merger until 30 days after that approval. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days.

   In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board, among other things, will evaluate the adequacy of the capital levels of the parties to the proposed transaction.

   In addition, the Federal Reserve Board is prohibited from approving any transaction under the Bank Holding Company Act that would result in a monopoly, would further any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   North Carolina Commissioner of Banks. The merger is also subject to the approval of the North Carolina Commissioner of Banks. FNB and Rowan have filed the required application and notification with the Commissioner. In determining whether to approve the merger, the Commissioner must determine whether FNB is qualified by character, experience and financial responsibility to control Rowan and its subsidiary, Rowan Bank, in a legal and responsible manner. In making this determination, the Commissioner will consider FNB's financial and managerial resources, and the organizational structure and future prospects and plans for FNB and Rowan. The Commissioner will also consider whether the business and activities of FNB, or its officers, directors or any other person controlling, controlled by or under common control with FNB, will create a material deterioration of confidence in the safety, soundness and financial integrity of Rowan.

Material Federal Income Tax Consequences

   The following is a summary of the material U.S. federal income tax consequences of the merger applicable to Rowan shareholders. This summary is not a complete description of all of the tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and rulings, and judicial opinions, all as in effect on the date of this proxy statement/prospectus. The discussion may not apply to a shareholder's special or individual circumstances that may affect the tax consequences of the merger, such as Rowan shareholders, if any, who hold Rowan common stock other than as a capital asset, who received their Rowan shares upon the exercise of employee stock options or otherwise as compensation, who hold Rowan common stock as part of a "straddle" or "conversion transaction," or who are insurance companies, tax-exempt organizations, securities dealers, financial institutions or foreign persons. In addition, this summary does not address the tax consequences of the merger under state, local or foreign laws. You are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

   Neither FNB nor Rowan has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Completion of the merger is conditioned upon receipt by FNB and Rowan of an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C., or another tax advisor, concerning the material federal income tax consequences of the merger. The opinion, which will be based upon customary assumptions and factual representations, will be to the following effect:

  . the merger, together with the immediately subsequent merger of Rowan into FNB, will be treated as a single statutory merger of Rowan into FNB and a reorganization within the meaning of Section 368(a) of the Code,

  . no gain or loss will be recognized by FNB or Rowan by reason of the merger,

  . no gain or loss will be recognized by Rowan shareholders to the extent that they receive shares of FNB common stock, except that gain or loss may be recognized as to the cash received in lieu of fractional shares,

  . the basis of the FNB common stock to be received by a Rowan shareholder will be the same as the basis of the Rowan common stock surrendered in the exchange for FNB shares, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the merger,

  . if Rowan common stock is a capital asset in the hands of the shareholder at the time of the merger, the holding period of the FNB shares received by the Rowan shareholder in the merger will include the holding period of the shares of Rowan common stock surrendered in exchange for the FNB shares.

   The opinion will represent only the tax advisor's best judgment as to the matters expressed in the opinion. It is not binding on the Internal Revenue Service and does not have any kind of official status. There can be no assurance that the Internal Revenue Service will not successfully take and sustain a position in the courts that is different from the opinion expressed by Schell Bray Aycock Abel & Livingston P.L.L.C., or another tax advisor, or that legislative, administrative or judicial decisions or interpretations will not be forthcoming that would significantly change the opinions set forth in the opinion letter.

   Assuming that the merger is a reorganization, none of FNB, Rowan or FNB Acquisition Corp., the merger subsidiary formed for purposes of the merger, will recognize gain or loss as a result of the merger. The following discussion of U.S. federal income tax consequences of the merger to Rowan shareholders assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The federal income tax consequences of the merger to a Rowan shareholder will depend on the form of consideration actually received by the shareholder, regardless of what the shareholder elected to receive in the merger.

   Exchange of Rowan Shares Solely for FNB Shares.   A Rowan shareholder who
receives solely shares of FNB common stock in exchange for all of his or her Rowan shares will not recognize gain or loss in the exchange. The tax basis of the FNB shares received by a Rowan shareholder in the exchange will be equal to the basis of the Rowan shares surrendered in exchange for the FNB common stock. The holding period of the FNB common stock received in the exchange will include the holding period of shares of Rowan common stock surrendered in exchange for the FNB shares, provided that the Rowan shares were held as capital assets of the Rowan shareholder at the effective time of the merger. See the discussion below under "--Cash in lieu of Fractional Shares" for the federal income tax consequences of the receipt of cash in lieu of fractional shares of FNB common stock.

   Exchange of Rowan Shares for Cash and FNB Shares.   If the consideration
received in the merger by a Rowan shareholder consists of part cash and part shares of FNB common stock and the shareholder's adjusted basis in his or her Rowan shares is less than the fair market value, as of the date of the merger, of the shares of FNB common stock and cash received by the shareholder, then the shareholder will recognize a gain. This recognized gain will be equal to the lesser of:

  . the excess, if any, of the fair market value, as of the date of the merger, of the FNB shares and cash received over the adjusted basis of the Rowan shares surrendered in the exchange, and

  .   the amount of cash received in the exchange.

If, however, a Rowan shareholder's adjusted basis in the shares of Rowan common stock surrendered in the merger is more than the fair market value of the FNB shares and cash received, then the Rowan shareholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

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   In the case of a shareholder who recognizes gain on the exchange, if the exchange does not have the effect of a distribution of a dividend (as discussed below) and the shares of Rowan common stock exchanged were held as capital assets by the Rowan shareholder, the gain will be characterized as a capital gain. If the exchange does have the effect of a distribution of a dividend, the gain will be taxable as ordinary income to the extent of the shareholder's ratable share of available earnings and profits. The remainder, if any, of the recognized gain will be capital gain if the Rowan shares exchanged were held as capital assets by the Rowan shareholder.

   The determination of whether the exchange has the effect of the distribution of a dividend is based on a comparison of the Rowan shareholder's proportionate interest in FNB after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely FNB common stock in the merger. For purposes of this comparison, the Rowan shareholder may be deemed to constructively own shares of FNB common stock held by certain members of his or her family or certain entities in which he or she has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder's shares of FNB common stock. Dividend treatment will apply unless the shareholder's interest has been sufficiently reduced. While the determination is based on a Rowan shareholder's particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small minority shareholder in a publicly held corporation will meaningfully reduce the shareholder's interest in the corporation, and, therefore, will result in capital gain treatment for shareholders who hold the shares as capital assets if the shareholder exercises no control with respect to corporate affairs.

   Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each Rowan shareholder, Rowan shareholders are strongly urged to consult their own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Code and the effect of any transactions in shares of FNB common stock by the Rowan shareholder.

   A Rowan shareholder's basis in the shares of FNB common stock received in the merger will be equal to the shareholder's basis in his or her Rowan shares reduced by any cash received in the merger and increased by any gain recognized in the merger. Provided that the Rowan shares surrendered were held as capital assets at the time of the merger, the holding period of the FNB shares received will include the holding period of the Rowan shares surrendered.

   Exchange of Rowan Shares Solely for Cash.   A Rowan shareholder who receives
cash in exchange for all the shareholder's Rowan shares will generally recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and the shareholder's tax basis in the Rowan shares exchanged in the merger. Assuming that the shareholder holds the Rowan shares as capital assets, the gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period is more than one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income.

   If a Rowan shareholder who receives only cash in the merger in exchange for all of his or her Rowan shares constructively owns Rowan shares before the merger or actually or constructively owns FNB shares after the merger (as a result of constructive ownership of Rowan shares that are exchanged for FNB shares in the merger, prior actual or constructive ownership of FNB shares or otherwise), the cash received by the shareholder may, in some circumstances, be taxed as a dividend. These shareholders should consult their tax advisors. The circumstances under which dividend treatment may apply and the consequences of that treatment are similar to those discussed above applicable to Rowan shareholders who receive cash and shares of FNB common stock in the merger, except that the amount treated as a dividend would not be limited to the amount of the shareholder's gain recognized in the transaction. It is also possible that there would be some variation in how the Code would be applied.

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   Cash in lieu of Fractional Shares.   Holders of shares of Rowan common stock
who receive cash in lieu of fractional shares of FNB common stock will be treated as having first received the fraction of a FNB share and then as having received cash in exchange for the fractional share interest. Thus, such holders will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of FNB shares and the portion of the basis in the Rowan shares allocable to the fractional interest.

   Dissenters.   The transaction will be a taxable event for U.S. federal
income tax purposes for holders of shares of Rowan common stock who exercise dissenters' rights and receive cash in exchange for their Rowan shares upon the payment of their fair value. A dissenting shareholder will be taxed based on principles similar to the principles described above that are applicable to Rowan shareholders who receive solely cash in the merger.

Accounting Treatment

   The merger will be treated as a "purchase" for accounting purposes. Under the purchase method of accounting, all of the assets and liabilities of Rowan will be recorded on FNB's consolidated balance sheet at their estimated fair market values at the date the merger is completed. The amount by which the purchase price paid by FNB exceeds the fair value of the net tangible and identifiable intangible assets acquired by FNB through the merger will be recorded as goodwill. Financial statements of FNB issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Rowan.

Termination of the Merger Agreement

   The merger agreement provides that the merger may be terminated at any time prior to the effective time, whether before or after approval by holders of Rowan common stock, by mutual consent of FNB and Rowan. In addition, either FNB or Rowan may terminate the merger agreement in the event:

  . The conditions precedent to the obligations of the party seeking to terminate are not satisfied or waived by September 30, 2002 (except to the extent that the failure of the condition or conditions to be satisfied has been caused by the failure of the terminating party to fulfill its obligations under the merger agreement) and the other party cannot satisfy such condition within 30 days after the terminating party gives notice of its intent to terminate.

  . The approval of the Rowan shareholders required to complete the merger is not obtained.

  . The other party fails to perform fully or violates any of its obligations under the merger agreement in any material respect and does not cure its breach within 30 days after the terminating party gives notice of its intent to terminate.

  . The terminating party determines that any representation or warranty of the other party contained in the merger agreement was false or misleading in any material respect when made and such falsity or breach is not cured within 30 days after the terminating party gives notice of its intent to terminate.

  Termination for Decline in FNB Stock Price

   In addition to the above, Rowan may terminate the merger agreement if the average of the daily last sale prices of FNB common stock for the 20 consecutive full trading days immediately preceding and including the fifth business day prior to the date of the Rowan shareholders' 2002 annual meeting is less than $8.28. This termination can occur up to two business days prior to the date of the Rowan shareholders' meeting.

   If FNB's stock price declines so as to satisfy this condition, then the Rowan Board of Directors must decide whether to exercise its right to terminate the merger agreement. In doing so, the Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at the time, including

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

information concerning the business, financial condition, results of operations, and prospects of FNB, and the advice of Rowan's financial advisors and legal counsel. Information considered about FNB may include the recent performance of FNB common stock, historical financial data of FNB, customary statistical measurements of FNB's financial performance, and the future prospects for FNB common stock following the merger.

Waiver and Amendment of the Merger Agreement

   Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the merger agreement has been approved by the shareholders of Rowan, no amendment or modification may be made to any provisions of the merger agreement relating to the manner or basis in which shares of Rowan common stock are converted into shares of FNB common stock in the merger.

Expenses

   The merger agreement provides that each of FNB and Rowan will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. In the event either party willfully or intentionally fails to perform its obligations under the merger agreement, that party will be obligated to pay all of the expenses of the other party.

Nasdaq Listing

   FNB common stock is listed on the Nasdaq National Market. FNB has agreed to cause the shares of FNB common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market prior to or at the completion of the merger. It is a condition to the completion of the merger that those shares be approved for quotation on the Nasdaq National Market at the effective time of the merger. See "--Conditions to Consummation of the Merger."

Dividends

   The merger agreement provides that, prior to the effective time, Rowan may not declare or pay dividends on its outstanding shares of common stock other than its regularly scheduled semi-annual regular dividend in the amount of $.20 per share. Rowan may, however, pay an additional regular semi-annual dividend of no more than $.20 per share if necessary to prevent its shareholders from failing to receive regular dividends from either Rowan or FNB or both during the first or last six months of a calendar year of $.20 per share.

Employee Benefits and Plans

   Rowan Stock Options. At the effective time of the merger, FNB will assume responsibility for Rowan's stock option plans. Each outstanding option to purchase Rowan common stock under the plans will become an option to purchase FNB common stock. For a discussion of the treatment of these options after the merger, see "--Treatment of Options."

   Rowan Employees. After the effective time of the merger, FNB may retain the employees of Rowan and its subsidiary, Rowan Bank. Other than Bruce D. Jones and Janet D. Abernethy, all employees who are retained will be employees of FNB on an "at-will" basis. Nothing in the merger agreement obligates FNB to offer employment to these other employees and no provision of the merger agreement should be deemed to constitute an employment offer or agreement or to restrict FNB's right to change the rate of compensation or terminate the employment of any of these persons at any time or for any reason.

   Employee Severance. For a period of one year following the completion of the merger, FNB has agreed to pay severance to each employee whose employment is terminated in connection with the merger other than voluntarily or for cause in an amount equal to two weeks of regular compensation for each year of service, with a

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

maximum severance payment equal to one half of the employee's annual salary. This severance arrangement will not apply to employees who have written employment agreements or change-of-control agreements with Rowan Bank.

   Employee Benefits. All employees of Rowan and Rowan Bank who continue in the employ of FNB, First National or Rowan Bank following the merger will be entitled to receive all employee benefits and will be eligible to participate in all benefit plans provided by FNB or First National, including First National's group health insurance plan. Each employee retained by FNB, First National or Rowan Bank will be given credit for his or her full years of service with Rowan or its subsidiary for purposes of entitlement to vacation and sick leave, participation in all FNB or First National welfare, insurance or other fringe benefit plans, and eligibility for participation and vesting in FNB's 401(k) plan and defined benefit pension plan. The costs to an employee of Rowan or its subsidiary to participate in First National's group health insurance plan will be equal to the cost for any First National employee. For up to two years after the merger is completed, FNB will pay continuing Rowan Bank employees who elected dependent coverage under the Rowan group health insurance plan and continue to elect dependent coverage under First National's group health insurance plan a supplement intended to cover up to predetermined limits the amount by which the costs for dependent coverage under the First National plan exceed the costs for the same coverage under the Rowan plan. There will be a waiver of any pre-existing condition limitations for conditions covered under an applicable Rowan benefit plan.

   Employee and Director Agreements. Following the effective time, FNB will assume all obligations of Rowan under the deferred compensation arrangements between Rowan and its directors. The arrangements include retirement payment agreements between Rowan Bank and some of its nonemployee directors.

Interests of Certain Persons in the Merger

   Certain members of Rowan's management and Board of Directors have interests in the merger in addition to their interests as shareholders of Rowan generally.

   Employment of Bruce D. Jones. At the effective time, FNB will cause Rowan Bank to enter into an employment agreement with Bruce D. Jones. Mr. Jones will serve as President and Chief Executive Officer of Rowan Bank. Rowan Bank or FNB may designate another appropriate position for which Mr. Jones will have responsibility, including naming Mr. Jones a vice president of FNB. Mr. Jones will receive initially an annual base salary of $130,000 with such future increases as the Board of Directors of Rowan Bank may determine. In addition, the employment agreement will provide that Mr. Jones:

  . will be employed for an annually renewing three-year term (unless either he or Rowan Bank notifies the other of its intent not to renew),

  . will be entitled to participate in any group health, disability and life insurance, and any bonus, pension, retirement and other employee benefit plans made available to the employees of Rowan Bank or FNB generally,

  . will be entitled to fringe benefits, including country club membership, the use of an automobile and those benefits made available to Rowan Bank's or FNB's executive employees of similar rank, and

  . will receive reimbursement for all reasonable expenses in accordance with Rowan Bank's policies and practices.

Further, the employment agreement will provide for the termination of Mr. Jones's previous employment agreement with Rowan Bank, dated June 2, 1993. In consideration for the termination of the prior agreement, the waiver by Mr. Jones of his rights under that agreement and Mr. Jones's agreement to be bound by the provisions of the new employment agreement, Rowan Bank will pay to Mr. Jones an amount equal to 2.99 times his "base

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

amount," as defined in Section 280G(b)(3) of the Internal Revenue Code. The "base amount" is equal to the average annual compensation payable by Rowan Bank to Mr. Jones and includible in his income for the five years ended before 2002. The amount payable to Mr. Jones is subject to adjustment to avoid the imposition of excise taxes on Mr. Jones or the disallowance of a deduction to Rowan Bank under the Code.

   The employment agreement will also provide that it may be terminated by Rowan Bank as a result of Mr. Jones's death or extended disability or with "cause" (generally, his willful and continued failure to perform his duties, his engagement in illegal conduct, or his willful breach of the employment agreement or of his duties to Rowan Bank). Mr. Jones will be able to terminate the employment agreement upon 60 days' notice to Rowan Bank. If Mr. Jones voluntarily terminates his employment, Rowan Bank may cause the termination to be effective at any time during the 60-day notice period and Mr. Jones will be entitled to receive only earned but unpaid salary and benefits through the date on which the termination is effective.

   In the event that Rowan Bank terminates Mr. Jones's employment other than by reason of death, disability or "cause," he would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement. Rowan Bank would also continue to provide to Mr. Jones the benefits to which he is entitled under the employment agreement (or their economic equivalent) for the then remaining term of the agreement. Should Mr. Jones be terminated as a result of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement, less any disability payments to him from any Rowan Bank or FNB disability plan.

   The employment agreement will also contain confidentiality and noncompete provisions that will affect Mr. Jones's ability to compete with Rowan Bank, First National or FNB while he is employed by Rowan Bank and for a period of time after his employment with Rowan Bank is terminated. The duration of the noncompete provisions following termination of Mr. Jones's employment is limited to one year after termination or the period of time in which Mr. Jones remains entitled to receive his salary, whichever is longer.

   Employment of Janet D. Abernethy. FNB has agreed to continue or assume the obligations of Rowan Bank under the employment agreement dated March 23, 1999 between Rowan Bank and Janet D. Abernethy provided that Ms. Abernethy remains employed as Senior Vice President and Chief Lending Officer of Rowan Savings Bank at the effective time of the merger. That agreement, which was to expire on March 23, 2002, was amended to extend its term for two years following the effective time of the merger and to delete automatic 5% annual increases in compensation following a change of control. The amended agreement further provides that the acquisition by FNB of Rowan is not a change of control for purposes of Ms. Abernethy's change-of-control agreement with Rowan Bank. Provided that Ms. Abernethy remains employed as Senior Vice President and Chief Lending Officer of Rowan Bank, promptly following the effective time of the merger FNB will grant Ms. Abernethy an option to acquire 5,000 shares of FNB common stock under the FNB Stock Compensation Plan at an option price equal to the fair market value of FNB common stock on the date of grant. FNB will also continue or assume the obligations of Rowan Bank to pay Ms. Abernethy's supplemental term life insurance premiums.

   Employment of Eric E. Rhodes. Provided that Eric E. Rhodes remains employed as Senior Vice President and Chief Financial Officer of Rowan Bank, promptly following the effective time of the merger FNB will grant Mr. Rhodes an option to acquire 5,000 shares of FNB common stock under the FNB Stock Compensation Plan at an option price equal to the fair market value of FNB common stock on the date of grant. FNB will also continue or assume the obligations of Rowan Bank under Mr. Rhodes's existing change-of-control agreement with Rowan Bank and to pay Mr. Rhodes's supplemental term life insurance premiums.

   Director Compensation. Following the merger, each member of the Board of Directors of Rowan Bank will continue to serve as a member of the Rowan Bank Board for at least a two-year period. For their service, these directors will receive the same rate of compensation that they presently receive from Rowan Bank and will receive that compensation for three years following the effective time of the merger. See "--Management and Operations After the Merger."

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   Indemnification; Directors and Officers Liability Insurance.  The merger agreement provides that FNB will, subject to the conditions set forth in the merger agreement, indemnify the officers and directors of Rowan or its subsidiary in office on February 11, 2002 or at the effective time of the merger to the same extent FNB indemnifies its own directors and officers against any liability or expense incurred in connection with performance of their duties as directors and officers of Rowan or its subsidiary through the effective time of the merger. The merger agreement further provides that FNB will cause the persons serving as directors and officers of Rowan at the effective time of the merger to be covered for a period of at least three years following the effective time by Rowan's directors' and officers' liability policy, or any equivalent substitute for that policy.

Management and Operations After the Merger

   In the merger agreement, FNB agreed to appoint two persons nominated by Rowan at the effective time of the merger to its Board of Directors and to increase the number of members of its Board as may be necessary to permit Rowan's nominees to serve as directors. Those two persons will serve as directors of FNB until the next annual shareholders' meeting of FNB. FNB's Board will also nominate those two persons for election to the Board at that next annual meeting and, if necessary, at subsequent annual meetings so that the nominees of Rowan, if elected by the FNB shareholders, would be able to serve as directors of FNB for no less than three years following the effective
time of the merger. Rowan has nominated Bruce D. Jones and               to
serve as directors of FNB.

   FNB intends to merge Rowan into FNB immediately following the merger. FNB also intends to operate Rowan Bank as a separate, wholly owned subsidiary of FNB for at least two years following the merger. The Board of Directors of Rowan Bank may, however, elect to cause Rowan Bank to merge with First National or another subsidiary of FNB before that two-year period is completed. The members of the Board of Directors of Rowan Bank will continue to serve on the Board following completion of the merger. In addition, FNB will appoint and elect two additional members to the Rowan Bank Board of Directors.

   FNB presently expects to achieve consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through elimination of duplicative compensation, computer and information processing costs. A transition team, consisting of staff and representatives of FNB and Rowan, is in the process of reviewing means by which the operations of FNB and Rowan may be effectively consolidated to achieve cost reductions.

Option Agreement

   The following is a summary of the material provisions of the option agreement, which is attached to this proxy statement/prospectus as Appendix B. You are encouraged to read the option agreement in its entirety. Execution of the option agreement was a condition to the parties' entering into the merger agreement.

   Concurrently with the execution of the merger agreement, FNB and Rowan entered into an option agreement. The option agreement is designed to enhance the likelihood that the merger will be successfully completed. FNB insisted on the agreement for that reason. Under the option agreement, Rowan granted FNB the option to purchase up to 112,610 authorized but unissued shares of Rowan common stock or a lesser or greater amount that is 19.9% of the outstanding Rowan common stock at the time the option is exercised. The option price is $26.25 per share, subject to adjustment in certain circumstances.

   Unless FNB is in material breach of its covenants or agreements contained in the merger agreement, FNB may exercise the option granted under the option agreement, in whole or in part, at any time following the occurrence of a "triggering" event. Triggering events include when Rowan or Rowan Bank enters into an agreement, or recommends or publicly announces an intention, to merge with or sell to a third party a material

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amount of its stock or assets. The acquisition by a third party of more than
15% of the outstanding common stock of Rowan or 15% or more of its consolidated assets or the proposal by a third party to make such an acquisition or otherwise to acquire Rowan are also triggering events. The option granted under the option agreement will terminate upon the earliest to occur of:

  .   The completion of the merger.

  . The termination of the merger agreement prior to the occurrence of a triggering event other than by reason of Rowan's willful and material breach of the merger agreement.

  .   12 months after the first occurrence of a triggering event.

  . August 11, 2003, which is 18 months after the date of the option agreement.

   The option agreement provides that FNB may not obtain profit, measured in either one of two ways, in excess of $1.075 million in connection with the option. The first measure of profit, referred to as "Total Profit" in the option agreement, means the aggregate sum of:

  . Net cash amounts FNB receives pursuant to the sale of shares of Rowan common stock received upon exercise of the option to any third party, less FNB's purchase price for such shares;

  . Any amounts FNB receives pursuant to Rowan's repurchase of shares of its common stock received upon exercise of the option, less FNB's purchase price for such shares; and

  . Any amounts FNB receives pursuant to Rowan's repurchase of the option or any portion of it.

   The second measure of profit, called "Total Notional Profit," means, with respect to any number of shares of Rowan common stock as to which FNB proposes to exercise the option, the Total Profit determined as of the date of the proposed exercise assuming that the option were exercised on that date for that number of shares and assuming that such shares, together with all other shares of Rowan common stock held by FNB or its affiliates on that date pursuant to FNB's exercise of the option, were sold for cash at the highest bid price per share of Rowan common stock as of the close of business on the preceding trading day (less customary commissions).

   The option agreement is intended to increase the likelihood that the merger will be completed. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who might now or prior to the completion of the merger be interested in acquiring all of or a significant interest in Rowan from considering or proposing such an acquisition. The acquisition of all or a portion of Rowan, or an agreement or proposal to make such an acquisition, could cause the option granted under the option agreement to become exercisable. The existence of the option agreement could significantly increase the cost to a potential acquirer of acquiring Rowan compared to its cost had the option not been granted. This increased cost might discourage a potential acquirer from pursuing an acquisition of Rowan.

   As of the date of this proxy statement/prospectus, to the knowledge of FNB and Rowan, no triggering event has occurred.

Restrictions on Resales by Affiliates

   Shares of FNB common stock to be issued to Rowan shareholders in the merger have been registered under the Securities Act of 1933, as amended. Shares of FNB common stock issued in the merger may be traded freely and without restriction by those shareholders who are not "affiliates" of Rowan. Any subsequent transfer of shares, however, by any person who is an affiliate of Rowan at the time the merger is submitted for vote of the holders of Rowan common stock will, under existing law, require either:

  . The further registration under the Securities Act of the shares of FNB common stock to be transferred,

  . Compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

  .   The availability of another exemption from registration.

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   An "affiliate" of Rowan is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Rowan. These restrictions are expected to apply to the directors and executive officers of Rowan and the holders of 10% or more of the Rowan common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. FNB will give stop transfer instructions to the transfer agent with respect to the shares of FNB common stock to be received by persons subject to these restrictions, and the certificates for their shares will carry an appropriate legend.

   Rowan has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Rowan for purposes of Rule 145 under the Securities Act to deliver to FNB a written agreement intended to ensure compliance with the Securities Act.

Rights of Dissenting Rowan Shareholders

   Under Article 13 of the North Carolina Business Corporation Act, each Rowan shareholder is permitted to dissent from the merger and to obtain the fair value of his or her shares of Rowan common stock if the merger is completed. The following is a summary of dissenters' rights under Article 13. If you wish to exercise your dissenters' rights, you should review carefully the complete text of Article 13, which is attached as Appendix D to this proxy statement/prospectus, and are urged to consult a legal advisor before electing or attempting to exercise these rights. Failure to comply with the procedures prescribed by Article 13 will result in the loss of your dissenters' rights.

   Any Rowan shareholder who intends to dissent from the merger must give Rowan, and Rowan must actually receive, before a vote on the merger is taken at the annual meeting, written notice of his or her intent to demand payment for his or her shares of Rowan common stock if the merger is completed. This notice should be mailed to the Corporate Secretary of Rowan at the following address:
Rowan Bancorp, Inc., Attention: Corporate Secretary, 200 North Main Street, China Grove 28023. A vote against the merger will not be sufficient to satisfy this notice requirement. A Rowan shareholder who provides this written notice, does not vote in favor of the merger and follows the other procedures in
Article 13 will be entitled to receive the fair value of his or her Rowan shares. He or she will not be entitled to receive the merger consideration for his or her Rowan common stock. An election form submitted by a dissenting shareholder will be disregarded.

   In addition to providing the written notice, a Rowan shareholder dissenting from the merger must not vote his or her shares in favor of the merger, but must, instead, either vote against or abstain from voting on the merger. Rowan shareholders who return a signed proxy but fail to provide instructions as to the manner in which their Rowan shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters' rights. A shareholder who dissents must dissent with respect to all Rowan shares he or she beneficially owns.

   If the merger is approved by Rowan shareholders at the annual meeting or at any adjournment thereof, Rowan must, no later than 10 days following such shareholder approval, send a written notice to each dissenting Rowan shareholder who satisfies the requirements described in the preceding two paragraphs. That notice, called a dissenters' notice, will:

  . state where the dissenting Rowan shareholder's payment demand must be sent, and where and when stock certificates evidencing Rowan shares must be deposited;

  .   supply a form for demanding payment;

  . set a date by which Rowan must receive the dissenting Rowan shareholder's payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is mailed); and

  .   be accompanied by a copy of Article 13.

   Rowan shareholders receiving the dissenters' notice must then demand payment and deposit their Rowan stock certificates in accordance with the terms of the dissenters' notice to be entitled to dissenters' rights. Any Rowan shareholder who demands payment and deposits his or her Rowan stock certificates in accordance with Article 13 will retain all other rights as a Rowan shareholder until such rights are canceled or modified by consummation of the merger. A Rowan shareholder who does not demand payment or deposit his or her stock certificates where required, each by the date set in the dissenters' notice, will not be entitled to payment for his or her shares of Rowan common stock under Article 13. If Rowan does not consummate the merger within 60 days after the date set for demanding payment and depositing certificates in the dissenters' notice, Rowan must return the deposited certificates. If the merger is consummated thereafter, Rowan must send a new dissenters' notice and repeat the payment demand procedure described above. Any holder of dissenting shares at the time of the merger who does not continue strictly to follow the procedures prescribed by Article 13 and described in this summary will receive in the merger the form of consideration receivable by shareholders making a non-election. See "--Conversion of Stock."

   As soon as the merger is completed, Rowan will be required to pay each dissenting shareholder who timely demanded payment and deposited his or her stock certificates in accordance with the terms of the dissenters' notice the amount that Rowan estimates to be the fair value of the shareholder's dissenting shares, plus interest accrued from the effective time of the merger to the date of payment. The payment will be accompanied by:

  . Rowan's most recent year-end financial statements together with its most recent interim financial statements;

  . an explanation of how Rowan estimated the fair value of the dissenting shares;

  .   an explanation of how interest was calculated;

  . a statement of the dissenting Rowan shareholder's right to demand payment if dissatisfied with the amount of Rowan's payment; and

  .   a copy of Article 13.

   A dissenting Rowan shareholder may notify Rowan in writing of his or her own estimate of fair value of his or her shares and the amount of interest due and may demand payment of the amount by which such estimate exceeds the amount paid by Rowan in any of the following circumstances:

  . a dissenting Rowan shareholder believes that the amount paid by Rowan is less than the fair value of the holder's dissenting shares or that the interest due is incorrectly calculated;

  . Rowan fails to make payment to a dissenting Rowan shareholder as soon as the merger is consummated or within 30 days after receipt of a payment demand from the dissenting Rowan shareholder; or

  . Rowan fails to consummate the merger and does not return the deposited certificates within 60 days after the date set for demanding payment.

This notice must be given within 30 days after Rowan makes payment or fails to perform. Any dissenting Rowan shareholder who does not give notice within this 30-day period will waive his or her dissenters' rights under Article 13 and will be deemed to have withdrawn his or her dissent and demand for payment.

   If a dissenting Rowan shareholder has taken all required actions and the demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of the date Rowan made payment for the dissenting shares and the date the shareholder gives the notice described in the immediately preceding paragraph by filing a complaint with the North Carolina Superior Court Division of the General Court of Justice to determine the fair value of the holder's dissenting shares and accrued interest. There is no right to a jury trial in any such proceeding commenced by a Rowan shareholder. A dissenting Rowan shareholder who takes no action within this 60-day period shall be deemed to have withdrawn his or her dissent and demand for payment. The court has discretion to make all dissenting Rowan shareholders whose demands remain unsettled parties to the proceeding, in which case all parties must be served with a copy of the complaint. The court may appoint one or more persons as appraisers with such powers as the court may determine to receive evidence and recommend a decision on the question of fair value. Each dissenting Rowan shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, to exceed the amount paid by Rowan. Court costs, as well as the fees and expenses of court-appointed appraisers, counsel and experts, may be assessed by the court as it deems equitable.

   For a discussion of certain tax consequences applicable to dissenting Rowan shareholders who receive cash upon the exercise of dissenters' rights, see "--Material Federal Income Tax Consequences."

                     MARKET PRICE AND DIVIDEND INFORMATION

   FNB common stock is traded on the Nasdaq National Market under the symbol "FNBN." Rowan common stock is traded on the National Daily Quotation System "Pink Sheets" under the symbol "RWNB."

   The following table provides you with information about the high and low prices per share of FNB common stock and Rowan common stock as reported on the Nasdaq National Market or the National Daily Quotation System "Pink Sheets" and the quarterly cash dividends declared by each company since January 1, 2000.

                                        FNB Common Stock       Rowan Common Stock
                                     ----------------------- -----------------------
                                      High   Low   Dividends  High   Low   Dividends
                                     ------ ------ --------- ------ ------ ---------
2000
First Quarter....................... $17.00 $10.50   $.12    $20.00 $19.00   $.50
Second Quarter......................  12.50   6.00    .12     20.00  19.00     --
Third Quarter.......................  12.00   9.50    .12     20.00  13.50    .50
Fourth Quarter......................  12.13  11.19    .15     18.00  14.50     --

2001
First Quarter.......................  15.00  11.88    .12     17.00  14.50    .40
Second Quarter......................  14.90  12.00    .12     15.75  14.50     --
Third Quarter.......................  15.75  13.65    .12     18.00  15.00    .41
Fourth Quarter......................  15.99  13.85    .17     18.50  18.00     --

2002
First Quarter.......................  15.45  13.75    .14     35.00  18.50    .41
Second Quarter (through      , 2002)

                             INFORMATION ABOUT FNB

General

   FNB is a bank holding company organized under the laws of North Carolina in 1984 and registered under the Bank Holding Company Act of 1956, as amended. FNB's principal asset is its investment in First National and its primary business is promoting the general development of the business of First National. FNB's principal source of income is dividends from First National. At December 31, 2001, FNB's consolidated total assets were $594 million, its consolidated total deposits were $480 million and its consolidated total shareholders' equity was $56 million.

   First National was founded in 1907. First National is a national banking association and an independent community bank offering full-service commercial, retail and trust banking services to consumer and business customers primarily in the region of North Carolina that includes Randolph, Montgomery, Chatham, Moore, Scotland and Richmond counties. First National's deposits are insured by the FDIC up to the maximum amount permitted by law. Approximately 95% of such deposits are insured under the Bank Insurance Fund maintained by the FDIC and, as a result of previous acquisitions of savings institutions deposits, approximately 5% of its deposits are insured by the Savings Association Insurance Fund maintained by the FDIC.

   First National has a financial subsidiary, First National Investor Services, Inc. This financial subsidiary acts as an agent in the sale of annuities, Medicare and Medicaid supplements, and major medical and life insurance policies. It also provides investment brokerage services.

   The principal office of FNB is located at 101 Sunset Avenue, Asheboro, North Carolina 27203, telephone number (336) 626-8300.

Recent Developments

   FNB implemented a share repurchase plan in May 2001. Pursuant to the plan, FNB may repurchase up to 500,000 shares of its common stock in privately negotiated transactions or in the open market. The plan may be discontinued at any time. The FNB Board authorized the repurchase plan to take advantage of the opportunity to enhance earnings per share presented by the market price of FNB
common stock from time to time. As of              , 2002, FNB had purchased
       of its shares under the plan.

Beneficial Ownership of FNB Common Stock

   The following table sets forth as of March 28, 2002 certain information with respect to the beneficial ownership of FNB common stock by directors, by executive officers and by directors and executive officers as a group. As of March 28, 2002, no person or group was the beneficial owner of more than 5% of FNB's common stock.

                                                            Amount and Nature of     Percent
                          Name                           Beneficial Ownership(1) (2) of Class
                          ----                           --------------------------- --------

James M. Campbell, Jr., Director........................            58,193             1.22

R. Larry Campbell, Director and Vice President..........            57,091             1.19

Darrell L. Frye, Director...............................             2,800                *

W. L. Hancock, Director.................................           115,439             2.42

Thomas A. Jordan, Director..............................            34,661                *

Cooper M. McLaurin, Director............................            14,581                *

Michael C. Miller, Director, Chairman and President.....            62,124(3)          1.29

R. Reynolds Neely, Jr., Director........................           160,440(4)          3.37

Richard K. Pugh, Director...............................            11,600                *

J. M. Ramsay III, Director..............................            32,630                *

Charles W. Stout, M.D., Director........................            28,140                *

Jerry A. Little, Treasurer and Secretary................            16,979                *

Directors and executive officers as a group (12 persons)           594,678(3)(4)      12.12

--------
*  Less than one percent.

(1) Includes shares held by directors' and executive officers' immediate families, including spouse and/or children residing in same household. Does not include 4,620 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.
(2) Includes shares subject to stock options exercisable as of March 28, 2002 or within 60 days thereafter for Mr. J. Campbell (8,600 shares), Mr. R. Campbell (25,090 shares), Mr. Frye (1,600 shares), Mr. Hancock (8,000 shares), Mr. Jordan (8,600 shares), Ms. McLaurin (4,701 shares, subject to options granted to her husband, Joe M. McLaurin, a former director of the Corporation), Mr. Miller (48,000 shares), Mr. Neely (8,600 shares), Mr. Pugh (8,600 shares), Mr. Ramsay (8,600 shares), Dr. Stout (3,200 shares), Mr. Little (16,200 shares) and all directors and executive officers as a group (149,791 shares).
(3) Includes 1,725 shares held of record by the estate of Mr. Miller's mother and over which Mr. Miller has voting and dispository control as executor of the estate.
(4) Includes 82,292 shares held of record by Mr. Neely's mother and over which Mr. Neely and his sister have joint voting and dispository control pursuant to a revocable power of attorney.

Management and Additional Information

   Certain information relating to FNB's directors and executive officers, compensation and compensation plans, certain relationships and related transactions and other matters about FNB is incorporated by reference or set forth in FNB's Annual Report on Form 10-K for the year ended December 31, 2001, incorporated in this document by reference. A copy of this Annual Report on Form 10-K accompanies this proxy statement/prospectus.

                            INFORMATION ABOUT ROWAN

General

   Rowan was organized under the laws of North Carolina in 1996 to become the holding company of Rowan Bank. Rowan is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Rowan's principal activity consists of owning Rowan Bank. Rowan's principal source of income is dividends paid by Rowan Bank. At December 31, 2001, Rowan's consolidated total assets were $116 million, its consolidated total deposits were $96 million and its consolidated total shareholders' equity was $10 million.

   Rowan Bank was organized in 1905 as a North Carolina chartered building and loan association. It amended its charter in 1961 to become a state-chartered mutual savings and loan association and in 1986 converted to a federally chartered mutual savings and loan association. In December 1992, Rowan Bank converted into a state-chartered mutual savings bank. In the following year, it became a stock savings bank. Rowan Bank is engaged primarily in the business of attracting deposits from the general public and using those deposits to make mortgage loans secured by real estate. Its primary market area consists of Rowan and Cabarrus counties in North Carolina.

   Rowan's principal office is located at 200 North Main Street, China Grove, North Carolina 28023, telephone number (704) 857-1176.

Beneficial Ownership of Rowan Common Stock

   As of February 6, 2002, the persons known to management of Rowan to own beneficially more than 5% of Rowan's common stock were as follows:

                                                Amount and Nature of
                                                Beneficial Ownership
           Name and Address of Beneficial Owner  (Percent of Class)
           ------------------------------------ --------------------
              Bruce D. Jones................... 36,282(1)    6.15%
              200 North Main Street
              China Grove, NC 28023

              Wellington Management Company.... 50,000(2)    8.84%
              75 State Street
              Boston, MA 02109

--------
(1) Includes 86 shares with respect to which Mr. Jones exercises shared voting and investment power and 23,875 shares with respect to which Mr. Jones holds options capable of being exercised immediately.
(2) Management of Rowan has been advised by Wellington Management Company ("WMC") that WMC is an investment advisor which may be deemed the beneficial owner of the listed shares because of the direct or indirect investment discretion it possesses pursuant to the provisions of its investment advisory agreements with its clients. The listed shares are owned by a variety of investment clients of WMC. Management of Rowan has been advised by WMC that no such client is known to have beneficial ownership of more than 5% of the class except First Financial Fund, Inc. ("FFF"). The shareholder records of Rowan do not disclose the ownership interest of either WMC or FFF.

   The following table gives the number of shares and percentage of the outstanding Rowan common stock beneficially owned by each director of Rowan individually, by each executive officer of Rowan individually and by all directors and executive officers as a group as of February 6, 2002:

                                                                 Amount and
                                                                 Nature of
                                                                 Beneficial   Percent of
                   Name of Beneficial Owner                     Ownership(1)    Class
                   ------------------------                     ------------  ----------
Janet D. Abernethy, Senior Vice President......................    23,754(2)     4.09
Claude M. Colvard, Director....................................    10,188(3)     1.79
Bruce D. Jones, Director, President and Chief Executive Officer    36,282(4)     6.15
Dale E. Keiger, Director.......................................    23,098(5)     4.06
Dr. David L. King, Director....................................     1,250(6)     0.22
Sam R. May, Director...........................................    10,188(7)     1.79
Bruce L. Miller, Director......................................    11,938(8)     2.09
Eric E. Rhodes, Senior Vice President, Secretary and Treasurer.    19,235(9)     3.33
Ashley B. Roberts, Director....................................     8,800(10)    1.56
Carl E. Sloop, Jr., Director...................................    12,688(11)    2.24
Dr. W. E. Whicker, Director....................................    10,211(12)    1.80

Directors and executive officers as a group (11 persons).......   169,632(13)   27.12

--------
(1) Except as otherwise noted, to the best knowledge of management of Rowan, the above individuals and group exercise sole voting and investment power with respect to all shares beneficially owned.
(2) Includes 1,051 shares owned by Ms. Abernethy's spouse and 15,525 shares with respect to which Ms. Abernethy holds options capable of being exercised immediately.
(3) Includes 3,640 shares with respect to which Mr. Colvard exercises shared voting and investment power.
(4) Includes 86 shares with respect to which Mr. Jones exercises shared voting and investment power, and 23,875 shares with respect to which Mr. Jones holds options capable of being exercised immediately.
(5) Includes 14,313 shares with respect to which Mr. Keiger exercises shared voting and investment power, 2,400 shares owned by Mr. Keiger's son, and 510 shares owned by his spouse.
(6) Includes 1,250 shares with respect to which Dr. King exercises shared voting and investment power.
(7) Includes 3,313 shares with respect to which Mr. May holds options capable of being exercised immediately.
(8) Includes 4,750 shares with respect to which Mr. Miller exercises shared voting and investment power and 4,313 shares with respect to which Mr. Miller holds options capable of being exercised immediately.
(9) Includes 500 shares held in trust for which Mr. Rhodes is a trustee and 12,525 shares with respect to which Mr. Rhodes holds options capable of being exercised immediately.
(10) Includes 700 shares with respect to which Mr. Roberts exercises shared voting and investment power.
(11) Includes 6,741 shares with respect to which Mr. Sloop exercises shared voting and investment power, 2,072 shares held by Mr. Sloop's spouse and 1,000 shares held by Mr. Sloop as custodian for his children.
(12) Includes 2,250 shares with respect to which Dr. Whicker shares voting and investment power and 242 shares owned individually by Dr. Whicker's spouse.
(13) Includes 34,230 shares with respect to which each individual shares voting and investment power and 59,551 shares with respect to which the directors and executive officers individually hold options capable of being exercised immediately.

Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion refers to the consolidated financial position of Rowan and its wholly owned subsidiary, Rowan Bank. It is intended to assist in the understanding and evaluation of the financial condition, changes in financial condition and results of operations of Rowan and Rowan Bank. This discussion should be read in conjunction with the consolidated financial statements for Rowan appearing in Appendix E to this proxy statement/prospectus.

  Comparison of Operating Results and Financial Condition as of and for the Years Ended December 31, 2001 and 2000

   Net Income. Net income for the year ended December 31, 2001 was $686,529, an increase of $239,308 when compared to net income of $447,221 for the year ended December 31, 2000. The increase was primarily due to an increase in net interest income after provision for loan losses and an increase in non-interest income. Diluted earnings per share increased to $1.18 in 2001 from $.75 in 2000. The 2001 net income resulted in a return on average assets of .62% compared to .45% for 2000.

   Net Interest Income. Net interest income for the year ended December 31, 2001, was $3,518,958, which represents an increase of $493,109 compared to net interest income of $3,025,849 for the year ended December 31, 2000, resulting in a net yield on interest-earning assets of 3.43% in 2001 compared to 3.34% in 2000. This increase in the net yield on interest-earning assets was primarily due to Rowan Bank's average cost of funds on interest-bearing liabilities decreasing more than the average yield on interest-earning assets in 2001. The average yield on interest-earning assets decreased to 8.03% for the year ended December 31, 2001 compared to 8.42% for the year ended December 31, 2000. Average interest-earning assets increased to $102,465,000 for the year ended December 31, 2001 compared to $90,557,000 for the year ended December 31, 2000. This increase is primarily due to the increased average volume of Rowan Bank's loan portfolio. Rowan Bank's average cost of funds decreased from 5.24% during the year ended December 31, 2000 to 4.71% during the year ended December 31, 2001. This decrease was due to decreased rates paid on deposits in 2001 following a string of Federal Reserve interest rate cuts. Average interest-bearing liabilities increased to $99,908,000 for 2001, as compared to $87,860,000 in 2000.

   Although net interest income increased in 2001, net interest income could be negatively impacted in future periods based on the timing of changes in the interest rates Rowan Bank pays on deposits and the yields Rowan Bank obtains on its loans and investments.

   Provision for Loan Losses and Allowance for Loan Losses. Provisions for loan losses were $160,000 for the year ended December 31, 2001 and $300,000 for the year ended December 31, 2000. The provision for loan losses during 2000 was higher due to several factors, including the continued shift in the mix of the loan portfolio toward consumer and construction loans and because of the estimated impact on the entire portfolio of a softening local economy during 2000. In addition, nonperforming loans as a percentage of total loans increased during 2000 when compared to 1999. During 2001, the local economy remained at a slower pace when compared to years prior to 2000, although there was a decrease in nonperforming loans and the percentage of construction and consumer loans relative to the entire portfolio was largely unchanged. Accordingly, the provision for loan losses in 2001 was down when compared to the provision for loan losses recorded for 2000. At December 31, 2001, the allowance for loan losses was $729,070, which was .80% of loans, compared to $573,594, or .68% of loans, at December 31, 2000. The increase in the allowance for losses as a percentage of loans during 2001 is primarily attributable to an increase in valuation losses on impaired loans. As more fully discussed below, based on events occurring during 2001 Rowan Bank determined that a loan classified as impaired in 2000 required a valuation reserve of $300,000. A portion of this amount had already been provided in 2000 based on the assigned loss reserve percentage in Rowan Bank's allowance for loan losses model. Nevertheless, the increased valuation allowance identified during 2001 contributed to the change in the percentage of allowance for loan losses to total loans, and offset the impact of decreases in nonperforming loans on the allowance for loan losses as a percentage of loans.

   Rowan Bank provides for loan losses on the allowance method. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral of the loans, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Rowan Bank's allowance for loan losses. Such agencies may require Rowan Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

   At December 31, 2001, Rowan Bank had two nonaccrual loans totaling $1,468,926 and four accruing loans greater than 90 days past due totaling $45,104. The nonaccrual loans are fully secured by real estate, however one of the loans exceeds Rowan Bank's loans to one borrower regulatory limit set by the North Carolina Commissioner of Banks. Management has notified the Commissioner of this policy exception and was granted a waiver in January of 2001 for a period not to exceed 36 months. These nonaccrual loans have been classified as impaired loans. Management has made an assessment of these loans and determined that a $300,000 impairment valuation reserve is appropriate based on the estimated fair value of the collateral. There were no other impaired loans during the year ended December 31, 2001.

   At December 31, 2000, Rowan Bank had one nonaccrual loan in the amount of $2,042,628 and two accruing loans greater than 90 days past due totaling $178,665. The nonaccrual loan was classified as an impaired loan at December 31, 2000, and management had determined at that time that no valuation allowance was necessary for this loan. There were no other impaired loans at December 31, 2000.

   During the first quarter of 2002, Rowan Bank classified a loan in the amount of $269,635 as an impaired loan. The loan is partially secured by real estate. Management has made an assessment of this loan and made a determination that an impairment valuation reserve of $112,000 is appropriate.

   Noninterest Income. Total noninterest income for the year ended December 31, 2001 was $748,577, compared to $564,013 for the year ended December 31, 2000. Rowan Bank experienced its largest increase in noninterest income in the area of fees received for loan brokerage activities, which increased $139,472 in 2001 over 2000. This was primarily due to the fall in long-term interest rates which spurred production of mortgage loans for sale in the secondary market.

   Noninterest Expense. Total noninterest expense was $3,043,876 for the year ended December 31, 2001, an increase of $439,135 from total noninterest expense of $2,604,741 for the year ended December 31, 2000. Compensation and fringe benefits increased $165,751, as a result of increased health insurance costs and increased staffing levels to accommodate Rowan Bank's growth in 2001. Data processing increased $66,218 primarily due to substantial growth in Rowan Bank's account base in 2001. Professional fees increased $125,871, mainly due to increased levels of audit, compliance and credit review as result of Rowan Bank's continued growth. Other components of noninterest expense remained stable between 2001 and 2000 or had modest increases consistent with Rowan Bank's growth in total assets.

   Income Tax Expense. Income tax expense for 2001 was $377,130, an increase when compared to income tax expense of $237,900 for 2000. Rowan's effective tax rate increased slightly to 35.5% for 2001 compared to 34.7% for 2000.

   Financial Condition. Total assets were $116,033,063 at December 31, 2001, compared to $105,547,769 at December 31, 2000. The increase during 2000 was attributable to Rowan Bank's growth in deposits in 2001.

   The loan portfolio increased $5,938,272 to $90,212,509 at December 31, 2001 compared to $84,274,237 at December 31, 2000. This increase was due to loan originations exceeding loan repayments during 2001. The largest increases were in first mortgage loans and equity lines of credit.

   Total investment and mortgage-backed securities were $7,501,726 at December 31, 2001, compared to $9,753,893 at December 31, 2000. Rowan Bank has classified all of its investment and mortgage-backed securities as available for sale.

   Deposit accounts increased to $96,494,277 at December 31, 2001 as compared with $86,453,804 at December 31, 2000. Certificates of deposit increased $4,796,912, savings and money market accounts increased $3,202,196 and demand deposits increased $2,041,365.

   Total stockholders' equity at December 31, 2001 was $10,043,473, or 8.66% of total assets, compared to $9,768,186, or 9.25% of total assets at December 31, 2000. At December 31, 2001, Rowan and Rowan Bank were in compliance with all regulatory capital requirements.

  Comparison of Operating Results and Financial Condition as of and for the Years Ended December 31, 2000 and 1999

   Net Income. Net income for the year ended December 31, 2000 was $447,221, a decrease of $153,323 when compared to net income of $600,544 for the year ended December 31, 1999. The decrease was primarily due to Rowan Bank increasing its provision for loan losses during 2000 to $300,000 as compared to $36,000 in 1999. In addition during 2000 Rowan repurchased approximately 11.6% of its outstanding common shares. Basic earnings per share decreased to $.78 in 2000 as compared to $.90 in 1999. Diluted earnings per share decreased to $.75 in 2000 from $.86 in 1999. The 2000 net income resulted in a return on average assets of .45% compared to .76% for 1999.

   Net Interest Income. Net interest income for the year ended December 31, 2000, was $3,025,849, which represents an increase of $368,507 compared to net interest income of $2,657,342 for the year ended December 31, 1999, resulting in a net yield on interest-earning assets of 3.34% in 2000 compared to 3.68% in 1999. This decrease in the net yield on interest-earning assets was primarily due to Rowan Bank's average cost of funds on interest-bearing liabilities increasing more than the average yield on interest-earning assets in 2000. The average yield on interest-earning assets increased to 8.42% for the year ended December 31, 2000 compared to 8.05% for the year ended December 31, 1999. Average interest-earning assets increased to $90,557,000 for the year ended December 31, 2000 compared to $72,231,000 for the year ended December 31, 1999. This increase is primarily due to the increased average volume of Rowan Bank's loan portfolio. Rowan Bank's average cost of funds increased from 4.75% during the year ended December 31, 1999 to 5.24% during the year ended December 31, 2000. This increase was due to increased rates paid on deposits and borrowings in 2000. Average interest-bearing liabilities increased to $87,860,000 for 2000, as compared to $64,404,000 in 1999.

   Provision for Loan Losses and Allowance for Loan Losses. Provisions for loan losses were $300,000 for the year ended December 31, 2000 and $36,000 for the year ended December 31, 1999. At December 31, 2000, the allowance for loan losses was $573,594, which was .68% of loans, compared to $279,635, or .41% of loans, at December 31, 1999. Management elected to record an increase in the provision for loan losses during 2000 as a result of several factors, including the continuing shift in the mix of the loan portfolio toward consumer loans and construction loans and the estimated impact on the entire portfolio of a softening local economy. At December 31, 2000, total construction loans, less undisbursed proceeds on construction loans in progress, were approximately 21% of total loans, compared to 18% of total loans in 1999. Total consumer loans and equity lines of credit represented 14% of total loans at December 31, 2000, compared to 11% of total loans in 1999. Construction loans and consumer loans and equity lines of credit, while providing greater income potential to Rowan Bank carry a higher level of credit risk and therefore generally require a higher allowance for loan losses than traditional first mortgage loans. Total first mortgage loans (consisting primarily of 1-4 family residential loans) represented 66% of total loans in 2000, compared to 71% of total loans in 1999. Also impacting management's decision to increase the provision for loan losses in 2000 was the increase in nonperforming assets during 2000. While these nonperforming loans are considered by management to be fully collateralized, they nevertheless are an indication of the impact on the loan portfolio of a softening local economy, thereby impacting management's decisions about the appropriate level of loan losses for the entire portfolio.

   At December 31, 2000, Rowan Bank had nonperforming assets totaling $2,054,581 and two accruing loans greater than 90 days past due totaling $178,665. At December 31, 1999, Rowan Bank had no nonperforming assets and one accruing loan totaling $38,394 greater than 90 days past due.

   Noninterest Income. Total noninterest income for the year ended December 31, 2000 was $564,013, compared to $394,178 for the year ended December 31, 1999. Rowan Bank experienced its largest increase in noninterest income in the area of service charge income, which increased to $330,659 in 2000 as compared to $172,611 in 1999, primarily due to the growth in Rowan Bank's transaction accounts.

   Noninterest Expense. Total noninterest expense was $2,604,741 for the year ended December 31, 2000, an increase of $515,265 from total noninterest expense of $2,089,476 for the year ended December 31, 1999. Compensation and fringe benefits increased $277,181, as a result of increased health insurance costs and increased staffing levels to accommodate Rowan Bank's growth in 2000. Occupancy and equipment expense increased $84,464, primarily due to an additional branch office opened at the end of 1999. Data processing increased $122,993 primarily due to substantial growth in Rowan Bank's account base in 2000. Offsetting these increases was a decrease in professional fees of $41,835, mainly due to the absence in 2000 of the cost of contingency planning for Y2K that Rowan Bank incurred in 1999. Other components of noninterest expense remained stable between 2000 and 1999 or had modest increases consistent with Rowan Bank's growth in total assets.

   Income Tax Expense. Income tax expense for 2000 was $237,900, a decrease when compared to income tax expense of $325,500 for 1999. Rowan's effective tax rate decreased slightly to 34.7% for 2000 compared to 35.2% for 1999.

   Financial Condition. Total assets were $105,547,769 at December 31, 2000, compared to $89,540,874 at December 31, 1999. The increase during 2000 was attributable to Rowan Bank's substantial growth in deposits in 2000.

   The loan portfolio increased $16,910,217 to $84,274,237 at December 31, 2000 compared to $67,364,020 at December 31, 1999. This increase was due to loan originations exceeding loan repayments during 2000. The largest increases were in first mortgage loans and construction loans for residential property.

   Total investment and mortgage-backed securities were $9,753,893 at December 31, 2000, compared to $10,738,685 at December 31, 1999. Rowan Bank has classified all of its investment and mortgage-backed securities as available for sale.

   Deposit accounts increased to $86,453,804 at December 31, 2000 as compared with $69,313,633 at December 31, 1999. Certificates of deposit increased $15,011,612 and demand deposits increased $2,863,369.

   Total stockholders' equity at December 31, 2000 was $9,768,186, or 9.25% of total assets, compared to $11,167,913, or 12.47% of total assets at December 31, 1999. This decrease in 2000 as compared to 1999 is the result of Rowan Bank repurchasing 11.6% of its outstanding common shares during 2000. At December 31, 2000, Rowan and Rowan Bank were in compliance with all regulatory capital requirements.

  Capital Resources and Liquidity

   Rowan Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation (FDIC) and the North Carolina Commissioner of Banks. The FDIC requires state-chartered savings banks to maintain various levels of minimum capital as a percentage of assets. These requirements include a risk-based capital requirement, which is a minimum ratio of capital (as defined, referred to as "Total Risk-Based Capital") to risk-weighted assets, both on- and off-balance sheet, of Rowan Bank. The required minimum Total Risk-Based Capital is currently 8% of risk-weighted assets. At least half of Total Risk-Based Capital must be comprised of common equity, retained income and certain other equity items, less certain intangible items (referred to as "Tier 1 Capital"). Rowan Bank must also maintain a minimum ratio of Tier 1 Capital to average quarterly assets (referred to as the "Leverage Capital Ratio"). The minimum Leverage Ratio is a range of 3.00% to 5.00% of total average quarterly assets, depending upon the FDIC's determination of the risk profile of Rowan Bank. At December 31, 2001, Rowan Bank had not been notified of a minimum Leverage Capital Ratio specifically applicable to it.

   The North Carolina Commissioner requires North Carolina-chartered savings banks, including Rowan Bank, to maintain a capital to total assets ratio of at least 5%. No intangible items may be counted towards this ratio.

   At December 31, 2001, Rowan Bank had stockholders' equity of 8.45% of total assets, and exceeded all regulatory capital requirements of the FDIC and the North Carolina Commissioner.

   Rowan is subject to the capital requirements of the Federal Reserve. These capital requirements are not significantly different from those of the FDIC that are applicable to Rowan Bank. At December 31, 2001, Rowan was in compliance with all of its regulatory capital requirements.

   Rowan Bank has historically maintained high levels of liquidity consisting primarily of overnight funds and short-term government and agency securities. Rowan Bank's primary sources of internally generated funds are principal repayments of loans receivable, maturities of investment securities, cash flows generated from operations, and repayments from mortgage-backed securities. External sources of funds include increases in deposits. Rowan Bank believes that it will have sufficient funds available to meet its anticipated future loan commitments and other liquidity needs.

   The North Carolina Commissioner regulations require Rowan Bank to maintain an average balance of liquid assets equal to 10% of total assets. The computation of liquidity under the North Carolina Commissioner regulation allows the inclusion of mortgage-backed securities and investments with a readily determinable market value, including investments with maturities in excess of five years. Rowan Bank's liquidity ratio at December 31, 2001, as computed under the North Carolina Commissioner's regulations, was 17.79%.

   From January 1994 to January 2002, Rowan has declared seventeen semi-annual cash dividends of $.20 per share, eleven special cash dividends of $.30 per share, one special dividend of $0.42 per share, one special dividend of $0.66 per share, one special dividend of $0.70 per share, one special dividend of $0.20 per share, and two special dividends of $0.21 per share making total cash dividends of $9.10 per share since Rowan Bank converted to stock ownership.

   At December 31, 2001, Rowan Bank had fixed rate mortgage loan commitments outstanding aggregating $5,568,300, at rates ranging from 5.25% to 8.00%. These loan commitments expire within the next year. Unused lines of credit amounted to $6,566,250 at December 31, 2001, of which $571,671 expire in less than one year, $700,361 expire in one to five years, and $5,294,218 expire in more than five years. Rowan Bank also has undisbursed proceeds on loans in process totaling $6,149,899, substantially all of which relate to construction loans that are expected to be drawn upon in the next year. In the opinion of management, outstanding loan commitments, unused lines of credit and undisbursed proceeds on loans in process represent no more than normal lending risk to Rowan Bank and will be funded from normal sources of liquidity.

   Rowan Bank has obligations under existing contractual obligations that will require payments in future periods. The following table presents aggregated information about such payments to be made in future periods. Rowan Bank anticipates refinancing during 2002 any contractual obligations that are due in less than one year.

  Contractual Obligations
  (As of December 31, 2001)

                                       Payments due by Period
                      ---------------------------------------------------------
                      Less than 1 year 1-5 years  More than 5 years    Total
                      ---------------- ---------- ----------------- -----------
Deposits.............   $91,132,941     5,361,336            --      96,494,277
Repurchase agreements       798,098            --            --         798,098
FHLB advances........            --     5,000,000     3,000,000       8,000,000
Drafts outstanding...       251,687            --            --         251,687
                        -----------    ----------     ---------     -----------
   Total.............   $92,182,726    10,361,336     3,000,000     105,544,062
                        ===========    ==========     =========     ===========

Neither Rowan nor Rowan Bank is aware of any current recommendations of regulatory authorities, which, if implemented, would have a material adverse impact on liquidity, capital resources or operations.

  Market Risk

   Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

   Rowan Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The structure of Rowan Bank's loan and deposit portfolios is such that a significant increase in interest rates may adversely impact net market values and net interest income. Rowan Bank does not maintain a trading account nor is Rowan Bank subject to currency exchange risk or commodity price risk. The following table presents information about the expected maturities, average interest rates and estimated fair values of financial instruments considered market risk sensitive at December 31, 2001.

  Market Risk Analysis of Financial Instruments

                                    Expected Maturities at December 31, 2001
                          -------------------------------------------------------------
                                             (dollars in thousands)
                                                              Beyond Average  Estimated
                                                               Five  Interest   Fair
                           Total   2002   2003-2004 2004-2005 Years    Rate     Value
                          ------- ------- --------- --------- ------ -------- ---------
Financial Assets
Debt securities.......... $ 6,000 $ 5,500  $   500   $    --  $   --   5.27%   $ 6,040
Loans and mortgage-backed
  securities.............  91,620  44,303   21,552    18,358   7,407   7.76     94,740
Overnight deposits.......  10,531  10,531       --        --      --   1.75     10,531

Financial Liabilities
Deposits.................  96,494  71,451   13,532     3,629   7,882   3.51     97,341
FHLB advances............   8,000      --    3,000     5,000      --   5.73      8,407
Repurchase agreements....     798     798       --        --      --   2.25        798

  Accounting Matters

   Rowan prepares its consolidated financial statements and related disclosures in conformity with standards established by, among others, the Financial Accounting Standards Board (FASB). Because the information needed by users of financial reports is dynamic, the FASB frequently has new rules and proposed new rules for companies to apply in reporting their activities. The following provides a discussion of the significant recent pronouncements of the FASB.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management has determined that Rowan Bank does not have any derivative instruments, and therefore, the adoption of SFAS No. 133 on January 1, 2001 did not have an impact on the consolidated financial statements as of or for the year ended December 31, 2001.

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Also under SFAS No. 141, identified assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements.

   Under the provisions of SFAS No. 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization but are subject to impairment testing on an annual basis, or more often if events or circumstances indicate possible impairment. Management has determined that Rowan Bank does not have any goodwill or identified intangible assets, and therefore, the adoption of SFAS No. 141 and SFAS No 142 on January 1, 2002 should not have an impact to the consolidated financial statements.

   The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of Rowan Bank and monitors the status of changes to issued exposure drafts and to proposed effective dates.

                          REGULATION AND SUPERVISION

   The following discussion sets forth material elements of the regulatory framework applicable to bank holding companies and their subsidiaries. It also provides certain specific information relevant to FNB and Rowan. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks and savings institutions, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to FNB and Rowan or their respective subsidiaries may have a material effect on the business of FNB and Rowan.

General

   As a bank holding company, each of FNB and Rowan is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies that have not elected to become financial holding companies under the Gramm-Leach-Bliley Act generally may not acquire ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Neither FNB nor Rowan are financial holding companies.

   FNB operates one national bank, First National. As a national banking association, First National is subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC). It is also regulated by the Federal Deposit Insurance Corporation (FDIC) and the Federal Reserve Board. First National's deposits are insured by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund. The OCC and the FDIC impose various requirements and restrictions on First National, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged on loans, limitations on the types of investments that may be made and the types of services that may be offered, and requirements governing capital adequacy, liquidity, earnings, dividends, management practices and branching. As a member of the Federal Reserve System, First National is subject to the applicable provisions of the Federal Reserve Act, which imposes restrictions on loans by subsidiary banks to a holding company and its other subsidiaries and on the use of stock or securities as collateral security for loans.

   Rowan operates a state savings bank, Rowan Bank, which is chartered under the laws of North Carolina. Rowan Bank is a member of the Federal Home Loan Bank system and its deposits are insured by the FDIC through the Savings Association Insurance Fund. It is subject to regulation and examination by the FDIC and the North Carolina Commissioner of Banks and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered savings banks whose deposits are insured by the Savings Association Insurance Fund are subject to restrictions with respect to activities and investments, transactions with affiliates and loans to one borrower.

   Various consumer laws and regulations also affect the operations of FNB, Rowan and their subsidiaries. In addition to the impact of regulation, financial institutions may be significantly affected by legislation, which can change the statutes affecting them in substantial and unpredictable ways, and by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

Liability for Bank Subsidiaries

   Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a banking subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC's loss.

Capital Requirements

   FNB, Rowan and their banking subsidiaries are required to comply with federal regulations on capital adequacy. There are two measures of capital adequacy: a risk-based measure and a leverage measure. All capital standards must be satisfied for an institution to be considered in compliance.

   The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

   The minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of the qualifying total capital must be composed of Tier 1 capital, which includes common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less goodwill and certain other intangibles. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). On December 31, 2001, each of FNB and Rowan met the minimum capital requirements, with Tier 1 and total capital ratios equal to 13.22% and 14.29%, respectively, in the case of FNB, and 13.87% and 14.88%, respectively, in the case of Rowan.

   The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio." This leverage ratio of Tier 1 capital to adjusted average assets is equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies are required to maintain a minimum leverage ratio of at least 4% to 5%. At December 31, 2001, FNB's leverage ratio was 9.39% and Rowan's leverage ratio was 8.73%.

   The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Further, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised either FNB or Rowan of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to it.

   First National and Rowan Bank are subject to capital requirements adopted by the FDIC and, in the case of First National, the OCC that are substantially similar to the requirements of the Federal Reserve Board described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. As a North Carolina-chartered savings bank, Rowan Bank is also subject to regulations of the Commissioner requiring it to maintain capital to total assets of at least 5% with all intangible items deducted.

   The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, identifies five capital categories for insured depository institutions--well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized--and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank must develop a capital restoration plan and its parent bank holding company must guarantee the bank's compliance with the plan up to the lesser of 5% of the bank's assets at the time it became undercapitalized and the amount needed to comply with the plan.

   At December 31, 2001, each of First National and Rowan Bank had capital levels that qualify it as "well-capitalized" under OCC and FDIC regulations. At December 31, 2001, First National had total, Tier 1 and leverage capital ratios of 13.56%, 12.50% and 8.87%, respectively. At December 31, 2001, Rowan Bank had total, Tier 1 and leverage capital ratios of 14.54%, 13.53% and 8.51%, respectively. It should be noted that a bank's capital category is determined solely for the purpose of applying the OCC's or FDIC's prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

Dividend Restrictions

   Each of FNB and Rowan is a legal entity separate and distinct from its bank subsidiary. Because the principal source of FNB's and Rowan's revenues is dividends from their respective bank subsidiaries, the ability of FNB and Rowan to pay dividends to their shareholders depends largely upon the amount of dividends First National and Rowan Bank may pay to their respective parent holding companies. There are statutory and regulatory limitations on the payment of dividends by First National and Rowan Bank to their respective parent holding companies, as well as by FNB and Rowan to their respective shareholders.

   First National must obtain the prior approval of the OCC to pay dividends if the total of all dividends declared by First National in any calendar year will exceed the sum of its net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits First National from paying dividends that in the aggregate would be greater than the bank's undivided profits after deducting statutory bad debts in excess of the bank's loan loss allowance. During fiscal 2001, First National declared dividends of $8,457,000 to FNB.

   Rowan Bank is not permitted to declare or pay a cash dividend if the effect of the dividend would be to cause the net worth of Rowan Bank to be reduced below the minimum regulatory capital required by the North Carolina Commissioner of Banks or the FDIC or the liquidation account established in connection with its conversion from mutual to stock form. During fiscal 2001, Rowan Bank paid dividends of $312,000 to Rowan, all of which were approved by the Commissioner.

   FNB, Rowan and their bank subsidiaries are also subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. If, in the opinion of the appropriate federal regulatory authority, a bank or savings bank under its jurisdiction is engaged in or is about to be engaged in an unsafe or unsound practice, the authority may require that the bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDICIA, an insured bank may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Further, the Federal Reserve Board, OCC and FDIC have each indicated that banking institutions should generally pay dividends only out of current operating earnings.

FDIC Insurance Assessments

   The deposits of each of First National and Rowan Bank are insured up to regulatory limits by the FDIC. Accordingly, First National and Rowan Bank are subject to deposit insurance assessments to maintain the Bank Insurance Fund, or BIF, or the Savings Association Insurance Fund, or SAIF, administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the FDIC by the institution's primary supervisory authority. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

   The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory categories.

   The Deposit Insurance Funds Act provides for additional assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF to pay for the cost of Financing Corporation funding. The FDIC established these assessment rates effective October 1, 1999 at $0.012 per $100 annually for BIF-assessable deposits and $0.059 per $100 annually for SAIF-assessable deposits. The assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

Community Reinvestment Act

   First National and Rowan Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended (CRA). Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with their safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA.

   The CRA requires the appropriate federal bank regulatory agency, in connection with its examination of the bank, to assess the bank's record in meeting the credit needs of the community served by the bank, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. This assessment is required of any bank that has applied to, among other things, merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the federal regulator having primary jurisdiction over the acquisition will assess the records of each subsidiary bank of the applicant bank holding company. Such records may be the basis for denying the application.

   The current CRA regulations jointly adopted by all federal bank regulatory agencies employ an evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. When applying these tests, the institution's federal regulator takes into account such factors as demographic data about the community, the institution's capacity and constraints, the institution's product offerings and business strategy, and data on the prior performance of the institution and similarly situated lenders.

   The joint agency CRA regulations provide that an institution evaluated under a given test receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial noncompliance. The ratings for each test are then combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. An institution found to have engaged in illegal lending discrimination is rebuttably presumed to have a less-than-satisfactory composite CRA rating. First National and Rowan Bank have current CRA ratings of "satisfactory."

Interstate Banking and Branching

   The Interstate Banking Act permits interstate acquisitions of banks by bank holding companies. FNB, Rowan and any other bank holding company located in North Carolina may acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any North Carolina-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states. It allowed, however, any state to elect prior to June 1, 1997 either to "opt in" and accelerate the date after which interstate branching was permissible or to "opt out" and prohibit interstate branching altogether. North Carolina enacted "opt in" legislation permitting interstate branching. The Interstate Banking Act may have the effect of increasing competition within the markets in which FNB and Rowan operate. The extent and timing of any such increase cannot be predicted.

Gramm-Leach-Bliley Act

   In November 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in the securities and insurance businesses. Under the Gramm-Leach Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that is financial in nature, is incidental to financial activity or complements financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. Activities cited by the law as being "financial in nature" include securities underwriting, dealing in securities and market making, insurance underwriting and agency, providing financial, investment or economic advisory services, and activities that the Federal Reserve Board has determined to be closely related to banking. A bank holding company may become a financial holding company if each of its subsidiary banks is well-capitalized, well-managed and has at least a satisfactory rating under the Community Reinvestment Act.

   Subject to certain limitations on investment, a national bank or its financial subsidiary may also engage in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, so long as the bank is well-capitalized, well-managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well-capitalized and well-managed to continue to engage in activities that are financial in nature. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has at least a satisfactory Community Reinvestment Act rating.

   The Gramm-Leach-Bliley Act also contains a number of other provisions that will affect FNB's and Rowan's operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose nonpublic information about consumers to nonaffiliated entities. These limitations likely will require more disclosure to FNB's and Rowan's customers, and in some circumstances, will require consent by the customer before information is allowed to be provided to a third party.

   The Gramm-Leach-Bliley Act may change the operating environment of FNB and Rowan following the merger in substantial and unpredictable ways. Neither FNB nor Rowan can accurately predict the ultimate effect that the Gramm-Leach-Bliley Act, or implementing regulations, would have upon the financial condition or results of operations of FNB, Rowan or their subsidiaries.

International Money Laundering Abatement and Financial Anti-Terrorism Act of
2001

   On October 26, 2001, the President signed the USA Patriot Act of 2001 into law. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (IMLAFA), which sets forth anti-money laundering measures affecting insured depository institutions, broker-dealers and other financial institutions. The IMLAFA requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on the operations of financial institutions. Neither FNB nor Rowan has yet determined the impact that this act will have on its operations although the impact is not expected to be material.

                        DESCRIPTION OF FNB COMMON STOCK

General

   The authorized capital stock of FNB consists of 10,000,000 shares of common stock, par value $2.50 per share, and 200,000 shares of preferred stock, par
value $10.00 per share. As of              , 2002,        shares of FNB common
stock had been issued and were outstanding and no shares of preferred stock were outstanding. Based on the exchange ratio, the number of shares of Rowan common stock presently outstanding and the limitation that 45% of the outstanding shares of Rowan common stock be converted into FNB common stock in
the merger, there will be approximately        shares of FNB common stock
issued in the merger, resulting in approximately        shares of FNB common
stock outstanding immediately after completion of the merger.

   FNB's Board of Directors has the authority, without any vote or action by the shareholders of FNB, to issue preferred stock, which is nonvoting and will have such preferences, limitations and relative rights as may be fixed by resolution of FNB's Board. In addition, the FNB Board may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series.

   The following description of the FNB common stock is only a summary and does not purport to be complete. The summary is subject in all respects to the relevant provisions of the North Carolina Business Corporation Act and FNB's articles and bylaws.

Voting Rights

   The holders of FNB common stock generally possess exclusive voting rights in FNB. Each holder of FNB common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Except as otherwise provided by North Carolina law, the vote of a majority of shares voting on any matter (assuming the presence of a quorum at the meeting at which the vote is taken) is necessary for approval by the shareholders. Holders of FNB common stock are not entitled to cumulative voting rights, and therefore holders of a majority of shares voting in the election of directors may elect the entire Board of Directors at a shareholders' meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

Dividend and Liquidation Rights

   Holders of FNB common stock are entitled ratably, share for share, to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends and, upon any liquidation of FNB, to participate in the distribution of any corporate assets remaining after payment of all debts and the liquidation preferences, if any, of preferred stock that may then be issued and outstanding.

Preemptive Rights

   Holders of FNB common stock do not have any preemptive or preferential right to purchase or subscribe for any additional shares of FNB common stock or any other securities that may be issued by FNB. Therefore, the Board of Directors may sell shares of FNB capital stock without first offering such shares to the existing shareholders of FNB.

Assessment, Redemption and Sinking Fund

   The shares of FNB common stock presently outstanding are, and the shares of FNB common stock that will be issued in connection with the merger will be, fully paid and nonassessable. There is no provision for redemption or conversion of FNB common stock, nor is there any provision for a sinking fund with respect to FNB common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for FNB common stock is First National Bank and Trust Company, FNB's subsidiary.

Certain Provisions That May Have an Anti-Takeover Effect

   Classification of the Board of Directors. Under FNB's bylaws, the FNB Board is divided into three classes, as nearly equal in number as possible, with each class of directors elected to staggered three-year terms so that the terms of approximately one-third of FNB's directors expire each year. Shareholders do not have cumulative voting rights with respect to the election of directors.

   Supermajority Voting Provisions. FNB's articles require the affirmative vote of at least 75% of the outstanding shares of capital stock of FNB to approve any merger or consolidation of FNB with any other entity, the sale, lease or exchange of all or substantially all of the assets of FNB, or the dissolution of FNB. Absent this provision, the affirmative vote of a simple majority of the votes entitled to be cast on such a transaction would be required to approve the transaction. This provision could make the acquisition of FNB more difficult to accomplish without the cooperation or favorable recommendation of its Board of Directors.

   The shareholders of FNB are being asked to approve at FNB's annual meeting on May 14, 2002, an amendment to FNB's articles of incorporation that would modify this supermajority vote provision so that it would require, in addition to any vote required by law, the holders of at least 75% of FNB's outstanding common stock to approve major corporate transactions unless the transaction is approved by three-fourths of the "disinterested" members of the FNB Board of Directors. Transactions triggering the supermajority vote requirement include mergers, consolidations, sales of substantially all of FNB's assets and dissolution. "Disinterested" directors include all members of the Board if the transaction does not involve a related party, meaning a holder of 15% or more of FNB's common stock or that holder's affiliate. If the transaction does involve a related party, then the "disinterested" directors are those directors who are neither affiliated with nor a nominee of the 15% shareholder.

   Preferred Stock. The articles of FNB authorize 200,000 shares of nonvoting preferred stock. The FNB Board may authorize the issuance of preferred stock and fix such preferences, limitations and relative rights at such times, for such purpose and for such consideration as it may deem advisable. In addition, the Board of Directors may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of FNB without the prior approval of FNB's Board.

   Bank Change-of-Control Legislation. Federal laws governing FNB and First National regulate the amount of voting stock of FNB that a person may acquire without prior approval of the appropriate federal regulators. The overall effect of such laws is to make it more difficult to acquire FNB by tender offer or similar means than it might be to acquire control of a corporation whose control and operations are not a matter of concern to federal or state banking regulatory authorities. Consequently, shareholders of a bank or bank holding company, such as FNB, may be less likely to benefit from the rapid increase in stock prices that often results from a tender offer or similar effort to acquire control of other companies.

   The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of FNB common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of FNB common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of FNB common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over FNB, is subject to regulation as a bank holding company under the Bank Holding Company Act. In the case of FNB, the Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires 10% or more of FNB's voting stock and if one or more "control factors" set forth in the Change in Bank Control Act are present.

   North Carolina Law. The North Carolina General Statutes have two provisions that may be deemed to have anti-takeover effects: the Control Share Acquisition Act and the Shareholder Protection Act. As permitted, FNB has elected, however, to opt out of the provisions of both of these acts.

Indemnification of Directors and Officers

   The bylaws of FNB provide for indemnification of its directors and officers to the fullest extent permitted by law. The North Carolina Business Corporation Act permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability and expenses if such person acted in good faith and in a manner he or she reasonably believed was (i) in the case of conduct in his or her official capacity with the corporation, in the best interest of the corporation, and (ii) in all other cases, in a manner that was at least not opposed to the corporation's best interest and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation is required to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise. This indemnification generally may be made by the corporation only upon a determination that indemnification of the director or officer is permissible under the circumstances because he or she met the applicable standard of conduct set forth above.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FNB pursuant to FNB's articles, bylaws or the North Carolina Business Corporation Act, FNB has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

   FNB and Rowan are both North Carolina corporations subject to the provisions of the North Carolina Business Corporation Act. If the merger is completed, the holders of Rowan common stock that is converted into FNB common stock in the merger, whose rights are currently determined by the North Carolina Business Corporation Act and governed under Rowan's articles of incorporation and bylaws, will become shareholders of FNB and continue to have rights determined by the North Carolina Business Corporation Act. Their rights will be governed following the merger, however, by FNB's articles of incorporation and bylaws. The following is a summary of the material differences between the rights of holders of FNB common stock and the rights of holders of Rowan common stock. This summary does not purport to be a complete description of the differences between the rights of FNB shareholders and Rowan shareholders. These differences may be determined in full by reference to the FNB articles, the Rowan articles, the FNB bylaws and the Rowan bylaws. You can obtain copies of these governing documents, without charge, by following the instructions listed under "Where You Can Find More Information."

Voting Rights

  Required Vote for Certain Business Combinations

   FNB. FNB's articles require approval of a merger or consolidation of FNB with any other entity, dissolution of FNB, or sale of substantially all of the assets of FNB by the affirmative vote of the holders of 75% of the outstanding shares of FNB common stock then entitled to vote on the matter.

   As discussed under "Description of FNB Common Stock--Certain Provisions That May Have an Anti-Takeover Effect," the FNB shareholders are being asked to approve at the FNB 2002 annual meeting an amendment to the articles that would modify this 75% vote requirement by making it applicable only if any such transaction is not approved by three-fourths of the "disinterested" directors. If the high vote requirement is not triggered, the North Carolina Business Corporation Act would govern, generally requiring the affirmative vote of the holders of a majority of the outstanding shares of FNB common stock then entitled to vote on the matter to approve such transactions.

   Rowan. Rowan's articles do not contain any specific vote requirements for the merger or consolidation of Rowan with any other entity, the sale of substantially all of its assets or a share exchange. The vote requirement for such business combinations is therefore governed by the North Carolina Business Corporation Act, which requires the affirmative vote of the holders of a majority of the outstanding shares of Rowan common stock then entitled to vote on the matter to approve such combinations.

   Rowan's articles grant discretionary authority to the Board of Directors to consider various factors when evaluating a proposed business combination relating to a potential change of control of Rowan. These factors include the business and financial condition and earnings prospects of the acquiror, the competence, experience and integrity of the acquiror and its management, and the prospects for successful conclusion of the business combination.

  Preferred Stock

   FNB. The FNB articles provide that the FNB Board may fix by resolution the preferences, limitations and relative rights of the FNB preferred stock, which will be nonvoting.

   Rowan. Rowan's articles provide that Rowan may issue preferred stock. Prior to issuing any shares of preferred stock, Rowan would have to obtain the approval of its shareholders to amend its articles to set forth the preferences, limitations and relative rights of the Rowan preferred stock. The Rowan preferred stock may carry voting rights.

Meetings of Shareholders

  Annual Meetings

   FNB. Under the FNB articles, the annual meeting of FNB shareholders is held on the second Tuesday in May for the purpose of electing directors and to transact such other business as may be properly brought before the meeting.

   Rowan. The Rowan bylaws provide that the annual meeting of shareholders is held during the first five months following the end of Rowan's fiscal year on any day other than a Saturday, Sunday or legal holiday as is set by the Board. The purpose of the annual meeting is to elect directors. The shareholders may also transact such other business as may be properly brought before the meeting.

   According to Rowan's bylaws, nominations for election to the Board of Directors may be made by the Board or by any shareholder entitled to vote at the meeting in the election of directors. To be eligible for consideration at the meeting, all nominations made by a shareholder must be in writing and delivered to the President or Secretary of Rowan not less than 14 days nor more than 30 days prior to the meeting at which the nominations will be made. If, however, less than 21 days' notice of the meeting is given to shareholders, then a shareholder seeking to make nominations for election must deliver his or her nominations to the Secretary within one week after the date the meeting notice was mailed to shareholders.

  Special Meetings

   FNB. FNB's bylaws provide that special meetings of FNB shareholders may be called by the President, Secretary or the Board of Directors. However, because shareholder ability to call a special meeting is not specifically authorized in FNB's articles or bylaws, under the North Carolina Business Corporation Act, so long as FNB remains a public corporation, meaning it has a class of shares registered under the Securities Exchange Act of 1934, its shareholders are not entitled to call a special meeting.

   Rowan. Rowan's bylaws provide that special meetings of Rowan shareholders may be called by the President, Chairman of the Board or the Board of Directors. In addition, the Board of Directors is required to call a special meeting at the written request of the holders of at least 20% of the shares entitled to vote on any issue proposed to be considered at the special meeting.

Provisions Relating to Directors

  Number of Directors

   FNB. The FNB bylaws provide that the FNB Board is to consist of not less than nine nor more than 25 directors, with the exact number of directors within those limits to be determined by resolution by a majority of the full FNB Board or by resolution of the FNB shareholders at any annual or special meeting. The FNB Board currently consists of 11 directors.

   At or prior to the effective time of the merger, the FNB Board will increase its size to permit the appointment to it of the two persons nominated by Rowan,
Bruce D. Jones and             , to serve on the FNB Board. See "The
Merger--Management and Operations After the Merger."

   Rowan. Rowan's bylaws provide that the number of directors may be not less than nine nor more than 15, with the exact number to be fixed by the Board or the shareholders. The Rowan Board currently has nine directors.

  Classification

   FNB. The FNB bylaws provide for classification of the FNB Board into three classes as nearly equal in number as possible, with one class being elected annually for a three-year term.

   Rowan. Rowan's bylaws provide for classification of the Rowan Board into three classes, as nearly equal in number as possible, with one class being elected annually.

  Removal of Directors

   FNB. Under the FNB bylaws, directors may be removed with or without cause by the affirmative vote of a majority of the outstanding votes entitled to be cast at an election of directors. A director may not, however, be removed by the shareholders at a meeting unless the notice of the meeting states that a purpose of the meeting is to remove a director.

   Rowan. Under the Rowan bylaws, directors may be removed with or without cause by a vote of the shareholders if the number of votes cast to remove them exceeds the number of votes cast not to remove them. A director may not, however, be removed by the shareholders at a meeting unless the notice of the meeting states that a purpose of the meeting is to remove a director.

  Vacancies

   FNB. According to FNB's bylaws, vacancies on the FNB Board may be filled by the shareholders or the Board.

   Rowan. Rowan's bylaws provide that Board vacancies may be filled by the Board or the shareholders, whichever group acts first.

Dissenters' Rights of Appraisal

   FNB. Under the North Carolina Business Corporation Act, shareholders generally are entitled to dissent from, and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders' rights occur. However, dissenters' rights generally are not available to shareholders of a corporation, like FNB, with its common stock listed on the Nasdaq National Market System, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a merger or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. FNB's articles of incorporation and bylaws do not provide for any additional dissenters' rights.

   Rowan. In contrast to FNB, Rowan's stock is not listed on a national securities exchange or the Nasdaq National Market System, and thus Rowan shareholders' rights to dissent are not so limited. Rowan shareholders have a right to dissent under the North Carolina Business Corporation Act to the merger. See "The Merger--Dissenters' Rights." Rowan's articles of incorporation and bylaws do not provide for any additional dissenters' rights.

State Anti-Takeover Statutes

   The North Carolina General Statutes have two provisions that may be deemed to have anti-takeover effects: the Control Share Acquisition Act and the Shareholder Protection Act. As permitted, FNB, by its bylaws, has elected to opt out of the provisions of both of these acts. Rowan has not elected to opt out of the provisions of these acts.

               OTHER MATTERS TO BE CONSIDERED AT ANNUAL MEETING

Proposal 2.   Election of Directors

   Rowan's Board of Directors is divided into three classes. At the annual meeting, three directors are to be elected to serve for a three-year term. If the merger is completed, Rowan's directors will cease serving as directors on Rowan's Board because it is intended that Rowan will immediately following the merger be merged into FNB and Rowan's separate existence will cease. Rowan Bank will continue, however, as a separate, wholly owned subsidiary of FNB following the merger. The members of the Board of Directors of Rowan also serve as directors of Rowan Bank. The Rowan Bank directors will continue to serve on the Rowan Bank Board following the merger. See "The Merger--Management and Operations After the Merger."

   The Board of Directors has nominated three current Board members whose terms expire at the 2002 annual meeting for re-elections to the Board. Accordingly, the Board of Directors proposes the following persons, all of whom have agreed to serve if elected, for election to the Board with terms expiring at the 2005 annual meeting of shareholders:

Nominee           Age at 12/31/01          Position(s) Held          Director Since
-------           --------------- ---------------------------------- --------------
Claude M. Colvard       76        Director and Chairman of the Board      1960
Dr. David L. King       41        Director                                1993
Dr. W. E. Whicker       64        Director                                1984

   Significant business experience of each nominee for director of Rowan is described below:

   Claude M. Colvard retired as President of Rowan in September 1990. He currently serves as Chairman of the Board of Directors of Rowan.

   Dr. David L. King is an optometrist and the owner of Rowan Eye Center in China Grove, North Carolina.

   Dr. W. E. Whicker is a physician in China Grove, North Carolina.

   The board of directors recommends that shareholders vote "FOR" the election of each of the nominees for director listed above for three-year terms. The three nominees receiving the highest number of votes will be elected.

Management

   Information regarding the six incumbent directors of Rowan whose terms will continue after the 2002 annual meeting is set forth below:

Name               Age at 12/31/01                Position(s) Held                 Director Since Term Expires
----               --------------- ----------------------------------------------- -------------- ------------
Bruce D. Jones           47        President, Chief Executive Officer and Director      1990          2004
Dale E. Keiger           70        Director                                             1987          2003
Sam R. May               82        Director                                             1970          2004
Bruce L. Miller          53        Director                                             1985          2003
Ashley B. Roberts        77        Director                                             1993          2004
Carl E. Sloop, Jr.       80        Director and Vice-Chairman of the Board              1966          2003

   Significant business experience for at least the last five years of each continuing director of Rowan is described below:

   Bruce D. Jones has served as President and Chief Executive Officer of Rowan and Rowan Bank since 1990. He has been employed by Rowan Bank since 1989.

   Dale E. Keiger is the owner and operator of Dale's Sporting Goods, China Grove, North Carolina.

   Sam R. May is retired. He was previously the President of China Grove Cotton Mills Company.

   Bruce L. Miller is a retired agricultural teacher with the Rowan Salisbury School System.

   Ashley B. Roberts is retired from China Grove Cotton Mills Company where he was Vice President. Mr. Roberts is the brother-in-law of Director Carl E. Sloop, Jr.

   Carl E. Sloop, Jr. is retired. He was previously General Services Director of Rowan County. He currently serves as Vice-Chairman of the Board of Directors. Mr. Sloop is the brother-in-law of Director Ashley B. Roberts.

   No director of Rowan serves as a director of a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the reporting requirements of Section 15(d) of the Exchange Act or of a company registered as an investment company under the Investment Company Act of 1940, as amended.

Director Compensation

   During 2001, members of Rowan's Board of Directors received $600 for attendance at each meeting of the Board of Directors. The Chairman of the Board received an additional $800 per month. Mr. Sloop received an additional $400 per month for attendance at the meetings of the Loan Committee. Audit Committee members each received $75 for attendance at Audit Committee meetings. Directors or committee members who are employed by Rowan also receive such fees.

   Rowan has entered into deferred compensation agreements with several of its directors. Under these agreements, the directors have waived immediate receipt of their director's fees for various periods of time in exchange for Rowan's agreement to pay the directors certain amounts over a period of time upon each director's retirement. Benefits are also payable to the director or his designated beneficiary upon the director's disability or death, either before or after the deferred payments have begun. These deferred compensation agreements are funded through the purchase of insurance. During 2001, no directors' fees had been deferred by directors under these agreements.

   1993 Nonqualified Stock Option Plan for Directors.   Rowan Bank adopted the
1993 Nonqualified Stock Option Plan for Directors which was approved by the shareholders of Rowan Bank on March 29, 1994. Pursuant to the plan, options for 28,878 shares of common stock were made available for issuance to non-officer members of the Board of Directors. On June 2, 1993, non-officer directors of Rowan were each granted 4,313 options, which now are options to purchase shares of Rowan. There are no further options available for grant under the plan. The options expire in 2003.

Meetings and Committees of the Board of Directors

   The Board of Directors of Rowan held 15 regular monthly meetings during 2001. All directors, with the exception of Dr. David King, attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served.

   The Executive Committee consists of Mr. Jones (Chairman), Mr. Colvard, Mr. May, and Mr. Sloop. This committee exercises the power of the Board of Directors on such matters as loans and investment policies and approvals between regular Board meetings. All such actions of the Executive Committee are reviewed and ratified by the full Board of Directors. The Executive Committee did not meet during 2001.

   The Board of Directors has a Nominating Committee. The Nominating Committee's function is to nominate individuals to serve as directors subject to shareholder approval. The Nominating Committee consists of Mr. Jones, Dr. King, Mr. Roberts, and Dr. Whicker. The Nominating Committee met once in 2001. Nominations for director must be in writing and must be delivered to the President or Secretary of Rowan not less than 14 nor more than 30 days prior to the meeting at which such nominations will be made.

   The Board of Directors has an Asset/Liability Committee, which consists of Mr. Jones (Chairman), Mr. Sloop, Mr. Colvard and Eric E. Rhodes, Senior Vice President and Chief Financial Officer of Rowan. The Asset/Liability Committee is responsible for approving investment strategies of Rowan and meets at least quarterly and at such other times as needed. The Asset/Liability Committee met four times during the year ended December 31, 2001.

   The Board of Directors has a Compensation Committee. The Compensation Committee did not meet in 2001. The members of the Compensation Committee are Mr. Colvard, Mr. Jones, Mr. Keiger, Mr. Miller and Mr. Roberts.

   The Board of Directors has an Audit Committee, which meets with the independent accountants and reviews Rowan's financial statements and internal controls. The committee met once in 2001. Mr. Carl E. Sloop, Jr. (Chairman), Mr. Keiger, and Mr. May serve on the committee.

Executive Officers

   Rowan's three executive officers are identified in the following table. Executive officers are those persons who have major policy-making functions with Rowan.

Name               Age at 12/31/01               Offices with Rowan
----               ---------------               ------------------
Bruce D. Jones           47        President, Chief Executive Officer and Director
Eric E. Rhodes           41        Senior Vice President, Chief Financial Officer
Janet D. Abernethy       50        Senior Vice President, Chief Lending Officer

Compensation of Management

   The following table shows cash and cash equivalent compensation paid during the fiscal years ended December 31, 2001, 2000, and 1999 to its president and executive officers earning more than $100,000.

                                                                             Long-Term Compensation
                                                                   ------------------------------------------
                                     Annual Compensation             Awards                   Payouts
                            -------------------------------------- ----------         -----------------------
                                                        Other      Restricted
                                                       Annual        Stock    Option/  LTIP      All Other
Name and Principal Position Year Salary(1)  Bonus  Compensation(2)   Awards    SARs   Payouts Compensation(3)
--------------------------- ---- --------- ------- --------------- ---------- ------- ------- ---------------
 Bruce D. Jones             2001 $115,159  $19,450     $9,000          --       --      --        $12,784
 President and              2000  112,953   26,000      4,200          --       --      --         13,149
 Chief Executive Officer    1999  112,800   23,200      4,200          --       --      --         11,470

 Janet D. Abernethy         2001 $ 98,772  $19,250     $4,200          --       --      --        $11,415
 Senior Vice President and  2000   96,000   19,250      4,200          --       --      --         11,122
 Chief Lending Officer      1999   93,100   17,500      3,500          --       --      --         10,552

 Eric E. Rhodes             2001 $ 91,979  $19,250     $4,200          --       --      --        $10,707
 Senior Vice President and  2000   86,353   19,250      4,200          --       --      --         10,081
 Chief Financial Officer    1999   76,100   17,500      3,500          --       --      --          8,873

--------
(1) Amounts reported include director's fees for Mr. Jones and Board fees for Ms. Abernethy and Mr. Rhodes.
(2) Amounts shown consist of automobile allowances.
(3) Comprised solely of 401(k) contributions by Rowan.

   The following table contains information with respect to the exercise of stock options during 2001 by the named executive officers. The stock options were granted under the 1993 Incentive Stock Option Plan of Rowan Bank that was approved by the shareholders of Rowan Bank on March 29, 1994, and adopted by Rowan. There were no options granted under the plan in 2001.

                                                                       Value of Unexercised
                                           Number of Unexercised      In-the-Money Options at
                                        Options at December 31, 2001   December 31, 2001(1)
                     Shares             ---------------------------- -------------------------
                   Acquired on  Value
Name                Exercise   Realized Exercisable    Unexercisable Exercisable Unexercisable
----               ----------- -------- -----------    ------------- ----------- -------------
Bruce D. Jones....     --         --      23,875            --        $167,125        --
Janet D. Abernethy     --         --      15,525            --        $108,675        --
Eric E. Rhodes....     --         --      12,525            --        $ 87,675        --

--------
(1) Value represents the difference between the fair market value at December 31, 2001, and the exercise price for the unexercised options.

Employment Agreement

   Rowan Bank entered into an employment agreement with Bruce D. Jones on June 2, 1993, to establish his duties and compensation and to provide for his continued employment with the bank. The agreement provides for an initial term of employment of five years. Commencing on the first anniversary date and continuing each anniversary date thereafter, the agreement will be extended for an additional year so that the remaining term shall be five years unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the officer. The agreement provided for an initial annual base salary of $65,000 which has been adjusted annually after a performance review conducted each year by the Board of Directors. For fiscal 2002 the base salary will be at least $106,500. In the event of a change in control, the officer's base salary shall be increased at least 5% annually. In addition, the employment agreement provides for profitability and discretionary bonuses, for the receipt of usual Board fees, participation in other pension, profit-sharing or retirement plans maintained by Rowan Bank on behalf of their respective employees, as well as fringe benefits normally associated with the officer's office. The employment agreement may be terminated by the officer upon 60 days written notice to Rowan Bank, subject to the terminated officer's contractual rights under the employment agreement. The employment agreement provides that it may be terminated for cause, as defined in the agreement, by Rowan Bank, and may otherwise be terminated by Rowan Bank (subject to vested rights) or by the officer. The employment agreement also provides for restrictions on the officer's right to compete with Rowan Bank in Rowan County, North Carolina, directly or indirectly, for one year following termination of the officer's employment. Such noncompete restrictions do not apply if the officer is terminated without cause or if he terminates the employment agreement following the diminution of his compensation, benefits or duties within 24 months after a change in control.

   The employment agreement provides that if the officer's employment is terminated in connection with or within twenty-four months after a change in control or if the nature of his compensation, duties or benefits are diminished following a change in control of Rowan Bank, the officer will be entitled to receive compensation equal to 2.99 times the officer's "base amount," as such term is defined in the Internal Revenue Code of 1986, as amended, payable in a lump sum or in equal monthly payments. For purposes of the employment agreement, change in control is generally defined to mean (i) after the effective date of the employment agreement, any "person" (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquiring irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of Rowan Bank, or acquires in any manner control of the election of a majority of the directors of Rowan Bank, (ii) Rowan Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where Rowan Bank is not the surviving corporation in such transaction, or (iii) all or substantially all of the assets of Rowan Bank are sold or otherwise transferred to or acquired by any other entity or group.

   Payment under the employment agreement in the event of a change in control may constitute an excess parachute payment under Section 280G of the Internal Revenue Code resulting in the imposition of an excise tax on the recipient and denial of a deduction for Rowan Bank of all amounts in excess of the executive's average annual compensation for the five tax years preceding the change in control. The agreement provides that benefits payable to the officer under a change in control will be modified or reduced to the extent deemed to be necessary by Rowan Bank's Board of Directors to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to Rowan Bank.

   Additionally, Mr. Jones has entered into a deferred compensation plan for director's fees previously earned but not paid to Mr. Jones. Rowan Bank has purchased a life insurance policy on Mr. Jones that names Rowan Bank as the beneficiary. Upon Mr. Jones's attainment of age 65 or his earlier death or disability, Mr. Jones or his estate will receive $500 per month for 10 years.

Indebtedness of and Transactions with Management

   Rowan Bank makes loans to executive officers and to directors of Rowan and of Rowan Bank in the ordinary course of its business. These loans are currently made on the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Federal regulations prohibit Rowan Bank from making loans to executive officers and directors at terms more favorable than could be obtained by persons not affiliated with Rowan or Rowan Bank. Rowan's policy towards loans to executive officers and directors currently complies with this limitation.

Proposal 3.  Appointment of Independent Public Accountants

   KPMG LLP has been appointed as independent public accountants to audit the consolidated financial statements of Rowan for the fiscal year ending December 31, 2002. Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

   The Rowan Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as independent public accountants of Rowan for 2002.

                                 LEGAL MATTERS

   The validity of the shares of FNB common stock to be issued pursuant to the merger agreement and certain other legal matters in connection with the merger will be passed upon for FNB by Schell Bray Aycock Abel & Livingston P.L.L.C., Greensboro, North Carolina. Certain legal matters in connection with the merger will be passed upon for Rowan by Gaeta & Glesener, PA, Raleigh, North Carolina.

   The federal income tax consequences of the merger have been passed upon by Schell Bray Aycock Abel & Livingston P.L.L.C., Greensboro, North Carolina.

                                    EXPERTS

   The consolidated financial statements of FNB and its subsidiary as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Rowan and its subsidiary as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included in this proxy statement/prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

   Rowan will hold a 2003 Annual Meeting of Shareholders only if the merger is not consummated before the time of the meeting. In the event that this meeting is held, any proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of Rowan no later than November 30, 2002 to be considered for inclusion in the Rowan proxy materials relating to that meeting. If a proposal for the 2003 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by Rowan by February 28, 2003 for it to be timely received for consideration. Rowan will use its discretionary authority for any proposals received after that time.

                                 OTHER MATTERS

   As of the date of this proxy statement/prospectus, the Rowan Board of Directors knows of no business that is to be presented for consideration at the Rowan annual meeting other than as described in this proxy statement/prospectus. However, should other matters properly be presented for action at the annual meeting, the persons named in the enclosed proxy will be authorized to vote shares represented by the proxy as to any of those other matters. The individuals named as proxies intend or vote or not to vote in accordance with the recommendation of the management of Rowan.

                      WHERE YOU CAN FIND MORE INFORMATION

   Because FNB is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, it files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FNB can be read and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of such information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding FNB and other registrants. Additional information about FNB is also available at its web site, http://www.fnbnc.com.

   FNB has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the shares of FNB common stock to be issued in connection with the merger. This proxy statement/prospectus is part of that registration statement but does not contain all of the information set forth in the registration statement as permitted by the Commission. If you would like more information about FNB and its common stock, please refer to the registration statement and its exhibits. You may review them without charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also make copies of all or any part of the registration statement at the Commission's office in Washington, D.C. upon payment of the prescribed fees. In addition, copies of the exhibits to the registration statement may be obtained from Jerry
A. Little, Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203, (336) 626-8300.

   The Commission allows FNB to "incorporate by reference" information into this proxy statement/prospectus. This means that FNB can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which FNB has previously filed with the Commission. It contains important information about FNB and its financial condition.

   FNB has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to FNB, as well as all pro forma financial information, and Rowan has supplied all relevant information relating to Rowan.

   You can obtain any of the documents incorporated by reference in this document through FNB or from the Commission through the Commission's Internet world wide web site at the address described above. Documents incorporated by reference are available from FNB without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from FNB at the following address:

                           Jerry A. Little, Treasurer and Secretary
                           FNB Corp.
                           101 Sunset Avenue
                           Asheboro, North Carolina 27203
                           (336) 626-8300

   If you would like to request documents, please do so by              , 2002
to receive them before the annual meeting. If you request any incorporated documents from us, FNB will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

   FNB's Annual Report on 10-K for the fiscal year ended December 31, 2001, excluding exhibits, accompanies this proxy statement/prospectus. Rowan's Annual Report to Shareholders for the fiscal year ended December 31, 2001 also accompanies this proxy statement/prospectus.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FNB and Rowan, as well as certain information relating to the merger, including, with limitation,

  . statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

  .   statements relating to revenues of the combined company after the merger,

  . statements relating to the integration charges estimated to be incurred in connection with the merger,

  . statements relating to fair value assumptions in the pro forma information, and

  . statements preceded or followed by, or including the words "believes," "expects," "anticipates," "estimates" or similar expressions.

   These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  . Expected cost savings from the merger may not be fully realized or realized within the expected time frame.

  .   Revenues following the merger may be lower than expected.

  . Competitive pressures among financial services companies may increase significantly.

  . Costs or difficulties related to the integration of the business of FNB and Rowan may be greater than expected.

  .   Changes in the interest rate environment may reduce interest margins.

  . General economic conditions, either internationally or nationally or in North Carolina, may be less favorable than expected.

  . Legislative or regulatory changes may adversely affect the business in which FNB or Rowan is engaged.

  .   Technological changes may be more difficult or expensive than anticipated.

  .   Changes may occur in the securities markets.

   Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements made by or on behalf of FNB is included in FNB's current and subsequent filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

                                by and between
                                   FNB CORP.
                                      and
                              ROWAN BANCORP, INC.

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 11/th day of February, 2002 by and between ROWAN BANCORP, INC., a North Carolina corporation and registered bank holding company ("Rowan"), and FNB CORP., a North Carolina corporation and registered bank holding company ("FNB"); /

                                  WITNESSETH:

   WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for FNB Acquisition Corp., a corporation to be organized under the laws of the State of North Carolina as a wholly owned subsidiary of FNB (the "Merger Sub"), to be merged with and into Rowan pursuant to a plan of merger (the "Plan of Merger") in the form attached hereto as Schedule A, which Merger shall be immediately followed by the merger of Rowan with and into FNB, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

   NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

                             ARTICLE I. THE MERGER

   1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.12 hereof), Merger Sub shall be merged with and into Rowan (the "Merger"), the separate corporate existence of Merger Sub shall cease and the corporate existence of Rowan, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. Rowan, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Merger Sub and of Rowan including, without limitation, its stock in its wholly owned subsidiary, Rowan Savings Bank SSB, Inc. ("Rowan Bank"), and all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Rowan, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Rowan and Merger Sub, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Rowan and Merger Sub as of the Effective Time.

   1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of Rowan in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving

Corporation until thereafter amended in accordance with applicable laws. The officers and directors of Rowan at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

   1.4  Conversion of Shares.

   (a) Rowan Stock. Except as otherwise provided herein, at the Effective Time, all rights of Rowan's shareholders with respect to all then outstanding shares of the common stock of Rowan, no par value ("Rowan Stock"), shall cease to exist, and the holders of shares of Rowan Stock shall cease to be, and shall have no further rights as, shareholders of Rowan. At the Effective Time, each such outstanding share of Rowan Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Rowan, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this
Article I. Following the Effective Time, certificates representing shares of Rowan Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

   (b) Outstanding FNB Stock. Each share of common stock of FNB, par value $2.50 ("FNB Stock"), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

   (c) Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   1.5  Merger Consideration.

   (a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each outstanding share of Rowan Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Rowan, FNB or any of their subsidiaries and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Rowan and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $36.00 in cash, without interest; (B) 2.3715 shares (the "Exchange Ratio") of FNB Stock; or (C) 55% of the cash amount set forth in clause (A) above and a number of shares of FNB Stock equal to 45% of the Exchange Ratio; provided, however, that a holder of Rowan Stock may, pursuant to Section 1.6, make no election, in which case such shares of Rowan Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of Rowan Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of FNB Stock into which shares of Rowan Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Rowan Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time. The Exchange Ratio is subject to possible adjustment in accordance with
Section 1.5(c) below.

   (b) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Rowan Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock at the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System ("Nasdaq") as reported by

The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

   (c) Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

   1.6  Election and Allocation Procedures.

   (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Rowan Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as Rowan and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Rowan. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Rowan Stock.

   (b) Each Election Form shall entitle the holder of shares of Rowan Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Rowan who hold shares of Rowan Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Rowan Stock held by that representative for a particular beneficial owner. Shares of Rowan Stock in respect of which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Rowan Stock in respect of which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Rowan Stock in respect of which no election shall have been made are referred to as "Non-Election Shares." The aggregate number of shares of Rowan Stock with respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Rowan Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section 1.6.

   (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the shareholders' meeting contemplated by
Section 4.3(a) (or such other time and date as Rowan and FNB may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Rowan Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Rowan shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Rowan shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election

Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FNB and Rowan that this Agreement has been terminated. If a Rowan shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Rowan Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing Rowan Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

   (d) Notwithstanding any other provision contained in this Agreement, 45% (the "Stock Conversion Number") of the total number of shares of Rowan Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 1.5(a) excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of Rowan Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

   (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the Exchange Agent to effect the allocation among holders of Rowan Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

      (i) In any event, all shares of Rowan Stock with respect to which a Mixed Election shall have been made shall be converted into 55% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of FNB Stock equal to 45% of the Exchange Ratio;

      (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

      (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

          (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by
       (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

          (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

   1.7 Closing Payment. As of the Effective Time, FNB shall deposit, or shall cause to be deposited, with First National Bank and Trust Company, a national bank wholly owned by FNB ("First National") and transfer agent of FNB Stock (the "Exchange Agent"), for the benefit of each holder of Rowan Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate number of whole shares of FNB Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of Rowan Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of Rowan Stock (such certificates for shares of FNB Stock and such cash are referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the FNB Stock and cash contemplated to be issued with respect to Rowan Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FNB, on a daily basis. Any interest and other income resulting from such investments shall be paid to FNB.

   1.8  Exchange of Shares.

   (a) Exchange Procedures. After the Effective Time, FNB shall cause the Exchange Agent to mail to the shareholders of Rowan of record at the Effective Time who did not previously submit a completed Election Form transmittal materials and other appropriate written instructions (collectively, a "Transmittal Letter") (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of Rowan Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as FNB may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of Rowan Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of FNB Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither FNB nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of Rowan Stock not registered in the transfer records of Rowan, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such Rowan Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing Rowan Stock for six months after the Effective Time shall be delivered to FNB, upon demand, and any shareholders of Rowan who have not previously complied with the provisions of this Article I shall thereafter look only to FNB for payment of their claim for FNB Stock and/or cash and any dividends or distributions with respect to FNB Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Rowan Stock five years after the

Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of FNB free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to any holder of shares of Rowan Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

   (b) Lost Certificates. Any shareholder of Rowan whose certificate representing shares of Rowan Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and FNB).

   (c) Rights of Former Rowan Shareholders. At the Effective Time, the stock transfer books of Rowan shall be closed as to holders of Rowan Stock immediately prior to the Effective Time and no transfer of Rowan Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of Rowan Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing Rowan Stock are presented to Rowan, FNB or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of Rowan shall be entitled to vote after the Effective Time at any meeting of shareholders of FNB the number of whole shares of FNB Stock into which their respective shares of Rowan Stock are converted, regardless of whether such holders have exchanged their certificates representing Rowan Stock for certificates representing FNB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FNB Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of FNB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Rowan Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such Rowan Stock certificate (or compliance with Section 1.8(b) of this Agreement), the FNB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Rowan Stock certificate.

   1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Rowan Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with
Article 13 of the North Carolina Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Rowan shall give FNB (i) prompt notice of any written demands for appraisal of any shares of Rowan Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by Rowan relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of Rowan thereunder. Rowan shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

   1.10  Treatment of Rowan Stock Options.

   (a) At the Effective Time, FNB shall assume each option to purchase Rowan Stock granted and outstanding under the Rowan Bancorp, Inc. Incentive Stock Option Plan or the Rowan Bancorp, Inc. Non-Statutory Stock Option Plan (collectively, the "Rowan Option Plan"), whether or not then exercisable, in accordance with the terms of the Rowan Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) FNB shall be substituted for Rowan;
(ii) the FNB stock option committee shall be substituted for the compensation committee of the Rowan Board of Directors administering the Rowan Option Plan;
(iii) each stock option granted and outstanding under the Rowan Option Plan may be exercised solely for shares of FNB Stock; (iv) the number of shares of FNB Stock subject to each such stock option shall be the number of whole shares of FNB Stock (omitting any fractional share) determined by multiplying the number of shares of Rowan Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Rowan Option Plan shall be adjusted as required by
Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. FNB and Rowan shall take all necessary steps to effectuate the foregoing provisions of this Section 1.10, including appropriate amendments to the Rowan Option Plan if necessary.

   (b) As soon as practicable after the Effective Time, FNB shall deliver to each of the participants in the Rowan Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Rowan Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.10(a) after giving effect to the Merger). At or prior to the Effective Time, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.10. Rowan hereby represents that the Rowan Option Plan in its current form complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date hereof.

   (c) As soon as practicable after the Effective Time, FNB will use its best efforts to cause the shares subject to options granted under the Rowan Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form) registration statement.

   1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schell Bray Aycock Abel & Livingston P.L.L.C. in Greensboro, North Carolina, or at such other place as FNB shall designate, on a date mutually agreeable to Rowan and FNB (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the North Carolina Commissioner of Banks (the "Commissioner") and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, FNB and Rowan shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

   1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the "Effective Time") on the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

   1.13 Further Assurances. If at any time after the Effective Time FNB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Rowan acquired or to be acquired by reason of, or as a result of, the Merger, Rowan, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in FNB and otherwise to carry out the purpose of this Agreement, and that the officers and directors of FNB are fully authorized and directed in the name of Rowan or otherwise to take any and all such actions.

              ARTICLE II. REPRESENTATIONS AND WARRANTIES OF ROWAN

   Except as otherwise specifically provided herein or as "Previously Disclosed" to FNB, Rowan hereby makes the following representations and warranties to FNB. ("Previously Disclosed" shall mean, as to Rowan, the disclosure of information in a letter delivered by Rowan to FNB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

   2.1  Corporate Organization, Capacity and Authority.

   (a) Organization. Rowan is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a savings institution holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

   (b) Subsidiary. Rowan has one wholly owned subsidiary, Rowan Bank. Rowan Bank is sometimes referred to in this Agreement as the subsidiary of Rowan. Other than Rowan Bank, Rowan has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Rowan's investment portfolio and securities held in a fiduciary capacity.

   (c) Organization of Subsidiary. Rowan Bank is duly organized and validly existing under the laws of the State of North Carolina, and all of the outstanding capital stock of Rowan Bank is owned of record and beneficially, free and clear of all security interests and claims, by Rowan. All of the outstanding shares of capital stock of Rowan Bank are duly authorized, validly issued, fully paid and nonassessable.

   (d) Power and Authority. Each of Rowan and Rowan Bank has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Rowan and its subsidiary, and, to the best knowledge and belief of the management of

Rowan, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Rowan and its subsidiary. For purposes of this Article II, "Material Adverse Effect" shall mean: (a) with respect to references to Rowan, any change in the business of Rowan that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Rowan, or (b) with respect to references to Rowan and its subsidiary, any change in the business of Rowan or its subsidiary that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Rowan and its subsidiary considered as one enterprise.

   (e) Constituent Documents. Rowan has previously delivered to FNB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of Rowan and Rowan Bank, including all amendments and proposed amendments thereto.

   2.2 Capital Stock. The authorized capital stock of Rowan consists of 5,000,000 shares of common stock, no par value, of which 565,883 shares are issued and outstanding as of February 6, 2002, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Other than the Rowan Stock, Rowan has no outstanding class of capital stock. Each outstanding share of Rowan Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

   2.3 Principal Shareholders. Except as Previously Disclosed, there are no persons or entities known to Rowan that own beneficially, directly or indirectly, more than 5% of the outstanding shares of Rowan Stock.

   2.4 Convertible Securities, Options, Etc. Except for the Rowan Option Plan and the stock options granted thereunder and the option granted to FNB pursuant to an option agreement of even date herewith (the "FNB Option"), Rowan does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Rowan Stock or any other securities of Rowan, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Rowan Stock or any other securities of Rowan, or (iii) plan, agreement or other arrangement pursuant to which shares of Rowan Stock or any other securities of Rowan or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

   2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Rowan's Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of Rowan, (i) Rowan has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein,
(ii) all corporate proceedings and approvals required to be taken to authorize Rowan to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Rowan enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

   2.6  Validity of Transactions; Absence of Required Consents or
Waivers. Provided the required approvals of Rowan's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Rowan with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Rowan or Rowan Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Rowan or Rowan Bank is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Rowan or Rowan Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body;
(iv) result in the acceleration of any obligation or indebtedness of Rowan or Rowan Bank; or (v) interfere with or otherwise adversely affect the ability of Rowan to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of FNB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Rowan's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Rowan's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

   2.7 Books and Records. The books of account of each of Rowan and its subsidiary have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Rowan's and Rowan Bank's, respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of Rowan and Rowan Bank accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

   2.8 Regulatory Reports. Since January 1, 1998, each of Rowan and Rowan Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Savings Institutions Division (the "Division") or the Commissioner and (iii) any other governmental or regulatory authorities having jurisdiction over Rowan or Rowan Bank except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Rowan and Rowan Bank. All such reports, registrations and statements filed by Rowan or Rowan Bank with the FDIC, the Division, the Commissioner or other such regulatory authority are collectively referred to herein as the "Rowan Reports." As of their respective dates, the Rowan Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither Rowan nor Rowan Bank has been notified that any such Rowan Reports were deficient as to form or content. Following the date of this Agreement, Rowan shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Rowan or Rowan Bank, with the FDIC, the Division, the Commissioner or any other such regulatory authority.

   2.9  Shareholder Communications and SEC Filings; Financial Statements.

   (a) Shareholder Communications and SEC Filings. Rowan has made available to FNB true, accurate and complete copies of all annual reports, quarterly reports, proxy statements and other communications by Rowan or Rowan Bank to its shareholders generally since December 31, 1997 (collectively, the "Rowan Shareholder Reports"). The Rowan Shareholder Reports did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Rowan Shareholder Reports or necessary in order to make the statements in such Rowan Shareholder Reports, in light of the circumstances under which they were made, not misleading. Neither Rowan nor Rowan Bank has ever filed any report or registration statement pursuant to the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and neither is or has been required by applicable law to do so.

   (b) Financial Statements. Rowan has made available to FNB the following financial statements (collectively, the "Rowan Financial Statements"): (i) its consolidated balance sheets as of December 31, 2000 and 1999 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998, together with notes thereto, all as audited by KPMG LLP, independent certified public accountants;
(ii) its balance sheets as of March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and 2000, and the related statements of income for the three-month, six-month and nine-month periods then ended. Following the date of this Agreement, Rowan promptly will deliver to FNB all other annual or interim financial statements prepared by or for Rowan. The Rowan Financial Statements (including any related notes and schedules thereto) (x) are in accordance with Rowan's books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Rowan's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

   2.10 Tax Returns and Other Tax Matters. (i) Each of Rowan and Rowan Bank has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Rowan, Rowan Bank or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Rowan to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Rowan Financial Statements; (iii) tax returns and reports of Rowan and its subsidiary have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither Rowan nor Rowan Bank has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and
(iv) neither Rowan nor Rowan Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

   2.11  Absence of Material Adverse Changes or Certain Other Events.

   (a) Since December 31, 2000, each of Rowan and Rowan Bank has conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on Rowan and Rowan Bank.

   (b) Since December 31, 2000, and other than in the ordinary course of its business, neither Rowan nor Rowan Bank has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this
Section 2.11(b), "material" means material to Rowan and Rowan Bank considered as one enterprise.

   2.12 Absence of Undisclosed Liabilities. Neither Rowan nor Rowan Bank has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Rowan Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2000 and which are not, individually or in the aggregate, material to Rowan and Rowan Bank considered as one enterprise. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of Rowan or Rowan Bank.

   2.13  Litigation and Compliance with Law.

   (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Rowan, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Rowan, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Rowan and Rowan Bank, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Rowan or Rowan Bank for, or subject Rowan or Rowan Bank to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Rowan and Rowan Bank or on Rowan's ability to consummate the Merger.

   (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Rowan or Rowan Bank, each of Rowan and Rowan Bank has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Rowan and Rowan Bank, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Rowan, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

   (c) Neither Rowan nor Rowan Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Rowan or Rowan Bank that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Rowan or Rowan Bank; and neither Rowan nor Rowan Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

   (d) Neither Rowan nor Rowan Bank is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Rowan and Rowan Bank, and, to the best knowledge and belief of management of Rowan, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

   2.14 Real Properties. Rowan has Previously Disclosed to FNB a listing of all real property owned or leased by Rowan or Rowan Bank (the "Real Property") and all leases pertaining to any such Real Property to which Rowan or Rowan Bank is a party (the "Real Property Leases"). With respect to all Real Property, Rowan or Rowan Bank has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Rowan or Rowan Bank (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of Rowan's lessor, each such Real Property Lease may be assigned to FNB and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of Rowan, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on Rowan and Rowan Bank, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

   2.15  Loans, Accounts, Notes and Other Receivables.

   (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Rowan and Rowan Bank (i) have resulted from bona fide business transactions in the ordinary course of operations of Rowan and Rowan Bank, (ii) were made in accordance with the standard loan policies and procedures of Rowan and Rowan Bank, and (iii) are owned by Rowan or Rowan Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

   (b) All of the records of Rowan and Rowan Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights ("Loan Collateral"), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Neither Rowan nor Rowan Bank has engaged in any form of indirect lending and no such indirect loans are outstanding.

   (c) To the best knowledge and belief of management of Rowan, each loan reflected as an asset on the books of Rowan and Rowan Bank and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

   (d) Rowan has previously delivered to FNB (i) a written listing of each loan, extension of credit or other asset of Rowan or Rowan Bank which, as of December 31, 2001, is classified by the FDIC or the Commissioner as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2001, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

   (e) As of December 31, 2001, Rowan's, or Rowan Bank's, reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of Rowan, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At December 31, 2001, Rowan's Loan Loss Reserve was $729,070.

   2.16 Securities Portfolio and Investments. All securities owned by Rowan or Rowan Bank (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Rowan or Rowan Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Rowan or Rowan Bank is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Rowan or Rowan Bank has "purchased" securities under agreement to resell, Rowan or Rowan Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2001, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Rowan's securities portfolio as a whole.

   2.17 Personal Property and Other Assets. All tangible personal property of Rowan or Rowan Bank material to the business operations of Rowan and Rowan Bank (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Rowan or Rowan Bank in the operation of its business) is owned or leased by Rowan or Rowan Bank free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of Rowan or Rowan Bank's tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

   2.18 Patents and Trademarks. Rowan and Rowan Bank own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and neither Rowan nor Rowan Bank has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

   2.19  Environmental Matters.

   (a) Rowan has Previously Disclosed to FNB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

   (b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of Rowan, the Loan Collateral, which constitutes a violation of any Environmental Laws.

   (c) Neither Rowan nor Rowan Bank has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, to the best knowledge and belief of management of Rowan, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Rowan or Rowan Bank is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on Rowan or Rowan Bank.

   (d) Neither Rowan nor Rowan Bank is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of Rowan, any Loan Collateral by any person or entity.

   (e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of Rowan, any Loan Collateral, or the operations of Rowan or Rowan Bank, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

   (f)  For purposes of this Agreement, "Environmental Laws" shall include:

      (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

      (ii)  all contractual agreements, and

      (iii)  all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

   (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

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

   2.20 Brokerage or Finders' Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by Rowan or its representative, Trident Securities, a division of McDonald Investments Inc. ("Trident"), directly with FNB or its representatives, and no person or firm other than Trident has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Rowan or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

   2.21  Material Contracts.

   (a) Except as Previously Disclosed, neither Rowan nor Rowan Bank is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to Rowan and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Rowan or Rowan Bank and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits Rowan or Rowan Bank to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary's business), (vi) which involves the purchase or sale of any assets of Rowan or Rowan Bank, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Rowan or Rowan Bank, or (vii) with any director, officer or principal shareholder of Rowan or Rowan Bank (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

   (b) Neither Rowan nor Rowan Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

   2.22  Employment Matters; Employee Relations.

   (a) Each of Rowan and Rowan Bank (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of Rowan, asserted that Rowan or Rowan Bank is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

   (b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of Rowan, threatened against Rowan or Rowan Bank (or their employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Neither Rowan nor Rowan Bank is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Rowan, Rowan Bank, or any of their employees, or any pending or threatened proceeding in which it is asserted that Rowan or Rowan Bank has committed an unfair labor practice; and, neither Rowan nor Rowan Bank is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

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

   2.23  Employment Agreements; Employee Benefit Plans.

   (a) Rowan has Previously Disclosed to FNB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Rowan or Rowan Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to FNB. Neither Rowan nor Rowan Bank maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and Rowan is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Rowan or Rowan Bank) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

   (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Rowan or Rowan Bank currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on Rowan or its subsidiary. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by Rowan. Neither Rowan nor Rowan Bank has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

   (c) Rowan has delivered to FNB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on Rowan or Rowan Bank. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between Rowan, Rowan Bank or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Rowan, Rowan Bank or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on Rowan or Rowan Bank.

   (d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Rowan or Rowan Bank with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Rowan or Rowan Bank. Neither Rowan nor Rowan Bank presently contributes to a "Multiemployer Plan" or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of
Section 401(a) of the Code) maintained by Rowan or Rowan Bank have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by Rowan or Rowan Bank have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Rowan nor Rowan Bank has provided, and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to
Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Rowan or Rowan Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

   (e) There are no restrictions on the rights of Rowan or Rowan Bank to amend or terminate any Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

   2.24 Insurance. Rowan has in effect a "financial institutions bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to FNB (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Rowan, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Rowan and Rowan Bank. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Rowan and Rowan Bank have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither Rowan nor Rowan Bank is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and Rowan has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

   2.25 Insurance of Deposits. Rowan Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Rowan Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Rowan Bank to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of Rowan, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

   2.26 Compensation; Stock Ownership. Rowan has Previously Disclosed (i) the name and current salary or wage rate for each present employee of Rowan or Rowan Bank, (ii) the name of and number of shares of Rowan Stock beneficially owned by each of the directors and officers of Rowan and by any person or entity known to Rowan to own beneficially 5% or more of Rowan Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of Rowan, including, without limitation, the Rowan Option Plan.

   2.27 Affiliates. Rowan will deliver to FNB within 15 days of the date hereof a listing of those persons deemed by Rowan and its counsel as of the date of this Agreement to be "Affiliates" of Rowan as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of Rowan.

   2.28 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of Rowan, there exists no fact or condition relating to Rowan or Rowan Bank that may reasonably be expected to (i) prevent, impede or delay FNB or Rowan from obtaining the regulatory approvals required to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Rowan, Rowan shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of FNB.

   2.29 Disclosure. To the best knowledge and belief of management of Rowan, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Rowan at any time to FNB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Rowan to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by Rowan.

              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FNB

   Except as otherwise specifically described herein or as "Previously Disclosed" to Rowan, FNB hereby makes the following representations and warranties to Rowan. ("Previously Disclosed" shall mean, as to FNB, the disclosure of information in a letter delivered by FNB to Rowan specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

   3.1  Corporate Organization, Capacity and Authority.

   (a) Organization. FNB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

   (b) Subsidiaries. FNB has one wholly owned subsidiary, First National Bank and Trust Company, a national banking corporation. First National has one wholly owned subsidiary, First National Investor Services, Inc., a North Carolina corporation ("FNIS"). First National and FNIS are sometimes referred to as the subsidiaries of FNB. Other than First National and FNIS, FNB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in First National's investment portfolio and securities held in a fiduciary capacity.

   (c) Organization of Subsidiaries. First National is duly organized and validly existing under the laws of the United States. FNIS is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by FNB or First National. All of the outstanding shares of capital stock of each of FNB's subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

   (d) Power and Authority. Each of FNB and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on FNB and its subsidiaries, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FNB and its subsidiaries. For purposes of this Article III, "Material Adverse Effect" shall mean: (a) with respect to references to FNB, any change in the business of FNB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of FNB, or (b) with respect to references to FNB and its subsidiaries, any change in the business of FNB or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of FNB and its subsidiaries considered as one enterprise.

   (e) Constituent Documents. FNB has previously delivered to Rowan true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of its subsidiaries, including all amendments and proposed amendments thereto.

   3.2 Capital Stock. The authorized capital stock of FNB consists of 10,000,000 shares of FNB Stock, of which 4,763,261 shares are issued and outstanding as of February 6, 2002, and 200,000 shares of preferred stock, par value $10.00, of which no shares are issued and outstanding. Each outstanding share of FNB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of FNB Stock issued to Rowan's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

   3.3 Convertible Securities, Options, Etc. Except for the FNB Corp. Stock Compensation Plan and the stock options granted thereunder and the Carolina Fincorp, Inc. Stock Option Plan and the stock options granted thereunder, FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB, or (iii) plan, agreement or other arrangement pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

   3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FNB's Board of Directors. Subject to required shareholder approval, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize FNB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of FNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

   3.5  Validity of Transactions; Absence of Required Consents or
Waivers. Provided the required approvals of FNB's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of FNB or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or any subsidiary, is bound or by which it, its business, capital stock or any of its properties or assets may be affected;
(ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of FNB or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of FNB or any subsidiary; or (v) interfere with or otherwise adversely affect FNB's ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with FNB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

   3.6  Books and Records.   The books of account of FNB and its subsidiaries
have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects FNB's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of FNB and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Rowan and its representatives.

   3.7 Regulatory Reports. Since January 1, 1998, FNB and its subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency ("OCC") and any other governmental or regulatory authorities having jurisdiction over FNB or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on FNB and its subsidiaries. All such reports and statements filed with the Federal Reserve Board, the FDIC, the OCC or other such regulatory authority are collectively referred to herein as the "FNB Reports." As of their respective dates, the FNB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, FNB has not been notified that any such FNB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to Rowan upon its request a copy of any report, registration, statement or other regulatory filing made by FNB or its subsidiaries with the Federal Reserve Board, the FDIC, the OCC or any other such regulatory authority.

   3.8  SEC Filings; Financial Statements.

   (a) SEC Filings. FNB has filed and made available to Rowan all forms, reports, and documents required to be filed by FNB with the SEC since December 31, 1998 (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading.

   (b) Financial Statements. FNB has filed with the SEC and made available to Rowan the following financial statements (collectively, the "FNB Financial Statements"): (i) its consolidated balance sheets as of December 31, 2000 and 1999 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998, together with notes thereto, all as audited by KPMG LLP, independent certified public accountants, and (ii) its balance sheets as of March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and 2000, and the related statements of income for the three-month, six-month and nine-month periods then ended. Following the date of this Agreement, FNB promptly will deliver to Rowan all other annual or interim financial statements prepared by or for FNB. The FNB Financial Statements (including any related notes and schedules thereto)
(i) are in accordance with FNB's books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly FNB's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

   3.9 Tax Returns and Other Tax Matters. (i) Each of FNB and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of FNB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the FNB Financial Statements; (iii) tax returns and reports of FNB and its subsidiaries have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither FNB nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither FNB nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

   3.10 Absence of Material Adverse Changes. Since December 31, 2000, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on FNB and its subsidiaries.

   3.11 Absence of Undisclosed Liabilities. Neither FNB nor its subsidiaries have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2000 and which are not, individually or in the aggregate, material to FNB and its subsidiaries considered as one enterprise.

   3.12  Litigation and Compliance with Law.

   (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of FNB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of FNB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FNB, its subsidiaries or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of FNB or its subsidiaries for, or subject FNB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on FNB and its subsidiaries or on FNB's ability to consummate the Merger.

   (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on FNB or its subsidiaries, each of FNB and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on FNB and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of FNB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

   (c) Neither FNB nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FNB or its subsidiaries which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of FNB or its subsidiaries; and neither FNB nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

   (d) Neither FNB nor any of its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on FNB and its subsidiaries, and, to the best knowledge and belief of management of FNB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

   3.13 Absence of Brokerage or Finders' Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by FNB or its representative, Keefe, Bruyette & Woods, Inc. ("KBW") directly with Rowan or its representatives and no person or firm or other than KBW has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

   3.14 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of FNB, no fact or condition relating to FNB exists that may reasonably be expected to (i) prevent, impede or delay FNB or Rowan from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of FNB, FNB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Rowan.

   3.15  Loans, Accounts, Notes and Other Receivables.

   (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of FNB and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of FNB and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of FNB and its subsidiaries, and (iii) are owned by FNB or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

   (b) All of the records of FNB and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

   (c) To the best knowledge and belief of management of FNB, each loan reflected as an asset on the books of FNB and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

   3.16 Securities Portfolio and Investments. All securities owned by FNB or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of FNB or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FNB or any subsidiary is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which FNB or any subsidiary has "purchased" securities under agreement to resell, FNB or any subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2001, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of FNB's securities portfolio as a whole.

   3.17 Disclosure. To the best of the knowledge and belief of FNB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FNB at any time to Rowan in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to Rowan is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

                        ARTICLE IV. COVENANTS OF ROWAN

   4.1 Affirmative Covenants of Rowan. Rowan hereby covenants and agrees as follows with FNB:

   (a) "Affiliates" of Rowan. Rowan will use its best efforts to cause each Affiliate disclosed to FNB (in addition to each additional person who shall become an Affiliate of Rowan after the date of this Agreement or who shall be deemed by FNB or its counsel, in their sole discretion, to be an Affiliate of Rowan, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Rowan) to execute and deliver to FNB prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of FNB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates' Agreement shall be in form and content reasonably satisfactory to FNB. Certificates for the shares of FNB Stock issued to Affiliates of Rowan shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

   (b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by FNB in writing, Rowan will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:
      (i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

      (ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

      (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

      (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

      (v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

      (vi)  continue to maintain in force insurance such as is described in
   Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

      (vii) promptly provide to FNB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB reasonably shall request.

   (c) Loans. Rowan will obtain FNB's prior approval for each new extension of credit (including the issuance of unfunded commitments) that it or Rowan Bank proposes to make within the following categories: (i) loan participations,
(ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $500,000 in principal amount. Neither Rowan nor Rowan Bank will enter into any form of indirect lending. Additionally, Rowan will make available and provide to FNB the following information with respect to its and Rowan Bank's loans and other extensions of credit (such assets herein referred to as "Loans") as of December 31, 2001 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

      (i) a list of Loans past due for 30 days or more as to principal or interest;

      (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

      (iii)  a list of Loans in nonaccrual status;

      (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

      (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

      (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

      (vii) a list of any actual or threatened litigation by or against Rowan or Rowan Bank pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

   (d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Rowan promptly will notify FNB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Rowan herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Rowan's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

   (e) Consents to Assignment of Contracts and Leases. Rowan will use its best efforts to obtain all required consents to the assignment to FNB of Rowan's or Rowan Bank's rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by FNB.

   (f) Qualified Plans. Rowan shall take all appropriate action as shall be necessary to maintain the Rowan Savings Bank Financial Institutions Thrift Plan (the "Rowan 401(k) Plan"), and the Rowan Savings Bank SSB Inc. Paychex Section 125 Plan (the "Rowan Cafeteria Plan") as qualified plans for purposes of ERISA. Rowan acknowledges that FNB intends (i) that the Rowan 40l(k) Plan will be merged into FNB's Section 401(k) Savings Plan (the "FNB 401(k) Plan") as soon as practicable after the Effective Time and (ii) that the Rowan Cafeteria Plan will be terminated as soon as practical after the Effective Time. Rowan shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of FNB.

   (g) Further Action; Instruments of Transfer. Rowan shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to FNB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Rowan in consummating such transactions and (iii) cooperate with FNB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

   4.2 Negative Covenants of Rowan. Between the date hereof and the Effective Time, neither Rowan nor, if applicable, Rowan Bank, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of FNB:

   (a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

   (b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Rowan Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

   (c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action, other than the FNB Option.

   (d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than its regularly scheduled semi-annual regular dividend in the amount of $.20 per share of Rowan Stock; provided, however, that Rowan may declare and pay prior to the Effective Time such additional regular semi-annual dividend of up to $.20 per share if necessary to prevent its shareholders from failing to receive regular dividends from either Rowan or FNB or both during the first or last six months of a calendar year of $.20 per share.

   (e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Rowan or Rowan Bank without cost or other liability on no more than 30 days' notice;
(ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the Rowan Option Plan; (iv) make contributions to the Rowan 401(k) Plan other than basic and matching contributions in accordance with the terms of the Rowan 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

   (f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to FNB and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

   (g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

   (h)  Acquisitions; Additional Branch Offices.  Directly or indirectly
(i)acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

   (i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or
(iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

   (j)  Exclusive Merger Agreement.  Directly or indirectly, through any person
(i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than FNB) relating to a merger or other acquisition of Rowan or the purchase or acquisition of any Rowan Stock or all or any significant part of Rowan's assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Rowan or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Rowan's assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

   (k) Acquisition or Disposition of Assets.

      (i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

      (ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

      (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Rowan or Rowan Bank for a period longer than six months;

      (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

      (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in Rowan's business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Rowan or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

   (l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or
(iii) incur any other liability or obligation (absolute or contingent).

   (m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to FNB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

   (n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

   (o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $15,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Rowan or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Rowan or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Rowan's or any subsidiary's lending operations).

   (p) Deposit Liabilities. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

   4.3 Shareholder Approval.

   (a) Meeting of Shareholders. Rowan shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), Rowan shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

   (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of Rowan shall recommend to the shareholders of Rowan that they vote their shares at the shareholders' meeting contemplated by Section 4.3(a) above to approve this Agreement and Plan of Merger and the Proxy Statement/Prospectus (as defined in Section 6.1(b) will so indicate and state that Rowan's Board of Directors considers the Merger to be advisable and in the best interests of Rowan and its shareholders.

                          ARTICLE V. COVENANTS OF FNB

   FNB hereby covenants and agrees as follows with Rowan:

   5.1 NASDAQ Notification. Prior to the Effective Time, FNB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of FNB Stock to be issued to Rowan's shareholders pursuant to the Merger.

   5.2 Employment.

   (a) Bruce D. Jones. Provided he remains employed as President and Chief Executive Officer of Rowan and Rowan Bank at the Effective Time, Rowan Bank shall enter into an employment agreement with Bruce D. Jones as of the Effective Time which shall contain substantially the same terms and conditions and be in substantially the same form as is attached hereto as Schedule B.

   (b) Janet D. Abernethy. Provided she remains employed as Senior Vice President and Chief Lending Officer of Rowan Bank at the Effective Time, FNB will, or will cause a subsidiary to, (i) grant an option to acquire 5,000 shares of FNB Stock to Janet D. Abernethy under the FNB Stock Compensation Plan, which option shall become exercisable one year after the date of grant, with 20% of the shares covered by the option becoming exercisable at that time and an additional 20% of the options shares becoming exercisable on each successive anniversary date provided that such option shall become immediately exercisable in full upon the termination of Ms. Abernethy's employment by FNB or Rowan Bank other than for cause, at an option price equal to the fair market value of FNB Stock on the date of grant; (ii) continue or assume the obligations of Rowan Bank under Ms. Abernethy's employment agreement dated March 23, 1999 but only as such agreement is amended with the prior approval of FNB, (iii) continue or assume the obligations of Rowan Bank under Ms. Abernethy's existing Change-of-Control Agreement with Rowan Bank subject, however, to the provisions of Ms. Abernethy's employment agreement dated March 23, 1999 as such agreement is amended with the prior approval of FNB; and (iv) continue or assume the obligations of Rowan Bank to pay the premiums for supplemental term life insurance for Ms. Abernethy as Previously Disclosed.

   (c) Eric E. Rhodes. Provided he remains employed as Senior Vice President and Chief Financial Officer of Rowan Bank at the Effective Time, FNB will, or will cause a subsidiary to, (i) grant an option to acquire 5,000 shares of FNB Stock to Eric E. Rhodes under the FNB Stock Compensation Plan, which option shall become exercisable one year after the date of grant, with 20% of the shares covered by the option becoming exercisable at that time and an additional 20% of the options shares becoming exercisable on each successive anniversary date provided that such option shall become immediately exercisable in full upon the termination of Mr. Rhodes's employment by FNB or Rowan Bank other than for cause, at an option price equal to the fair market value of FNB Stock on the date of grant; (ii) continue or assume the obligations of Rowan Bank under Mr. Rhodes's existing Change-of-Control Agreement with Rowan Bank; and (iii) continue or assume the obligations of Rowan Bank to pay the premiums for supplemental term life insurance for Mr. Rhodes as Previously Disclosed.

   (d) Other Employees; Severance. After the Effective Time, FNB may, but shall be under no obligation to, retain other employees of Rowan and Rowan Bank. Any such person retained shall be an employee of FNB on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate FNB to employ any such person for any specific period of time or in any specific position or location or to restrict FNB's right to change the rate of compensation or terminate the employment of any such person at any time and for any reason. For a period of one year following the Effective Time, FNB shall cause Rowan Bank or First National (if successor to Rowan Bank) to pay severance benefits to employees of Rowan Bank who are not party to either a written employment agreement or change-of-control agreement with Rowan Bank if their employment is terminated by Rowan Bank, FNB or First National after the Effective Time other than for cause. The severance benefit shall be equal to two weeks' salary at the employee's existing salary rate at the time of termination multiplied by the employee's number of complete years of service as an employee of Rowan Bank; provided, however, that the severance benefit will not exceed one half of the annual salary payable to the employee at his or her salary rate existing on the date of such termination.

   5.3 Employee Benefits.

   (a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to FNB's qualified plans, any employee of Rowan or Rowan Bank who continues employment with FNB, Rowan or Rowan Bank at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by FNB or First National on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of FNB or First National. However, each New Employee shall be given credit for his or her full years of service with Rowan or Rowan Bank for purposes of (i) entitlement to vacation and sick leave and for participation in all FNB or First National welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the FNB 401(k) Plan and in FNB's defined benefit pension plan (the "FNB Pension Plan"). Notwithstanding any provision herein to the contrary, FNB will not be required to take any action that could adversely affect the continuing qualification of the FNB 40l(k) Plan or the FNB Pension Plan. FNB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with FNB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Rowan Bank but shall thereafter be subject to FNB's leave policies.

   (b) Health Insurance. Each New Employee shall be entitled to participate in First National's group health insurance plan at a cost equal to the cost for any First National employee and such participation shall be without regard to pre-existing condition requirements under First National's group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Rowan. For the period commencing on the date a New Employee is enrolled in First National's group health insurance plan and ending on the sooner of (i) the New Employee's discontinuing dependent coverage under First National's group health insurance plan and (ii) the second anniversary of the date of the Effective Time, FNB will pay or cause to be paid to a flexible spending account on behalf of each New Employee (other than any employee whose salary had been adjusted by Rowan Bank for health insurance coverage) who was enrolled in and elected dependent (meaning spousal, family or children only) coverage under Rowan Bank's group health insurance plan at the Effective Time a supplement in the amount by which the New Employee's cost for such coverage under the First National plan exceeds the New Employee's cost for such coverage under Rowan Bank's plan, provided that such amount shall not exceed $203.87 for spousal coverage, $113.55 for children only coverage, and $278.20 for family coverage. In the event a New Employee at any time elects lesser dependent coverage than that in effect for such New Employee at the Effective Time, such as reducing coverage from full family to spousal or children only, the supplement will be reduced accordingly. FNB will not pay or cause to be paid any amount for increases in coverage. The supplements paid or caused to be paid by FNB hereunder will not be considered salary for purposes of bonuses, incremental raises or salary adjustments that may be made from time to time as appropriate on an individual basis or for purposes of any severance benefits.

   (c) Option Plan.   FNB shall assume each stock option granted under the
Rowan Option Plan as provided in Section 1.10(a) above.

5.4   Rowan Directors.

   (a) Representation on FNB Board.   FNB shall appoint two persons nominated
by Rowan, one of whom shall be Bruce D. Jones, at the Effective Time to serve as directors of FNB until the next annual meeting of shareholders at which directors of FNB are elected and shall take such actions as shall be required to increase the number of members of its Board of Directors as may be necessary to permit such nominees to serve as directors. FNB's Board shall, if necessary, nominate such persons for election at annual meetings of FNB shareholders such that such nominees of Rowan, if elected by FNB's shareholders, would be able to serve as directors of FNB for no less than three years after the Effective Time. FNB will take such action as shall be necessary to waive any mandatory retirement policies of FNB with respect to its Board of Directors for such nominees to serve for no less than three years after the Effective Time.

   (b) Bank Board.   Each of the members of Rowan Bank's Board of Directors at
the Effective Time shall continue to serve as a member of Rowan Bank's Board of Directors after the Effective Time notwithstanding, for a period of two years after the Effective Time, any mandatory retirement policy of FNB for its directors generally. Each person so appointed shall diligently discharge his or her duties as a board member and promote in good faith FNB's and Rowan Bank's best interests. For their services as board members or, at FNB's option following any merger of Rowan Bank with First National or other subsidiary of FNB, as members of a local advisory board to such subsidiary and FNB, each person so appointed who is not also an employee of Rowan Bank or FNB shall be compensated at the rate presently in effect as Previously Disclosed, including payment of health insurance premiums for Claude
M. Colvard and his spouse at the rate presently in effect, for serving as a member of the Rowan Bank Board of Directors for a period of three years after the Effective Time provided that he or she remains a director of the board or an advisory director for FNB and provided further that he or she not be serving as a director or advisory director of another financial institution or financial institution holding company. Each such person's service as a director or an advisory director will be at FNB's pleasure and will be subject to FNB's normal policies and procedures regarding the appointment and service of directors to the boards of its subsidiaries; provided, however, that if any such person's service as a director or an advisory director is terminated by FNB, FNB shall continue to pay such person compensation for the balance of the three-year period after the Effective Time upon such termination. FNB shall have the right to appoint and elect two additional members to the Rowan Bank Board of Directors and Rowan shall cause Rowan Bank to take such actions as shall be required to increase the number of members of Rowan Bank's Board of Directors as may be necessary to permit such nominees to serve as directors.

   (c) Deferred Compensation.   FNB shall assume the obligations of Rowan under
Previously Disclosed deferred compensation arrangements presently in effect for Rowan's directors.

5.5   Indemnification of Directors and Officers.

   (a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Rowan and its directors and officers, FNB shall indemnify, hold harmless and defend the directors and officers of Rowan in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys' fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Rowan (including service as a director or officer of any Rowan subsidiary or fiduciary of any of the Rowan Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that FNB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) FNB shall have the right to assume the defense thereof and upon such assumption FNB shall not be liable to any director or officer of Rowan for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between FNB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and FNB shall pay the reasonable fees and expenses of such counsel, (B) FNB shall not be liable for any settlement effected without its prior written consent, and (C) FNB shall have no obligation hereunder to any director or officer of Rowan when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of Rowan or Rowan Bank or pursuant to any Plan for which the indemnity serves as a fiduciary.

   (b) From and after the Effective Time, FNB will directly or indirectly cause the persons who served as directors or officers of Rowan at the Effective Time to be covered by Rowan's existing directors' and officers' liability insurance policy (provided that FNB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

   (c) The indemnification provided by this Section 5.5 is the sole indemnification provided by FNB to the directors and officers of Rowan for service in such positions up to and through the Effective Time. This Section
5.5 is intended to create personal rights in the directors and officers of Rowan, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

   5.6   Merger Sub Organization.   FNB shall organize Merger Sub under the
laws of the State of North Carolina prior to the Effective Time. The outstanding capital stock of Merger Sub shall consist of 1,000 shares of common stock, all of which will be owned by FNB. Prior to the Effective Time, Merger Sub shall not (i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind, acquire any assets, or incur any liability, except as may be expressly contemplated by this Agreement or the Plan of Merger or as FNB and Rowan may otherwise agree. FNB, as the sole shareholder of Merger Sub, shall vote prior to the Effective Time the shares of common stock of Merger Sub in favor of the Plan of Merger and shall take all such other actions as shall be necessary for Merger Sub to consummate the transactions described herein. At the Effective Time, Merger Sub shall be a corporation duly organized and validly existing under the laws of the State of North Carolina with the corporate power and authority necessary to consummate the transactions contemplated by the Plan of Merger.

   5.7   Rowan Bank.   For a period of not less than 24 months following the
Effective Time, FNB shall hold Rowan Bank as a separate, state-chartered subsidiary of FNB; provided, however, that the Board of Directors of Rowan Bank may elect to cause Rowan Bank to merge with First National or another subsidiary of FNB prior to the termination of such 24-month period.

   5.8   Notice of Certain Changes or Events.   Following the execution of this
Agreement and up to the Effective Time, FNB promptly will notify Rowan in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of FNB herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of FNB's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

   5.9   Further Action; Instruments of Transfer.   FNB shall (i) use its best
efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Rowan all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of FNB in consummating such transactions and (iii) cooperate with Rowan fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

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                         ARTICLE VI. MUTUAL AGREEMENTS

   6.1   Registration Statement; Proxy Statement/Prospectus.

   (a) Registration Statement and "Blue Sky" Approvals.   As soon as
practicable following the execution of this Agreement and after the furnishing by Rowan of all information required to be contained therein, FNB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as FNB shall determine to be appropriate) (the "Registration Statement") covering the FNB Stock to be issued to shareholders of Rowan pursuant to this Agreement. Additionally, FNB shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the FNB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. FNB shall deliver to Rowan and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

   (b) Preparation and Distribution of Proxy Statement/Prospectus.   FNB and
Rowan jointly shall prepare a "Proxy Statement/Prospectus" for distribution to the shareholders of Rowan as the proxy statement relating to solicitation of proxies for use at the shareholders' meeting contemplated in Section 6.1(b) above and as FNB's prospectus relating to the offer and distribution of FNB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders' meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by FNB and Rowan. FNB shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described above; and FNB and Rowan shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. Rowan shall mail the Proxy Statement/Prospectus to its shareholders prior to the scheduled date of its shareholders' meeting; provided, however, that no such materials shall be mailed to Rowan's shareholders unless and until FNB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

   (c) Information for Proxy Statement/Prospectus and Registration Statement. Each of FNB and Rowan shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Each of FNB and Rowan hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

   6.2   Regulatory Approvals.   Within 75 days after the date of this
Agreement, each of FNB and Rowan shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

   6.3   Access.   Following the date of this Agreement and to and including
the Effective Time, Rowan and FNB shall each provide the other party and such other party's employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Rowan and FNB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by FNB or Rowan shall be performed in such a manner as will not interfere unreasonably with the other party's normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

   6.4   Costs.   Subject to the provisions of Section 8.3(c) below, and
whether or not this Agreement shall be terminated or the Merger shall be consummated, each of FNB and Rowan shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

   6.5   Announcements.   No person other than the parties to this Agreement is
authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to FNB or Rowan any such disclosure by FNB or Rowan, as the case may be, is required by law or otherwise is prudent.

   6.6   Confidentiality.   FNB and Rowan each shall treat as confidential and
not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or
(iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the

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

negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties' obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

   6.7 Environmental Studies.   At its option, FNB may cause to be conducted
Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as FNB shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Rowan's normal operations, and provided further, however, that Rowan shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. FNB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by FNB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, FNB believes that Rowan or, following the Merger, FNB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Rowan or, following the Merger, FNB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Rowan or, following the Merger, FNB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, FNB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then FNB shall give Rowan prompt written notice thereof (together with all information in its possession relating thereto) and, at FNB's sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to Rowan or its shareholders.

   6.8   Tax-Free Reorganization.   FNB and Rowan shall each use its best
efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

   6.9 Certain Modifications. FNB and Rowan shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Rowan shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. FNB and Rowan also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of FNB and Rowan contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

   6.10   Transition Team.   FNB and Rowan shall create a transition team
comprised of staff and representatives of Rowan and staff and representatives of FNB (the "Transition Team"). The purpose of the

Transition Team shall be to provide detailed guidance to FNB in fulfilling and consummating the Merger, to maintain open lines of communication between Rowan and FNB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

                  ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

   7.1   Conditions to all Parties' Obligations.   Notwithstanding any other
provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

   (a) Corporate Action.   All corporate action necessary to authorize the
execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Rowan of this Agreement and Plan of Merger.

   (b) Registration Statement Effective.   The Registration Statement
(including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

   (c) "Blue Sky" Approvals.   FNB shall have received all state securities or
"Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of FNB Stock in the Merger.

   (d) Regulatory Approvals.   (i) The Merger and other transactions described
herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by FNB or Rowan to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to FNB or Rowan's shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

   (e) Adverse Proceedings, Injunction, Etc.   There shall not be (i) any
order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Rowan or FNB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Rowan or FNB or any of their respective officers or directors which shall reasonably be considered by Rowan or FNB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

   (f) Tax Opinion.   The parties shall have received an opinion, dated the
Closing Date, of Schell Bray Aycock Abel & Livingston P.L.L.C. or another tax advisor in form and substance satisfactory to FNB and Rowan, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger, together with the immediately subsequent merger of the Surviving Corporation with and into FNB (collectively, the "Mergers"), will constitute a "reorganization" as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by FNB or Rowan by reason of the Mergers, (iii) the exchange or cancellation of shares of Rowan Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Rowan to the extent such shareholders receive FNB Stock in exchange for their shares of Rowan Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the FNB Stock to be received by a shareholder of Rowan will be the same as the basis of the Rowan Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Rowan Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the FNB Stock received by the shareholder in the Merger will include the holding period of Rowan Stock surrendered in exchange therefor. In rendering its opinion, Schell Bray Aycock Abel & Livingston P.L.L.C. or such other tax advisor will require and rely on representations by officers of FNB and Rowan, and will be entitled to make reasonable assumptions, including that the Merger will be followed immediately by the merger of the Surviving Corporation with and into FNB.

   (g) Nasdaq Listing.   FNB shall have satisfied all requirements for the
shares of FNB Stock to be issued to the shareholders of Rowan and holders of options issued under the Rowan Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

   7.2   Additional Conditions to Rowan's Obligations.   Notwithstanding any
other provision of this Agreement to the contrary, Rowan's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

   (a) Material Adverse Change.   There shall not have been any material
adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

   (b) Compliance with Laws.   FNB shall have complied in all material respects
with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise.

   (c) FNB's Representations and Warranties and Performance of Agreements;
Officers' Certificate.   Unless waived in writing by Rowan as provided in
Section 10.2 below, (i) each of the representations and warranties of FNB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) FNB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Rowan shall have received a

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

certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of FNB to the foregoing effect and as to such other matters as may be reasonably requested by Rowan.

   (d) Legal Opinion of FNB's Counsel.   Rowan shall have received from Schell
Bray Aycock Abel & Livingston P.L.L.C., counsel for FNB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Rowan and its counsel.

   (e) Fairness Opinion. Rowan shall have received from its financial advisor, Trident, an opinion dated as of a date prior to the mailing of the Proxy Statement/Prospectus to Rowan's shareholders in connection with its shareholders' meeting to the effect that the consideration to be received by Rowan's shareholders in the Merger is fair, from a financial point of view, to Rowan and its shareholders.

   (f) Other Documents and Information from FNB. FNB shall have provided to Rowan correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Rowan or its counsel.

   7.3 Additional Conditions to FNB's Obligations. Notwithstanding any other provision of this Agreement to the contrary, FNB's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

   (a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Rowan and its subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

   (b) Compliance with Laws. Rowan shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or Rowan.

   (c) Rowan's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by FNB as provided in Section
10.2 below, (i) each of the representations and warranties of Rowan contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Rowan and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Rowan shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. FNB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Rowan to the foregoing effect and as to such other matters as may be reasonably requested by FNB.

   (d) Legal Opinion of Rowan's Counsel. FNB shall have received from Gaeta & Glesener P.A. counsel to Rowan, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to FNB and its counsel.

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

   (e) Other Documents and Information from Rowan. Rowan shall have provided to FNB correct and complete copies of Rowan's Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by Rowan's Secretary), together with certificates of the incumbency of Rowan's officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

   (f) Amendments to Benefit Plans. The Board of Directors of Rowan shall have adopted and implemented, effective as of the Effective Time, such amendments to the Rowan Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to FNB.

   (g) Consents to Assignment of Property Leases. Rowan shall have obtained all required consents to the assignment to FNB of its rights and obligations under any personal property lease and any Real Property Lease material to the business of Rowan and its subsidiaries considered as one enterprise, and such consents shall be in such form and substance as shall be satisfactory to FNB; and each of the lessors of Rowan shall have confirmed in writing that Rowan is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

                  ARTICLE VIII. TERMINATION; BREACH; REMEDIES

   8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Rowan and FNB), this Agreement may be terminated by the mutual agreement of FNB and Rowan. Upon any such mutual termination, all obligations of Rowan and FNB hereunder shall terminate and each party shall pay costs and expenses as provided in Section
6.4 above.

   8.2 Unilateral Termination. This Agreement may be terminated by either FNB or Rowan (whether before or after approval hereof by Rowan's or FNB's shareholders) upon written notice to the other parties and under the circumstances described below.

   (a) Termination by FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

      (i) if any of the conditions to the obligations of FNB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by FNB by September 30, 2002 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

      (ii) if Rowan shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

      (iii) if FNB determines at any time that any of Rowan's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

      (iv) if, notwithstanding FNB's satisfaction of its obligations under
   Section 6.1 above, Rowan's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting held for such purpose;

      (v) if the Merger shall not have become effective on or before September 30, 2002 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days; or

      (vi) under the circumstances described in Section 6.7 above.

   However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to Rowan as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by FNB shall not become effective if, within 30 days following the giving of such notice, Rowan shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event Rowan cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such 30-day period, FNB shall have 30 days to notify Rowan of its intention to terminate this Agreement. A failure to so notify Rowan will be deemed to be a waiver by FNB of the breach, default or violation pursuant to Section 10.2 below.

   (b) Termination by Rowan. This Agreement may be terminated by Rowan by action of its Board of Directors:

      (i) if any of the conditions of the obligations of Rowan (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by Rowan by September 30, 2002 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Rowan to satisfy any of its obligations, covenants or agreements contained herein);

      (ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

      (iii) if Rowan determines that any of FNB's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

      (iv) if, notwithstanding Rowan's satisfaction of its obligations contained in Section 6.1 above, Rowan's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting called for such purpose;

      (v) if the Merger shall not have become effective on or before September 30, 2002 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional 60 days; or

      (vi) if the average of the daily last sales prices of FNB Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by FNB) for the twenty (20) consecutive full trading days in which such shares are traded on Nasdaq ending at the closing of trading on the Determination Date shall be less than $8.28. "Determination Date" shall mean the fifth business day prior to the date of the meeting of the shareholders of Rowan contemplated by Section 4.3(a). If Rowan desires to terminate this Agreement pursuant to this Section 8.2(b)(vi), it shall give prompt written notice thereof to FNB, which notice shall be given no later than the close of business on the second business day prior to the date of the Rowan shareholders' meeting.

   However, before Rowan may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to FNB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Rowan shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Rowan. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Rowan within such 30-day period, Rowan shall have 30 days to notify

FNB of its intention to terminate this Agreement. A failure to so notify FNB will be deemed to be a waiver by Rowan of the breach, default or violation pursuant to Section 10.2 below.

   8.3  Breach; Remedies.

   (a) Except as otherwise provided below, in the event of a breach by Rowan of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then FNB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

   (b) Likewise, and except as otherwise provided below, in the event of a breach by FNB of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then Rowan's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

   (c) Notwithstanding anything contained herein to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in this Agreement, such party shall be obligated to pay all expenses of the other party described in Section 6.4, together with other damages recoverable at law or in equity.

                          ARTICLE IX. INDEMNIFICATION

   9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then Rowan and FNB will indemnify each other as provided below.

   (a) By Rowan. Rowan shall indemnify, hold harmless and defend FNB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

      (i) in connection with or which arise out of or result from or are based upon (A) Rowan's operations or business transactions or its relationship with any of its employees, or (B) Rowan's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

      (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Rowan of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Rowan to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

      (iii) in connection with or which arise out of or result from or are based upon any information provided by Rowan which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Rowan's and FNB's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

      (iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by Rowan or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by Rowan or any other person.

   (b) By FNB. FNB shall indemnify, hold harmless and defend Rowan from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Rowan:

      (i) in connection with or which arise out of or result from or are based upon (A) FNB's operations or business transactions or its relationship with any of its employees, or (B) FNB's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

      (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

      (iii) in connection with or which arise out of or result from or are based upon any information provided by FNB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to FNB's and Rowan's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

   9.2  Procedure for Claiming Indemnification.

   (a) By FNB. If any matter subject to indemnification hereunder arises in the form of a claim against FNB or its successors and assigns (herein referred to as a "Third Party Claim"), FNB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Rowan. Within 15 days of such notice, Rowan either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify FNB that Rowan disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Rowan and the cost of such defense shall be borne by Rowan except that FNB shall have the right to participate in such defense at its own expense and provided that Rowan shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon FNB or its successors or assigns. FNB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Rowan without charge therefor except for out-of-pocket expenses. If Rowan fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, FNB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. FNB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Rowan.

   (b) By Rowan. If any matter subject to indemnification hereunder arises in the form of a claim against Rowan or its successors and assigns (herein referred to as a "Third Party Claim"), Rowan promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to FNB. Within 15 days of such notice, FNB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Rowan that FNB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by FNB and the cost of such defense shall be borne by FNB except that Rowan shall have the right to participate in such defense at its own expense and provided that FNB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Rowan or its successors and assigns. Rowan agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to FNB without charge therefor except for out-of-pocket expenses. If FNB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Rowan shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Rowan also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by FNB.

                      ARTICLE X. MISCELLANEOUS PROVISIONS

   10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, FNB shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in
Section 6.8 or for any other reason FNB may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Rowan in the Merger or (ii) adversely affect the tax treatment to the shareholders of Rowan as a result of receiving such consideration. In the event of such election by FNB, the parties hereto shall execute an appropriate amendment to this Agreement.

   10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

   (a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Section
6.6 above, FNB's covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

   (b) Indemnification. The parties' indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

   10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

   10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Rowan and FNB, by an agreement in writing approved by a majority of the Boards of Directors of FNB and Rowan executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Rowan Stock are converted into FNB Stock shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of Rowan without the requisite approval of such shareholders of such amendment.

   10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

   (a) If to Rowan, to:

      Rowan Bancorp, Inc.
      Attention: Bruce D. Jones, President
      200 North Main Street
      China Grove, North Carolina 28023

      With copy to:

      Gaeta & Glesener, P.A.
      Attention: Anthony Gaeta, Jr.
      808 Salem Woods Drive, Suite 201
      Raleigh, North Carolina 27615-3345

   (b) If to FNB, to:

      FNB Corp.
      Attention: Mr. Michael C. Miller, President
      Post Office Box 1328 (27204)
      101 Sunset Avenue
      Asheboro, North Carolina 27203

      With copy to:

      Schell Bray Aycock Abel & Livingston P.L.L.C.
      Attention: Doris R. Bray
      1500 Renaissance Plaza
      230 North Elm Street
      Greensboro, North Carolina 27420

   10.6 Further Assurance. Rowan and FNB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

   10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

   10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

   10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

   10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

   10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

   10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

   10.13 Inspection. Any right of FNB or Rowan hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that FNB or Rowan should have conducted any investigation or that such right has been exercised by FNB or Rowan or their agents, representatives or others. Any investigations or inspections that have been made by FNB or Rowan or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Rowan or FNB in this Agreement.

   IN WITNESS WHEREOF, Rowan and FNB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                               ROWAN BANCORP, INC.
                                               By:      /s/  BRUCE D. JONES
                                                   -----------------------------
                                                   President and Chief Executive
                                                              Officer

                                               FNB CORP.
                                               By:    /s/  MICHAEL C. MILLER
                                                   -----------------------------
                                                   President and Chief Executive
                                                              Officer

                                 SCHEDULES TO
                         AGREEMENT AND PLAN OF MERGER

                      SCHEDULE          DESCRIPTION

              A                         Plan of Merger

              B                         Form of Employment
                                        Agreement

                                  SCHEDULE A
                        to Agreement and Plan of Merger
                         dated as of February 11, 2002

                                PLAN OF MERGER
                                      OF
                             FNB ACQUISITION CORP.
                                 WITH AND INTO
                              ROWAN BANCORP, INC.

   A. Parties to Merger. The parties to the proposed merger are Rowan Bancorp, Inc., a North Carolina corporation ("Rowan"), FNB Corp., a North Carolina corporation ("FNB"), and FNB Acquisition Corp., a North Carolina corporation and wholly owned subsidiary of FNB (the "Merger Subsidiary").

   B. Nature of Transaction. Subject to the provisions of this Plan of Merger, the Merger Subsidiary shall be merged with and into Rowan (the "Merger") with the effect provided in the North Carolina Business Corporation Act.

   C. Surviving Corporation. Rowan shall be the surviving corporation in the Merger. At the Effective Time (as hereinafter defined) of the Merger, the name of the surviving corporation shall be changed to "FNB Acquisition Corp."

   D. Effective Time. This Plan of Merger shall be effective upon the filing of Articles of Merger with respect hereto with the North Carolina Secretary of State (the "Effective Time"). At the Effective Time, the separate corporate existence of the Merger Subsidiary shall cease and the corporate existence of Rowan shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

   E.  Conversion and Exchange of Shares.

      1. At the Effective Time, all rights of Rowan's shareholders with respect to all then outstanding shares of the common stock of Rowan, no par value ("Rowan Stock") shall cease to exist, and the holders of Rowan Stock shall cease to be, and shall have no further rights as, shareholders of Rowan. Subject to Section E.8 below, at the Effective Time, each such outstanding share of Rowan Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Rowan, the Merger Subsidiary, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section E.8)) shall be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $36.00 in cash, without interest; (B) 2.3715 shares (the "Exchange Ratio") of the common stock of FNB, par value $2.50 (the "FNB Stock"); or (C) 55% of the cash amount set forth in clause (A) above and a number of shares of FNB equal to 45% of the Exchange Ratio; provided, however, that a holder of Rowan Stock may, pursuant to Section E.5, make no election, in which case such shares of Rowan Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section E.5(e) below with respect to Non-Election Shares (as defined in Section--E.5(b)). The amount of cash into which shares of Rowan Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of FNB Stock into which shares of Rowan Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Rowan Stock, other than Dissenting Shares (defined in Section E.8), shall be deemed to be outstanding or have any rights other than those set forth in this Section E.1 after the Effective Time. [The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c) of the Agreement and Plan of Merger, dated as of

   February 11, 2002, by and between FNB and Rowan. If so adjusted, the adjusted Exchange Ratio shall be reflected in this Plan of Merger prior to filing with the Secretary of State of North Carolina.]

      2. Each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding and shall not be affected by the Merger.

      3. At the Effective Time, each share of capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, no par value, of the surviving corporation in the Merger.

      4. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Rowan Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock upon the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      5. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Rowan Stock shall pass, only upon proper delivery of such certificates to the exchange agent in such form as Rowan and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Rowan. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Rowan Stock.

      (b) Each Election Form shall entitle the holder of shares of Rowan Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section E.1 (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Rowan who hold shares of Rowan Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Rowan Stock held by that representative for a particular beneficial owner. Shares of Rowan Stock in respect of which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Rowan Stock in respect of which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Rowan Stock in respect of which no election shall have been made are referred to as "Non-Election Shares." The aggregate number of shares of Rowan Stock with respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Rowan Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section E.5.

      (c) To be effective, a properly completed Election Form shall be submitted to the exchange agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date on which the shareholders of Rowan meet to vote upon this Plan of Merger (or such other time and date as Rowan and FNB may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the exchange agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section E.9, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Rowan Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Rowan shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the exchange agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Rowan shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the exchange agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. All elections shall be revoked automatically if the exchange agent is notified in writing by FNB and Rowan that the Agreement and Plan of Merger, dated as of February 11, 2002, by and between FNB and Rowan (the "Merger Agreement") has been terminated. If a Rowan shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Rowan Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing Rowan Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan and of the Election Form, the exchange agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive.

      (d) Notwithstanding any other provision contained in this Plan, 45% (the "Stock Conversion Number") of the total number of shares of Rowan Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section E.1(a) excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of Rowan Stock to be canceled as provided in Section
   E.1 and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

      (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the exchange agent to effect the allocation among holders of Rowan Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

        (i) In any event, all shares of Rowan Stock with respect to which a Mixed Election shall have been made shall be converted into 55% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and 45% of the Exchange Ratio;

        (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

        (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

          (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by
       (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

          (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

      For purposes of this Section E.5(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section E.5(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section E.5(e).

      6. Each holder of a certificate representing shares of Rowan Stock to be converted or exchanged in the Merger shall surrender such certificate for cancellation, and after the Effective Time and after such surrender, shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Rowan Stock shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

      7. From and after the Effective Time of the Merger, there shall be no further transfers on the stock transfer books of Rowan of the shares of Rowan Stock that were outstanding immediately prior to the Effective Time of the Merger. If after such Effective Time, certificates representing shares of Rowan Stock are presented to Rowan, FNB or the exchange agent for any reason, they shall be canceled and exchanged as provided for herein.

      8. Notwithstanding any other provision of this Plan to the contrary, shares of Rowan Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in
   Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Rowan shall give FNB (i) prompt notice of any written demands for appraisal of any shares of Rowan Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by Rowan relating to shareholders' rights of appraisal, and
   (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of Rowan thereunder. Rowan shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

      9. Any shareholder of Rowan whose certificate representing shares of Rowan Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the exchange agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and FNB).

   F.  Abandonment.   The Plan of Merger may be terminated and the Merger may
be abandoned at any time prior to the Effective Time upon termination of the Merger Agreement.

                                  SCHEDULE B
                        to Agreement and Plan of Merger
                         dated as of February 11, 2002

                             EMPLOYMENT AGREEMENT

   THIS EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of
the     day of      , 2002, by and between ROWAN SAVINGS BANK SSB, INC., a
North Carolina savings bank with its principal office and place of business located in China Grove, North Carolina (the "Bank"), and BRUCE D. JONES (the "Employee").

                                  WITNESSETH:

   WHEREAS, the Bank desires to employ the Employee, the Employee desires to accept employment with the Bank, and each desires to enter into an agreement embodying the terms of such employment;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

   1. Employment. The Bank hereby employs the Employee, and the Employee hereby accepts employment with the Bank, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in
Section 3 below, and upon the other terms and conditions hereinafter stated.

   2. Term. The term of this Agreement shall commence as of the date hereof and, unless otherwise terminated as hereinafter provided, shall continue for an initial term of three years and shall automatically be extended on each anniversary date of this Agreement for an additional one year period so that the term shall again be three years unless either party notifies the other of its decision not to continue such annual renewal by written notice given not less than 90 days prior to such anniversary date.

   3. Position and Responsibilities. The Employee shall serve as the President and Chief Executive Officer of the Bank, or in such other appropriate position and with such duties as the Bank or its parent, FNB Corp. ("FNB"), may in the future designate. In such capacity, the Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Bank. The Employee shall devote substantially all of his business time, attention and services to discharge faithfully and diligently his duties and responsibilities under this Agreement and to use his best efforts for both the successful operation of the Bank's business and the successful implementation of the policies established by the Bank or FNB. The Employee shall also hold for no compensation in addition to that provided for in Section 4 such office or offices in FNB as FNB may request. FNB proposes to name the Employee a vice president of FNB.

   4. Compensation and Benefits. During the term of this Agreement, the Bank shall provide to the Employee the following compensation and benefits:

      (a) Salary. In consideration of the services to be rendered by the Employee to the Bank and the Employee's covenants hereunder, the Bank shall pay to the Employee a base salary at the rate of $130,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the "Base Salary"). The Employee shall receive from the Bank a formal review of Employee's performance at least as frequently as annually, and Employee may be considered for merit increases to his Base Salary in accordance with the Bank's policies and practices for employee compensation as established or modified from time to time. Except as may otherwise be agreed, the Base Salary shall be payable in accordance with the Bank's policies and practices for employee compensation as established or modified from time to time; provided that the Base Salary shall be payable not less frequently than monthly. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.

      (b) Group Benefit Plans and Programs. The Employee will be entitled to participate, in accordance with the provisions thereof, in any group health, disability and life insurance, and any bonus, pension, retirement and other employee benefit plans and programs made available by the Bank or FNB to their employees generally.

      (c) Supplemental Plan. The Employee will be entitled to participate, in accordance with the provisions thereof, in the FNB Supplemental Executive Retirement Plan, as such plan may be amended from time to time.

      (d) Club Dues. The Bank shall pay or reimburse the Employee for the monthly dues and assessments necessary for Employee to maintain the status of an active member of the Salisbury Country Club. The Bank shall further pay or reimburse the Employee for the dues and expenses incurred by the Employee for membership in the Rotary Club and similar civic clubs or groups in Rowan County, North Carolina.

      (e) Vacation. The Employee shall be entitled to such vacation and other leave as may be provided by the Bank or FNB to their employees in similar positions generally; provided, however, that, to the extent that the amount of vacation and other leave to which the Employee is entitled is related to the Employee's years of service to the Bank or FNB, the Employee shall be given credit for each year of service as an employee of the Savings Bank.

      (f) Automobile. The Bank shall provide the Employee with a suitable vehicle for his exclusive use in the discharge of his duties hereunder and shall pay all operating and service expenses, including automobile insurance, related to such vehicle. Any personal use of such vehicle by the Employee will be appropriately accounted for and reported as additional compensation.

      (g) Business Expenses. The Bank shall reimburse the Employee for any reasonable out-of-pocket business and travel expenses incurred by the Employee in the ordinary course of performing his duties for the Bank upon presentation by the Employee, from time to time, of appropriate documentation therefor and in accordance with the Bank's policies and practices as established or modified from time to time.

      (h) Meeting and Convention Attendance. The Bank shall pay all registration, travel, accommodation and meal expenses for the Employee to attend such meetings and conferences as are approved by the Bank. The Bank shall further pay all registration, travel, accommodation and meal expenses for the Employee and his spouse to attend the annual convention of the North Carolina Bankers Association each year.

      (i) Life Insurance. The Bank shall pay the premiums for supplemental term life insurance for the Employee in accordance with its past practices.

   5. Termination. The Employee's term of employment under this Agreement may be terminated before the end of the initial term or any extension thereof as follows:

      (a) Death. In the event of the death of the Employee during his employment under this Agreement, this Agreement shall be terminated as of the date of death. In such event, the Bank shall pay the Employee's Base Salary, at the rate in effect at the time of his death and through the last day of the calendar month in which such death occurs, to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee. Any rights and benefits the Employee's estate or any other person may have under employee benefit plans and programs of the Bank or FNB in the event of the Employee's death shall be determined in accordance with the terms of such plans and programs.

      (b) Long-Term Disability. If the Employee suffers any disability while employed under this Agreement that prevents him from performing his duties under this Agreement for a period of 90 consecutive days, then, unless otherwise then agreed in writing by the parties hereto, the employment of the Employee under this Agreement shall, at the election of the Bank, be terminated effective as of the ninetieth day of such period. Upon termination of the Employee's employment by reason of disability under this
   Section 5(b), the Employee shall be entitled to receive his Base Salary, at the rate in effect on the date of such termination, less any disability insurance payments paid to the Employee on a policy maintained for the benefit of the Employee by the Bank or FNB, through the end of the then current term of this Agreement. Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB in the event of the Employee's disability shall be determined in accordance with the terms of such plans and programs.

   For purposes of this Agreement, "disability" shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Employee to perform his customary or other comparable duties with the Bank. In the event that the Employee and the Bank are unable to agree as to whether the Employee is suffering a disability, the Employee and the Bank shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Employee is suffering a disability shall be based upon the determination of a majority of the three physicians. The Bank shall pay the reasonable fees and expenses of all physicians selected pursuant to this Section 5(b).

      (c) Termination for Cause. Nothing herein shall prevent the Bank from terminating the Employee's employment at any time for Cause (as hereinafter defined). Upon termination for Cause, the Employee shall receive his Base Salary only through the date that such termination becomes effective. Neither the Employee nor any other person shall be entitled to any further payments from the Bank, for salary or any other amounts. Notwithstanding the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB following a termination of the Employee's employment for Cause shall be determined in accordance with the terms of such plans, agreements and programs. For purposes of this Agreement, termination for Cause shall mean termination by the Bank of the Employee's employment as a result of (i) an intentional, willful and continued failure by the Employee to perform his duties in the capacities indicated above (other than due to disability); (ii) an intentional, willful and material breach by the Employee of his fiduciary duties of loyalty and care to the Bank; (iii) an intentional, willful and knowing violation by the Employee of any provision of this Agreement; (iv) a conviction of, or the entering of a plea of nolo contendere by the Employee for any felony or any crime involving fraud or dishonesty, or (v) a willful and knowing violation of any material federal or state banking law or regulation applicable to the Bank or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other act or event as a result of which the Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs by any regulatory authority having jurisdiction over the Bank or FNB.

      (d) Termination Other Than For Cause. The Bank may terminate the Employee's employment under this Agreement at any time upon 90 days written notice to the Employee for whatever reason it deems appropriate, or for no reason. In the event such termination by the Bank occurs and is not due to death as provided in Section 5(a) above or for Cause as provided in Section 5(c) above, the Bank shall continue the Employee's Base Salary, at the rate in effect at the time of such termination through the end of the then current term of this Agreement. Such salary continuation shall be subject to all applicable federal and state withholding taxes. Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB following a termination of the Employee's employment other than for Cause shall be determined in accordance with the terms of such plans, agreements and programs. In addition to and notwithstanding the foregoing, in the event of a termination pursuant to this Section 5(d), the Bank shall continue to provide to the Employee either the benefits to which the Employee is entitled under this Agreement or the economic equivalent thereof for the remainder of the term of this Agreement.

      (e) At the Employee's Option. The Employee may terminate his employment at any time upon at least 60 days advance written notice to the Bank; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such notice period. In the event of such a voluntary termination of employment, the Employee will be entitled to receive only any earned but unpaid Base Salary and the other benefits of this Agreement through the date on which the Employee's termination becomes effective. Notwithstanding the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB following a voluntary termination of the Employee's employment shall be determined in accordance with the terms of such plans, agreements and programs.

   6. No Solicitation of Change in Control. The Employee will not solicit, counsel or encourage any acquisition, merger or other change in control of FNB or the Bank without the prior written approval of the Board of Directors of the Bank or FNB. A violation of this Section 6 shall be deemed to constitute a forfeiture by the Employee of all of his rights under Section 5(d) hereof.

   7. Noncompetition Covenant; Nonsolicitation. For purposes of this Section 7 and the following Sections 8 through 12, "Bank" shall mean the Bank, FNB and/or any of its subsidiaries.

      (a) For a period commencing on the date hereof and continuing until (i) one (1) year after the date of expiration of the term hereof or the date that any termination of the Employee's employment under this Agreement becomes effective or (ii) the last day of the period after the date that any termination of the Employee's employment under this Agreement becomes effective in which the Employee is entitled to receive any Base Salary pursuant to Section 5 hereof, whichever is later, the Employee will not, directly or indirectly:

        (i) own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged in the operation of a bank, savings bank, credit union, mortgage company, savings and loan association or similar financial institution that conducts any of its operations within the counties in North Carolina in which any bank subsidiary of FNB conducts operations; provided, however, that the Employee may, without violating this Agreement, own as a passive investment not in excess of three percent (3%) of the outstanding capital stock of any such business whose stock is publicly traded or quoted on the NASDAQ over-the-counter market, the New York Stock Exchange, the American Stock Exchange, the National Daily Quotation System "Pink Sheets" or the OTC Bulletin Board;

        (ii) influence or attempt to influence any customer of the Bank to discontinue its use of the Bank's services or to divert such business to any other person, firm or corporation;

        (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Bank and any of its respective customers, suppliers, principals, distributors, lessors or licensors; and

        (iv) solicit any officer or employee of the Bank, whose base annual salary at the time of the Employee's termination was $20,000 or more, to work for any other person, firm or corporation.

      (b)  It is expressly agreed that the provisions and covenants in this
   Section 7 shall not apply and shall be of no force or effect in the event that the Bank fails to honor its obligations hereunder.

      (c) The Employee and the Bank intend that Section 7 of this Agreement be enforced as written. However, if one or more of the provisions contained in
   Section 7 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Employee and the Bank agree that the court making such determination shall have the power to reform the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

   8. Confidentiality. The Employee hereby acknowledges and agrees that (i) in the course of his service as an employee of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other information concerning the business of the Bank, all of which constitute valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) to protect the interest in and to assure the benefit of the business of the Bank, it is reasonable and necessary to place certain restrictions on the Employee's ability to disclose information about the business and customers of the Bank. For that purpose, and in consideration of the agreements contained herein, the Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the business to which the Employee will have access during his employment hereunder. The Employee shall consider, treat and maintain all Confidential Information as the confidential, private and privileged records and information of the Bank. Further, at all times during the term of his employment and following the termination of his employment under this Agreement for any reason, and except as shall be required in the course of the performance by the Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, the Employee will not divulge any Confidential Information to any other person, firm, corporation, bank, savings and loan association or similar financial institution, remove any such Confidential Information in written or other recorded form from the Bank's premises, or make any use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, bank, savings and loan association or similar financial institution other than the Bank. However, following the termination of the Employee's employment with the Bank, this Section 8 shall not apply to any Confidential Information which then is in the public domain (provided that the Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent), or which is obtained by the Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

   9. Remedies Upon Breach. Each party agrees that any breach of this Agreement by either party could cause irreparable damage to the other party and that in the event of such breach the other party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the breaching party hereunder, without the necessity of posting a bond, plus the recovery of any and all costs and expenses incurred by the enforcing party, including reasonable attorneys' fees in connection with the enforcement of this Agreement, provided that the enforcing party shall have been successful on the merits or otherwise in any proceeding related to the enforcement thereof.

   10. Acknowledgments. The Employee hereby acknowledges that the enforcement of Sections 7 and 8 of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Bank, and that the restrictions set forth in Sections 7 and 8 of this Agreement are reasonable as to time, scope and territory and in all other respects.

   11. Tolling Period. In the event the Employee breaches any of the provisions contained herein and the Bank seeks compliance with such provisions by judicial proceedings, the time period during which the Employee is restricted by such provisions shall be extended by the time during which the Employee has actually competed with the Bank or been in violation of any such provision and any period of litigation required to enforce the Employee's obligations under this Agreement.

   12. Termination of Previous Employment Agreement. The Employee specifically agrees that the Employment Agreement dated June 2, 1993, as the same may have been amended, by and between the Employee and the Bank hereby is terminated and shall be of no further force or effect, and the Employee hereby waives any and all of his rights, and releases the Bank from any and all obligations, under such Employment Agreement. In consideration for the termination of such Employment Agreement and the Employee's willingness to be bound by the provisions of this Agreement, including, without limitation, Sections 7 and 8 hereof, upon the execution by the Employee of this Agreement, the Bank shall pay to the Employee the amount determined in accordance with Sections 10(c) and (g) of such Employment Agreement.

   13. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

   14. Consent and Waiver by Third Parties. The Employee hereby represents and warrants that his employment with the Bank on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevents the full performance of his duties and obligations hereunder.

   15. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 15. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

   16. Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Bank shall have the right to assign this Agreement to FNB or any of its subsidiaries or to its successors under law, and the rights and obligations of the Bank under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Bank.

   17. Notices. All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested,
(iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

   If to the Bank:

        FNB Corp.
        Attention: Mr. Michael C. Miller, President
        101 Sunset Avenue
        Asheboro, North Carolina 27203

        With copy to:

        Schell Bray Aycock Abel & Livingston P.L.L.C.
        Attention: Melanie S. Tuttle
        230 North Elm Street
        1500 Renaissance Plaza
        Greensboro, North Carolina 27420

   If to the Employee, to his last address as shown on the personnel records of the Bank.

   With copy to:

        Gaeta & Glesener, P.A.
        Attention: Anthony Gaeta, Jr.
        808 Salem Woods Drive, Suite 201
        Raleigh, North Carolina 27615

   18. Survival of Obligations. The Employee's obligations under Sections 7 through 12 of this Agreement shall survive the termination of his employment with the Bank regardless of the manner of such termination and shall be binding upon his heirs, executors and administrators. The existence of any claim or cause of action by Employee against the Bank or FNB shall not constitute and shall not be asserted as a defense to the enforcement by the Bank of this Agreement.

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          ROWAN SAVINGS BANK SSB, INC.

                                          By __________________________________

                                          Title:_____________________________

                                          ___________________________(SEAL)
                                          Bruce D. Jones

                                                                     APPENDIX B

                               OPTION AGREEMENT

   THIS OPTION AGREEMENT (this "Agreement"), dated as of the 11th day of February, 2002, between FNB CORP., a North Carolina corporation ("FNB"), and ROWAN BANCORP, INC. a North Carolina corporation ("Rowan").

                               R E C I T A L S :

   WHEREAS, the Boards of Directors of FNB and Rowan have approved an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, between FNB and Rowan that provides for the merger (the "Merger") of Rowan and a wholly owned subsidiary of FNB, which Merger Agreement has been executed by the parties concurrently with this Agreement; and

   WHEREAS, as a condition to FNB's execution of the Merger Agreement, and in consideration thereof, Rowan has agreed to grant to FNB the option set forth herein;

   NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

   1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Merger Agreement.

   2. Grant of Option. Rowan hereby grants to FNB an irrevocable option (the "Option") to purchase up to 112,610 shares (as adjusted as set forth in this Agreement) of authorized but unissued shares of Rowan common stock, no par value (the "Rowan Common Stock"), at a price of $26.25 per share (the "Exercise Price") payable in cash as provided in Section 4 below; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding Rowan Common Stock as of the date hereof.

   3.  Exercise of Option.

      (a) Subject to compliance with applicable laws and regulations and unless FNB shall have breached in any material respect and failed to cure any covenant, representation or warranty in the Merger Agreement, FNB may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) and prior to the occurrence of a Termination Event (as defined below).

      (b)  (i) As used herein, a "Purchase Event" shall mean when:

        (A) Rowan shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose a transaction with a person (other than FNB or First National Bank and Trust Company, a national banking corporation and a wholly owned subsidiary of FNB ("First National")) to, or entered into an agreement with a person (other than FNB or First National) to: (a) effect a merger, consolidation or similar transaction involving Rowan or Rowan Savings Bank Inc., SSB ("Rowan Bank"), (b) sell, lease or otherwise transfer the assets of Rowan or Rowan Bank to such person, aggregating 15% or more of the consolidated assets of Rowan and Rowan Bank (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or

     (c) issue, sell or otherwise dispose of to such person (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 15% of the voting power of Rowan or Rowan Bank; or

        (B) any person other than FNB or First National shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, more than 15% of the outstanding shares of Rowan Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with Rowan or Rowan Bank or any person shall have purchased, leased or otherwise acquired 15% or more of the consolidated assets of Rowan and its subsidiaries (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices); or

        (C) a bona fide proposal is made by any person (other than FNB or First National) by public announcement or written communication that is or becomes the subject of public disclosure, or disclosure in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with Rowan or Rowan Bank, (b) purchase, lease or otherwise acquire 10% or more of the consolidated assets of Rowan and its subsidiaries (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or (c) purchase or otherwise acquire (including by way of tender offer, merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 10% of the voting power of Rowan or Rowan Bank.

        (ii) The term "person" shall have the meaning specified in Section 3(a)(9), and "beneficial ownership" shall have the meaning specified in
     Section 13(d)(3), of the 1934 Act.

      (c) Rowan shall notify FNB promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event.

      (d) In the event FNB determines to exercise the Option, it shall send to Rowan a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Rowan Common Stock FNB intends to purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of such purchase cannot be consummated because of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, if prior notification to, or approval of, any federal or state regulatory agency is required in connection with such purchase, Rowan shall cooperate with FNB in the filing of the required notice or application for approval and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any mandatory waiting periods shall have passed.

      (e) The Option shall terminate, to the extent not previously exercised, upon the earliest to occur of the following (each a "Termination Event"):

        (i)  the Effective Time of the Merger;

        (ii) the termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, other than a termination based upon, following, or in connection with a willful and material breach by Rowan of any of its covenants, representations, warranties or agreements in the Merger Agreement;

        (iii)  12 months after the first occurrence of a Purchase Event; or

        (iv)  18 months after the date hereof.

      (f) Notwithstanding the termination of the Option, FNB shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

      (g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall:

        (i) FNB's Total Profit (as defined below) exceed $1.075 million and, if it otherwise would exceed such amount, FNB, at its sole election, shall either (A) reduce any remaining shares of Rowan Common Stock subject to the Option, (B) deliver to Rowan for cancellation without consideration shares of Rowan Common Stock previously purchased by FNB pursuant to the exercise of the Option, (C) pay cash to Rowan, or (D) any combination of the foregoing, so that FNB's actually realized Total Profit shall not exceed $1.075 million after taking into account the foregoing actions; or

        (ii) the Option be exercised for a number of shares of Rowan Common Stock as would, as of the date of exercise, result in FNB's Total Notional Profit (as defined below) exceeding $1.075 million; provided, that nothing in this clause shall restrict any exercise of the Option permitted hereby on any subsequent date.

   As used in this Agreement, the term "Total Profit" shall mean the aggregate sum (prior to the payment of taxes) of the following: (i) any net cash amounts received by FNB pursuant to the sale of shares of Rowan Common Stock received pursuant to the exercise of the Option (or any other securities into which such shares shall be converted or exchanged) to any unaffiliated person less FNB's purchase price of such shares, (ii) any amount received by FNB pursuant to Rowan's repurchase of shares of Rowan Common Stock received pursuant to the exercise of the Option less FNB's purchase price of such shares, and (iii) any amount received by FNB pursuant to Rowan's repurchase of the Option (or any portion thereof).

   As used in this Agreement, the term "Total Notional Profit" with respect to any number of shares of Rowan Common Stock as to which FNB may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise, assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other such shares held by FNB or its affiliates as of such date that were issued pursuant to the exercise of the Option, were sold for cash at the closing sale price per share of Rowan Common Stock as quoted on Nasdaq or, if Rowan Common Stock is not then quoted on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by FNB, as of the close of business on the preceding trading day (less customary brokerage commissions).

   4.  Payment and Delivery of Certificates.

      (a) On each Option Closing Date, FNB shall (i) pay to Rowan the aggregate purchase price for the shares being purchased on that Option Closing Date in immediately available funds by a wire transfer to a financial institution and account designated by Rowan, and (ii) present and surrender this Agreement to Rowan at the address of Rowan specified in
   Section 11(d).

      (b) At each closing relating to an exercise of the Option and simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Rowan shall deliver to FNB (A) a certificate or certificates representing the number of shares of Rowan Common Stock purchased by FNB, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Rowan Common Stock purchasable hereunder, and (ii) FNB shall deliver to Rowan a letter agreeing that FNB will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement and providing such undertakings and representations as necessary for the issuance and sale of such shares to be exempt from registration under applicable securities laws.

      (c) Certificates representing Rowan Common Stock delivered on an Option Closing Date may be endorsed with a restrictive legend which shall read as follows:

       The transfer of shares represented by this certificate is subject to certain provisions of an agreement to the registered holder hereof and Rowan Bancorp, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Rowan Bancorp, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Rowan Bancorp, Inc. of a written request.

   It is understood and agreed that the above legend may be removed by delivery of substitute certificate(s) without such legend if FNB shall have delivered to Rowan a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Rowan, to the effect that such legend is not required for purposes of the 1933 Act.

   5. Representations by Rowan. Rowan hereby represents and warrants to, and covenants with, FNB as follows:

      (a) Rowan has all requisite corporate power and authority to enter into this Agreement and, subject to any required regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rowan. This Agreement has been duly executed and delivered by Rowan and constitutes a valid and binding obligation of Rowan and, subject to any required regulatory approvals, enforceable in accordance with its terms.

      (b) Rowan has taken all necessary corporate action to authorize and reserve and to permit it to issue the full number of shares of Rowan Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until the Option is exercised or until this Agreement is terminated as provided herein.

      (c) The shares of Rowan Common Stock to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Rowan, but subject to restrictions on transfer imposed by applicable securities and financial institutional regulatory laws.

      (d) The execution and delivery of this Option Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Articles of Incorporation or bylaws of Rowan or, subject to obtaining any required regulatory approvals, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rowan or its properties or assets.

   6. Adjustment upon Changes in Capitalization, etc. In the event of any change in the outstanding Rowan Common Stock by reason of stock dividends, stock splits, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares or securities subject to the Option and the exercise price per share shall be adjusted appropriately so that the Option will entitle the holder thereof to acquire, at a price economically equivalent to the Exercise Price, all of the shares or other securities, property, or rights to which ownership of the underlying shares of Rowan Common Stock would have entitled the holder had they been outstanding immediately prior to such change. In the event that any shares of Rowan Common Stock are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or upon the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of shares subject to the Option (together with the number of shares previously issued under the Option) shall equal 19.9% of the number of the then-outstanding shares of Rowan Common Stock. Nothing contained in this Section 6 shall be deemed to authorize Rowan to breach any provision of the Merger Agreement.

   7. Registration Rights. Rowan shall, upon request by FNB at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible, prepare and file a registration statement under the 1933 Act, in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to FNB upon exercise of the Option in accordance with the intended method of sale or other disposition stated by FNB in such request, including a "shelf" registration statement under Rule 415 under the 1933 Act or any successor provision. Rowan shall use its best efforts to qualify such shares or other securities, or the offering thereof, for sale under any applicable state securities laws, to cause any such registration statement to become effective, to obtain all consents or waivers of other parties that are required for such registration statement, and to keep any such registration statement updated and effective for such period not to exceed of 360 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The first registration statement prepared under this Section 7, and any sale covered thereby, shall be at Rowan's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of FNB's counsel related thereto. Any subsequent registrations, other than a Piggyback Registration (as defined below) shall be at FNB's expense. FNB shall provide all information reasonably requested by Rowan for inclusion in any registration statement to be prepared hereunder. If during the time periods referred to in the first sentence of this Section 7 Rowan proposes to register any shares of Rowan Common Stock under the 1933 Act for its own account or for any other shareholders of Rowan (other than on Form S-4 or Form S-8, or any successor form), it shall first allow FNB the right to participate in such offering (a "Piggyback Registration"), and such participation shall not affect the obligation of Rowan to effect registration statements for FNB under this Section 7; provided that, if the managing underwriters of such offering advise Rowan in writing that in their opinion the number of shares of Rowan Common Stock requested to be included in such registration statement exceeds the number that can be sold in such offering, Rowan shall include the shares requested to be included therein by FNB only to the maximum extent such managing underwriters determine to be feasible. In connection with any registration statement pursuant to this Section 7, Rowan and FNB shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection therewith.

   8. Listing. If Rowan Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq NMS or any other national market or exchange, Rowan, upon the request of FNB, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Rowan Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq NMS or such other market or exchange and will use its best efforts to obtain approval of such quotation or listing as soon as practicable.

   9. Division of Option. Subject to the provisions of Section 11(c) below, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of FNB, upon presentation and surrender of this Option Agreement at the principal office of Rowan for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Rowan Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Rowan of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Rowan will execute and deliver a new Agreement of like tenor and date upon receipt of an indemnification agreement and affidavit from FNB in form and substance reasonably satisfactory to Rowan.

   10. Severability If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Rowan Common Stock provided in Section 2 (as adjusted pursuant to Section
6), it is the express intention of

Rowan to allow the holder to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

   11.  Miscellaneous.

      (a) Expenses. Except as otherwise provided in Section 7, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transaction contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. This Agreement, together with the Merger Agreement, contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that FNB may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries.

      (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail, return receipt requested, sent by nationally recognized overnight courier service or by facsimile transmission, to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as specified by like notice).

      (e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

      (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Rowan and that this Agreement may be enforced by FNB through injunctive or other equitable relief.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.


                                               FNB CORP.

                                                   By      /S/ MICHAEL C. MILLER
                                                   -----------------------------
                                                         Michael C. Miller
                                                         President and Chief
                                                         Executive Officer

                                         ROWAN BANCORP, INC

                                               By      /S/ BRUCE D. JONES
                                               ---------------------------------
                                                      Bruce D. Jones
                                            President and Chief Executive
                                                       Officer

                                                                     APPENDIX C

                 FAIRNESS OPINION OF TRIDENT SECURITIES, INC.

                          [to be filed by amendment]

                                                                     APPENDIX D

           ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

                              Dissenters' Rights

PART 1:  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 55-13-01.  Definitions.

   In this Article:

   (a) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (b) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

   (c) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (d) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

   (e) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (f) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (g) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 55-13-02.  Right to dissent.

   (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

   (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

   (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

  (2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

   (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

   (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
       (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

   (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions
(1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

   (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

   (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

       a. Cash;

       b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting a t which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

       c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

(S) 55-13-03.  Dissent by nominees and beneficial owners.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

   (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

   (2) He does so with respect to all shares of which he is the beneficial shareholder.

   (S)55-13-04 through 55-13-19: Reserved for future codification purposes.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 55-13-20.  Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

   (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

   (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(S) 55-13-21. Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

   (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

   (2) Must not vote his shares in favor of the proposed action.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(S) 55-13-22.  Dissenters' notice.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21. If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved by shareholder action without meeting pursuant to G.S. 55-7-04, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to each shareholder entitled to assert dissenters' rights. A shareholder who consents to such action taken without meeting pursuant to G.S. 55-7-04 approving a proposed corporate action is not entitled to payment for the shareholder's shares under this Article with respect to that corporate action.

   (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporation action creating dissenters' rights under G.S. 55-13-02, and must:

   (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

   (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

   (3) Supply a form for demanding payment;

   (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

   (5) Be accompanied by a copy of this Article.

(S) 55-13-23.  Duty to demand payment.

   (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(S) 55-13-24.  Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 55-13-25.  Payment.

   (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

   (b)  The payment shall be accompanied by:

   (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

   (2) An explanation of how the corporation estimated the fair value of the shares;

   (3) An explanation of how the interest was calculated;

   (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

   (5) A copy of this Article.

(S) 55-13-26.  Failure to take action.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(S) 55-13-27:  Reserved for future codification purposes.

(S) 55-13-28. Procedure if shareholder dissatisfied with corporation's payment or failure to perform.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

   (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

   (2) The corporation fails to make payment under G.S. 55-13-25; or

   (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

(S) 55-13-29:  Reserved for future codification purposes.

PART 3.  JUDICIAL APPRAISAL OF SHARES

(S) 55-13-30.  Court action.

   (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13.28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment

   (b)  Reserved for future codification purposes.

   (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action, giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(S) 55-13-31. Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

   (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

   (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                     APPENDIX E



                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       Consolidated Financial Statements

                       December 31, 2001, 2000 and 1999

                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report

The Board of Directors
Rowan Bancorp, Inc.:

   We have audited the accompanying consolidated statements of financial condition of Rowan Bancorp, Inc. and Subsidiary (the "Bank") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rowan Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          [LOGO]

                                            KPMG LLP
Charlotte, North Carolina
February 8, 2002, except as to note 16,
which is as of February 28, 2002

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          December 31, 2001 and 2000

                                                                2001        2000
                        Assets                              ------------ -----------
Cash and due from banks.................................... $  3,434,716   5,103,772
Interest-bearing balances in other banks...................   10,531,095   2,459,437
Investment securities available for sale (cost of
  $7,408,593 in 2001 and $9,727,486 in 2000;
  par value of securities pledged of $1,500,000
  in 2001 and 2000)........................................    7,501,726   9,753,893
Loans receivable (net of allowance for loan losses of
  $729,070 in 2001 and $573,594 in 2000)...................   90,212,509  84,274,237
Accrued interest receivable................................      277,667     331,953
FHLB stock, at cost........................................      732,500     619,400
Premises and equipment, net................................    2,766,821   2,732,787
Deferred income tax asset..................................      105,397      93,896
Other assets...............................................      470,632     178,394
                                                            ------------ -----------
       Total assets........................................ $116,033,063 105,547,769
                                                            ============ ===========
         Liabilities and Stockholders' Equity
Deposit accounts........................................... $ 96,494,277  86,453,804
Repurchase agreements......................................      798,098     578,368
FHLB advances..............................................    8,000,000   7,500,000
Drafts outstanding.........................................      251,687     883,712
Accrued interest payable...................................       38,467      50,193
Current income taxes payable...............................       31,534      24,205
Other liabilities..........................................      375,527     289,301
                                                            ------------ -----------
       Total liabilities...................................  105,989,590  95,779,583
                                                            ------------ -----------
Stockholders' equity:
   Preferred stock, 1,000,000 shares authorized,
     no shares issued or outstanding.......................           --          --
   Common stock, no par value, 5,000,000 shares
     authorized, 557,957 shares issued and
     outstanding in 2001 and 2000..........................    3,409,971   3,409,971
   Retained income, substantially restricted...............    6,576,691   6,342,107
   Accumulated other comprehensive income:
     Unrealized gain on securities available for sale,
     net of income tax liability of $36,321 and
     $10,299 in 2001 and 2000, respectively................       56,811      16,108
                                                            ------------ -----------
     Total stockholders' equity............................   10,043,473   9,768,186
                                                            ------------ -----------
       Total liabilities and stockholders' equity.......... $116,033,063 105,547,769
                                                            ============ ===========

         See accompanying notes to consolidated financial statements.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years ended December 31, 2001, 2000 and 1999

                                                   2001      2000      1999
                                                ---------- --------- ---------
  Interest income:
     Mortgage loans............................ $7,026,083 6,388,182 4,706,741
     Other loans...............................    447,972   416,596   201,292
     Investment securities.....................    465,140   606,211   600,452
     Federal funds sold........................         --        --    90,352
     Interest-bearing balances in other banks..    236,261   171,998   180,973
     Other.....................................     48,519    44,975    33,158
                                                ---------- --------- ---------
         Total interest income.................  8,223,975 7,627,962 5,812,968
                                                ---------- --------- ---------
  Interest expense:
     Deposit accounts..........................  4,276,432 4,022,108 2,807,836
     Repurchase agreements.....................     23,152    12,538       745
     FHLB advances.............................    405,433   567,467   347,045
                                                ---------- --------- ---------
         Total interest expense................  4,705,017 4,602,113 3,155,626
                                                ---------- --------- ---------
         Net interest income...................  3,518,958 3,025,849 2,657,342

  Provision for loan losses....................    160,000   300,000    36,000
                                                ---------- --------- ---------
         Net interest income after
           provision for loan losses...........  3,358,958 2,725,849 2,621,342
                                                ---------- --------- ---------
  Noninterest income:
     Fees earned for loan brokerage activities.    241,916   102,444   126,079
     Service charges...........................    404,139   330,659   172,611
     Insurance and other commission income.....     13,458    19,796    16,390
     Other income..............................     89,064   111,114    79,098
                                                ---------- --------- ---------
         Total noninterest income..............    748,577   564,013   394,178
                                                ---------- --------- ---------
  Noninterest expense:
     Compensation, payroll taxes, and fringe
       benefits................................  1,561,245 1,393,674 1,116,493
     Occupancy and equipment...................    352,147   319,627   235,163
     Federal and other insurance premiums......     47,518    41,824    55,146
     Data processing fees......................    389,241   323,023   200,030
     Advertising...............................    107,985    76,572    68,896
     Professional fees.........................    214,929    89,058   130,893
     Other expenses............................    370,811   360,963   282,855
                                                ---------- --------- ---------
         Total noninterest expense.............  3,043,876 2,604,741 2,089,476
                                                ---------- --------- ---------

         Income before income taxes............  1,063,659   685,121   926,044
  Income taxes.................................    377,130   237,900   325,500
                                                ---------- --------- ---------

         Net income............................ $  686,529   447,221   600,544
                                                ========== ========= =========

  Net income per share:
     Basic..................................... $     1.23      0.78      0.90
                                                ========== ========= =========
     Diluted................................... $     1.18      0.75      0.86
                                                ========== ========= =========

         See accompanying notes to consolidated financial statements.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years ended December 31, 2001, 2000 and 1999

                                                                                  Accumulated
                                                                                     other         Total
                                               Number of   Common     Retained   comprehensive stockholders'
                                                shares     stock       income    income (loss)    equity
                                               --------- -----------  ---------  ------------- -------------
Balance at December 31, 1998..................  665,626  $ 5,564,603  6,819,455      33,195     12,417,253
                                                -------  -----------  ---------    --------     ----------
Comprehensive income
   Net income for 1999........................       --           --    600,544          --        600,544
   Unrealized loss on securities
     available for sale, net of taxes.........       --           --         --    (121,704)      (121,704)
                                                                                                ----------
       Total comprehensive income.............                                                     478,840

   Cash dividends declared of $1.40 per share.       --           --   (932,126)         --       (932,126)
   Proceeds from exercise of stock
     options, including related tax benefits..    2,100       31,891         --          --         31,891
   Repurchase of common stock.................  (39,709)    (827,945)        --          --       (827,945)
                                                -------  -----------  ---------    --------     ----------
Balance at December 31, 1999..................  628,017    4,768,549  6,487,873     (88,509)    11,167,913
                                                -------  -----------  ---------    --------     ----------

Comprehensive income
   Net income for 2000........................       --           --    447,221          --        447,221
   Unrealized gain on securities
     available for sale, net of taxes.........       --           --         --     104,617        104,617
                                                                                                ----------
       Total comprehensive income.............                                                     551,838

   Cash dividends declared of $1.00 per share.       --           --   (592,987)         --       (592,987)
   Proceeds from exercise of stock options....    3,000       30,000         --          --         30,000
   Repurchase of common stock.................  (73,060)  (1,388,578)        --          --     (1,388,578)
                                                -------  -----------  ---------    --------     ----------
Balance at December 31, 2000..................  557,957    3,409,971  6,342,107      16,108      9,768,186
                                                -------  -----------  ---------    --------     ----------

Comprehensive income
   Net income for 2001........................       --           --    686,529          --        686,529
   Unrealized gain on securities
     available for sale, net of taxes.........       --           --         --      40,703         40,703
                                                                                                ----------
       Total comprehensive income.............                                                     727,232

   Cash dividends declared of $.81 per share..       --           --   (451,945)         --       (451,945)
                                                -------  -----------  ---------    --------     ----------
Balance at December 31, 2001..................  557,957  $ 3,409,971  6,576,691      56,811     10,043,473
                                                =======  ===========  =========    ========     ==========



         See accompanying notes to consolidated financial statements.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 2001, 2000 and 1999

                                                           2001         2000         1999
                                                        -----------  -----------  -----------
Cash flows from operating activities:
   Net income.......................................... $   686,529      447,221      600,544
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
     Provision for loan losses.........................     160,000      300,000       36,000
     Amortization (accretion), net.....................       9,112         (237)       3,315
     Depreciation......................................     205,334      187,278      147,000
     Decrease (increase) in:
       Accrued interest receivable.....................      54,286      (96,209)     (43,488)
       Deferred income taxes...........................     (37,523)     (73,445)      16,043
       Other assets....................................    (292,237)     (26,114)      23,639
     Increase (decrease) in:
       Accrued interest payable........................     (11,726)       5,377       13,295
       Accrued income taxes payable....................       7,329       24,205           --
       Deferred loan fees, net.........................       8,070       30,819       40,584
       Other liabilities...............................      86,226       (3,858)      54,333
                                                        -----------  -----------  -----------
          Net cash provided by
            operating activities.......................     875,400      795,037      891,265
                                                        -----------  -----------  -----------

Cash flows from investing activities:
   Purchases of securities
     available for sale................................  (2,500,314)  (1,000,000)  (4,489,355)
   Proceeds from maturities and issuer
     calls of securities available for sale............   4,488,672    1,998,731    2,997,188
   Principal collected on securities available
     for sale..........................................     321,421      157,803      368,454
   Net increase in loans...............................  (6,106,342) (17,241,036) (19,952,170)
   Purchases of FHLB stock.............................    (113,100)    (160,600)      (9,900)
   Purchases of premises and equipment.................    (239,368)    (169,728)    (837,486)
                                                        -----------  -----------  -----------
          Net cash used in investing activities........  (4,149,031) (16,414,830) (21,923,269)
                                                        -----------  -----------  -----------

                                                                    (continued)

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                 Years ended December 31, 2001, 2000 and 1999

                                                               2001         2000        1999
                                                            -----------  ----------  ----------
Cash flows from financing activities:
   Net increase (decrease) in FHLB advances................ $   500,000    (500,000)  3,000,000
   Net increase in repurchase agreements...................     219,730     333,303     245,065
   Net increase (decrease) in drafts outstanding...........    (632,025)    407,424    (252,068)
   Net increase in demand deposits.........................   2,041,366   2,863,369   3,081,514
   Net increase (decrease) in savings deposits.............   3,202,195    (734,810)  1,438,452
   Net increase in time deposits...........................   4,796,912  15,011,611  10,679,975
   Repurchase of common stock..............................          --  (1,388,578)   (827,945)
   Proceeds from exercise of stock options.................          --      30,000      21,000
   Cash dividends paid.....................................    (451,945)   (592,987)   (932,126)
                                                            -----------  ----------  ----------
          Net cash provided by financing activities........   9,676,233  15,429,332  16,453,867
                                                            -----------  ----------  ----------
          Net increase (decrease) in cash and
            cash equivalents...............................   6,402,602    (190,461) (4,578,137)

Cash and cash equivalents at beginning of year.............   7,563,209   7,753,670  12,331,807
                                                            -----------  ----------  ----------

Cash and cash equivalents at end of year................... $13,965,811   7,563,209   7,753,670
                                                            ===========  ==========  ==========

Supplemental disclosures of cash flow
  information:
   Cash paid during the year for:
     Interest.............................................. $ 4,716,743   4,596,736   3,142,331
     Income taxes.......................................... $   345,596     213,695     325,500
                                                            ===========  ==========  ==========

Supplemental schedule of noncash investing and
  financing activities:
   Unrealized gain (loss) on securities
     available for sale.................................... $    66,725     171,505    (199,514)
                                                            ===========  ==========  ==========


         See accompanying notes to consolidated financial statements.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2001, 2000 and 1999


(1)  Summary of Significant Accounting Policies

   The following is a description of the significant accounting and reporting policies that Rowan Bancorp, Inc. and Subsidiary follow in preparing and presenting their consolidated financial statements.

   (a)  Basis of Presentation

      The consolidated financial statements include the accounts of Rowan Bancorp, Inc. ("Rowan Bancorp") and its wholly-owned subsidiary, Rowan Savings Bank, SSB, Inc. ("Rowan Bank") (both companies collectively referred to herein as the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      In certain instances, amounts previously reported in the 2000 and 1999 financial statements have been reclassified to present them in the format selected for 2001. Such reclassifications have no effect on the net income or stockholders' equity as previously reported.

   (b)  Business

      Rowan Bancorp is a bank holding company whose primary purpose is the ownership of Rowan Bank. Rowan Bank is a North Carolina-chartered stock savings bank, and is located in China Grove, North Carolina. Rowan Bank's primary market area consists of Rowan and Cabarrus counties in North Carolina. Rowan Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with other funds, to make mortgage loans secured by residential real estate located in the Bank's primary market area.

   (c)  Cash and Cash Equivalents

      Cash and cash equivalents include cash and due from banks and interest-bearing balances in other banks. Cash and cash equivalents have maturities of three months or less.

      The North Carolina Administrator of Savings Institutions (the "Administrator") requires that Rowan Bank maintain liquid assets (consisting of "cash and readily marketable investments") of at least 10% of total assets.

   (d)  Investment Securities

      The Bank accounts for investment securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held to maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999

   classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of the related tax effect, excluded from earnings and reported as a separate component of stockholders' equity.

      The Bank has classified all securities as available for sale. These securities will be used as a part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital and other factors.

      Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized or accreted into income using the level yield method.

   (e)  Loans

      Loans are carried at their principal amount outstanding, and interest income is recorded as earned on an accrual basis. The determination to discontinue the accrual of interest is based on a review of each loan. Generally, the accrual of interest is discontinued on all loans 90 days past due as to principal or interest, unless in management's opinion collection of both principal and interest is assured by way of collateralization, guaranties or other security and the loan is in the process of collection.

   (f)  Allowance and Provision for Loan Losses

      The Bank provides for loan losses on the allowance method. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions.

      The Bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" (collectively referred to hereafter as "SFAS No. 114"). SFAS No. 114 applies to all loans that are identified for impairment evaluation, except for certain types of loans, such as large groups of smaller-balance homogenous loans that are collectively evaluated for impairment (for example, residential mortgage loans). SFAS No. 114 requires that impaired loans be measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or, if more practical, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

      Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   (g)  Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the related assets principally on a straight-line basis. Estimated lives are generally forty years for buildings, building components and improvements, and five to ten years for furniture, fixtures, and equipment.

      Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

   (h)  Loan Origination Fees and Costs

      Loan origination fees and certain direct loan origination costs are deferred upon origination of the related loan. Net deferred fees are being amortized to loan interest income over the contractual lives of the related loans using a level yield method.

   (i)  Income Taxes

      The Bank accounts for income taxes using the asset and liability method, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based upon available evidence.

   (j)  Net Income Per Share

      Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the year. Diluted net income per share reflects the potential dilution that could occur if the Bank's dilutive stock options were exercised. The numerator of the basic net income per share computation is the same as the numerator of the diluted net income per share computation for all periods presented. A reconciliation of the denominator of the basic net income EPS computation to the denominator of the diluted EPS computation is as follows:

                                            Years ended December 31,
                                            ------------------------
                                              2001    2000    1999
                                            -------  ------- -------
            Basic EPS denominator: weighted
              average number of common
              shares outstanding........... 557,957  570,335 663,615
            Dilutive effect arising from
              assumed exercise of stock
              options......................  24,706   28,156  36,740
                                            -------  ------- -------
            Diluted EPS denominator........ 582,663  598,491 700,355
                                            =======  ======= =======

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   (k)  Comprehensive Income

      Comprehensive income is the change in equity of a corporation during the period from transactions and other events and circumstances from non-owner sources. Comprehensive income consists of net income and other comprehensive income. The Bank's accumulated other comprehensive income, net, (which consists solely of unrealized gains (losses) on investment securities available for sale, net of related income taxes) for each of the years in the three year-period ended December 31, 2001 is presented below.

                                                         Income tax
                                               Pretax    (expense)  After-tax
                                               amount     benefit    amount
                                              ---------  ---------- ---------
  Accumulated other comprehensive income,
    net, December 31, 1998................... $  54,417   (21,222)    33,195
  Unrealized net holding loss arising in 1999  (199,514)   77,810   (121,704)
                                              ---------   -------   --------
  Accumulated other comprehensive income
    (loss) net, December 31, 1999............  (145,097)   56,588    (88,509)
  Unrealized net holding gain arising in 2000   171,504   (66,887)   104,617
                                              ---------   -------   --------
  Accumulated other comprehensive income,
    net, December 31, 2000...................    26,407   (10,299)    16,108
  Unrealized net holding gain arising in 2001    66,725   (26,022)    40,703
                                              ---------   -------   --------
  Accumulated other comprehensive income,
    net, December 2001....................... $  93,132   (36,321)    56,811
                                              =========   =======   ========

   (l)  Stock-Based Compensation

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies may choose to continue to measure compensation for stock-based plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to continue the accounting prescribed in APB 25 are required to disclose in the notes to the financial statements what net income and earnings per share would have been if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

      As described above, the Bank has stock-based compensation plans at December 31, 2001, as defined by the FASB. The Bank has elected to continue to measure compensation cost relative to these plans using APB 25. The Bank did not have any pro forma compensation cost relating to grants of stock options during the years ended December 31, 2001, and 2000, and therefore no pro forma disclosures have been made for these periods. Proforma disclosures for 1999 are presented in note 13.

   (m)  Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999

   elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management has determined that the Bank does not have any derivative instruments, and therefore, the adoption of SFAS No. 133 on January 1, 2001 did not have an impact on the consolidated financial statements as of or for the year ended December 31, 2001.

      In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Also under SFAS No. 141, identified assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements.

      Under the provisions of SFAS No. 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization but are subject to impairment testing on an annual basis, or more often if events or circumstances indicate possible impairment. Management has determined that the Bank does not have any goodwill or identified intangible assets, and therefore, the adoption of SFAS No. 141 and SFAS No 142 on January 1, 2002 will not have an impact on the consolidated financial statements.

(2)  Investment Securities

   Investment securities available for sale consist of the following:

                                             December 31, 2001
                                -------------------------------------------
                                             Gross      Gross
                                Amortized  unrealized unrealized
                                  cost       gains      losses   Fair value
                                ---------- ---------- ---------- ----------
     U.S. Government and
       agency securities....... $6,000,242   40,783     (1,335)  6,039,690
     Mortgage-backed securities  1,408,351   53,685         --   1,462,036
                                ----------   ------    -------   ---------
                                $7,408,593   94,468     (1,335)  7,501,726
                                ==========   ======    =======   =========

                                             December 31, 2000
                                -------------------------------------------
                                             Gross      Gross
                                Amortized  unrealized unrealized
                                  cost       gains      losses   Fair value
                                ---------- ---------- ---------- ----------
     U.S. Government and
       agency securities....... $7,995,650   16,963    (19,800)  7,992,813
     Mortgage-backed securities  1,731,836   29,244         --   1,761,080
                                ----------   ------    -------   ---------
                                $9,727,486   46,207    (19,800)  9,753,893
                                ==========   ======    =======   =========

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   The following table shows investment securities available for sale held by the Bank by maturity category at December 31:

                                                     December 31, 2001
                                                   ---------------------
                                                   Amortized
                                                     cost     Fair value
                                                   ---------- ----------
       U.S. Government and agency obligations due:
          Due in one year or less................. $2,500,000 2,531,720
          Due after one year through five years...  3,500,242 3,507,970
       Mortgage backed securities due:
          Beyond 5 years within 10 years..........    543,201   556,773
          Beyond 10 years.........................    865,150   905,263
                                                   ---------- ---------
       Total...................................... $7,408,593 7,501,726
                                                   ========== =========

   There were no sales of investment securities available for sale during the years ended December 31, 2001, 2000, and 1999.

(3)  Loans Receivable

   Loans receivable consist of the following:

                                                              December 31,
                                                        -----------------------
                                                           2001         2000
                                                        -----------  ----------
First mortgage loans (primarily residential, 1-4 units) $58,775,223  55,335,475
Construction...........................................  25,233,449  25,888,689
Equity lines of credit.................................   8,645,441   7,202,488
Loans secured by deposit accounts......................     224,388     348,757
Consumer loans.........................................   4,446,995   4,183,647
Undisbursed proceeds on construction loans in process..  (6,149,899) (7,885,277)
Deferred loan fees.....................................    (234,018)   (225,948)
Allowance for loan losses..............................    (729,070)   (573,594)
                                                        -----------  ----------
                                                        $90,212,509  84,274,237
                                                        ===========  ==========

   The following is a reconciliation of the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999:

                                          Years ended December 31,
                                         --------------------------
                                           2001     2000     1999
                                         --------  -------  -------
            Balance at beginning of year $573,594  279,635  248,685
            Provision for loan losses...  160,000  300,000   36,000
            Less loan chargeoffs........   (4,695)  (6,233)  (5,050)
            Add recoveries..............      171      192       --
                                         --------  -------  -------
            Balance at end of year...... $729,070  573,594  279,635
                                         ========  =======  =======

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999

   A comparative summary of accrued interest receivable follows:

                                                       December 31,
                                                     ----------------
                                                       2001    2000
                                                     -------- -------
           Loans receivable......................... $183,518 193,011
           Investment and mortgage-backed securities   94,149 138,942
                                                     -------- -------
                                                     $277,667 331,953
                                                     ======== =======

   The Bank offers loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. These loans are made in the ordinary course of business and are made on substantially the same terms prevailing at the time as comparable transactions with other persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.

   The following is a reconciliation of aggregate loans outstanding to executive officers, directors, and their immediate families for the year ended December 31, 2001:

                    Balance at beginning of year $ 588,494
                    New loans...................   129,436
                    Principal repayments........  (206,906)
                                                 ---------
                    Balance at end of year...... $ 511,024
                                                 =========

   The Bank has no loans serviced for others.

   At December 31, 2001, the Bank had fixed rate mortgage loan commitments outstanding aggregating $5,568,300, at rates ranging from 5.25% to 8%. Unused lines of credit amounted to $6,566,250 at December 31, 2001. In the opinion of management, outstanding loan commitments, unused lines of credit and undisbursed proceeds on loans in process represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

   The Bank grants residential and nonresidential first mortgage loans, residential and nonresidential construction loans, consumer loans, and home equity loans to customers primarily throughout its market area of Rowan and Cabarrus Counties in North Carolina. As reflected in the summary of loans receivable at December 31, 2001, the largest components of the Bank's loan portfolio consists of construction loans and single-family, 1-4 unit, residential loans, for which repayment and collateral values can be affected by local economic conditions.

   At December 31, 2001, the Bank had two nonaccrual loans totaling $1,468,926 and four accruing loans greater than 90 days past due totaling $45,104. Interest collected on the nonaccrual loans was recognized as interest income on the cash basis and amounted to $129,472 in 2001. Had the nonaccrual loans been performing in accordance with their original terms, approximately $179,180 would have been recognized as interest income. The nonaccrual loans are fully secured by real estate, however one of the loans exceeds the Bank's loans to one borrower regulatory limit set by the North Carolina Savings Institution Division Administrator. Management has notified the Administrator of this policy exception and was granted a waiver in January of 2001 for a period not to exceed 36 months. These nonaccrual loans have been classified as impaired loans. Management has made an assessment of these loans and determined that a $300,000 impairment valuation reserve is appropriate based on

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999

the estimated fair value of the collateral. There were no other impaired loans during the year ended December 31, 2001.

   At December 31, 2000, the Bank had one nonaccrual loan in the amount of $2,042,628 and two accruing loans greater than 90 days past due totaling $178,665. Interest collected on the nonaccrual loan was recognized as interest income on the cash basis and amounted to $42,949 in 2000. Had the nonaccrual loan been performing in accordance with its original terms, approximately $56,185 would have been recognized as interest income. The nonaccrual loan was classified as an impaired loan at December 31, 2000.

   At December 31, 1999, the Bank had no nonaccrual loans and one accruing loan greater than 90 days past due in the amount of $38,394. In addition, during the year ended December 31, 1999, the Bank had no impaired loans as defined by SFAS No. 114.

(4)  Investment in FHLB Stock

   As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Bank is required to maintain an investment in the stock of the FHLB in an amount equal to the greater of one percent of the Bank's outstanding home loans or five percent of any outstanding advances from the FHLB. No ready market exists for such stock, which is carried at cost, and it has no quoted market value. During 2001, 2000 and 1999, the Bank purchased $113,100, $160,600, and $9,900 respectively, of FHLB stock. All FHLB stock is pledged to secure the FHLB advances.

(5)  Premises and Equipment

    Premises and equipment consist of the following:

                                                   December 31,
                                              ---------------------
                                                 2001       2000
                                              ----------  ---------
           Land and land improvements........ $  682,920    682,920
           Office buildings and improvements.  1,792,115  1,773,615
           Furniture, fixtures, and equipment  1,220,034    999,166
                                              ----------  ---------
                                               3,695,069  3,455,701
           Less accumulated depreciation.....   (928,248)  (722,914)
                                              ----------  ---------
                                              $2,766,821  2,732,787
                                              ==========  =========

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


(6)  Deposit Accounts

   A summary of deposit accounts with weighted average interest rates at December 31, 2001 and 2000, follows:

                                                                              December 31,
                                                                        -----------------------
                                                                           2001         2000
                                                                        -----------  ----------
Passbook accounts at 1.74% in 2001 and 3.05% in 2000................... $12,307,437  10,222,104
Money market accounts at 1.83% in 2001 and 3.77% in 2000...............   1,768,632     651,769
Demand deposit accounts at 0.40% in 2001 and 1.65% in 2000.............  13,537,922  11,496,557
Certificates of deposit:
   Less than 1.99%.....................................................   2,401,829          --
   2.00% - 3.99%.......................................................  19,186,160          --
   4.00% - 5.99%.......................................................  41,418,416  17,686,053
   6.00% - 7.99%.......................................................   5,873,881  46,397,321
                                                                        -----------  ----------
                                                                         68,880,286  64,083,374
                                                                        -----------  ----------
                                                                        $96,494,277  86,453,804
                                                                        ===========  ==========
Weighted average cost of deposit accounts (as of dates indicated above)        3.51%       5.45%
                                                                        ===========  ==========

   Deposit account interest expense consists of the following:

                                        Years ended December 31,
                                     ------------------------------
                                        2001      2000      1999
             -                       ---------- --------- ---------
             Passbook accounts...... $  279,703   312,753   292,676
             Money market accounts..     33,030    33,761    32,754
             Certificates of deposit  3,828,729 3,488,967 2,341,077
             Demand deposit accounts    134,970   186,627   141,329
                                     ---------- --------- ---------
                                     $4,276,432 4,022,108 2,807,836
                                     ========== ========= =========

   Certificate of deposit accounts as of December 31, 2001, mature in the following years and amounts: 2002--$63,518,950; 2003--$3,309,356;
2004--$1,826,822 and thereafter--$225,158.

   Deposits accounts with balances exceeding $100,000 totaled $23,432,387 and $19,791,528 at December 31, 2001 and 2000 respectively.

(7)  Repurchase Agreements

   Repurchase agreements represent securities that are sold by the Bank under an agreement to repurchase and generally mature daily. The securities underlying the agreements remain under the Bank's control. The repurchase agreements averaged approximately $612,842 and $272,718 in 2001 and 2000, respectively. The average interest rate paid on repurchase agreements during 2001 and 2000 was 3.78% and 4.6%, respectively. The maximum amount outstanding at any month end during 2001 and 2000 was approximately $798,098 and $673,576, respectively.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


(8)  FHLB Advances

   A summary of advances from the FHLB as of December 31, 2001 and 2000, is as follows:

                                                   December 31,
                                               --------------------
                   Maturity Date Interest rate    2001      2000
             ------------------- ------------- ---------- ---------
                January 22, 2001     7.05%     $       --   500,000
                   March 1, 2001     6.75%             -- 1,000,000
                   July 24, 2001     7.08%             -- 1,000,000
                   July 22, 2003     6.50%        500,000   500,000
                October 10, 2003     6.70%        500,000   500,000
                January 22, 2004     6.52%        500,000   500,000
                  April 10, 2004     6.72%        500,000   500,000
                   July 22, 2004     6.55%        500,000   500,000
                October 10, 2004     6.73%        500,000   500,000
                January 22, 2005     6.58%        500,000   500,000
                  April 10, 2005     6.75%        500,000   500,000
                   July 22, 2005     6.61%        500,000   500,000
                October 10, 2005     6.77%        500,000   500,000
              November 16, 2009*     3.83%      1,000,000        --
             September 26, 2011*     4.39%      1,000,000        --
               December 5, 2011*     4.43%      1,000,000        --
                                                --------- ---------
             * Callable                        $8,000,000 7,500,000
                                               ========== =========

   The Bank has entered into a blanket floating lien agreement with the FHLB as collateral for these advances. According to this agreement, the Bank maintains, free of other encumbrances, its residential first mortgage loan portfolio with unpaid principal balances at least equal to, when discounted at 75%, 100% of the total FHLB advances. At December 31, 2001, the total amount of loans considered to be eligible collateral under this blanket floating lien was approximately $52 million. In addition, all FHLB stock owned by the Bank is pledged as collateral on the FHLB advances.

(9)  Income Taxes

   Income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 consists of:

                                   2001     2000     1999
                                 --------  -------  -------
                     Current:
                        Federal. $392,676  311,345  302,004
                        State...   21,977       --    7,453
                                 --------  -------  -------
                                  414,653  311,345  309,457
                                 --------  -------  -------
                     Deferred:
                        Federal.  (33,090) (65,079)  14,325
                        State...   (4,433)  (8,366)   1,718
                                 --------  -------  -------
                                  (37,523) (73,445)  16,043
                                 --------  -------  -------
                                 $377,130  237,900  325,500
                                 ========  =======  =======

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   The income tax expense for the years presented differed from the amount computed by applying the federal income tax rate of 34% to income before income taxes because of the following:

                                                                 Years ended December 31,
                                                    --------------------------------------------------
                                                          2001             2000              1999
                                                    ---------------  ---------------   ---------------
                                                     Amount  Percent  Amount   Percent  Amount  Percent
                                                    -------- ------- --------  ------- -------- -------
Income tax expense at federal rate................. $361,644    34%  $232,941   34.0%  $314,855  34.0%
Increase (decrease) in income taxes resulting from:
   State income taxes (benefit), net of federal
     income taxes..................................   11,579   1.1%    (5,522)  (0.8)%    6,053   0.7
   Other, net......................................    3,907   0.4%    10,481    1.5%     4,592   0.5
                                                    --------  ----   --------   ----   --------  ----
                                                    $377,130  35.5%  $237,900   34.7%  $325,500  35.2%
                                                    ========  ====   ========   ====   ========  ====

   Retained income at December 31, 2001 and 2000 includes approximately $1,286,000 representing pre-1988 tax bad debt reserve base year amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the definition of a bank, dividend payments in excess of accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 and 2000 are presented below:

                                                                                          2001       2000
                                                                                        ---------  --------
Deferred tax assets:
   Allowance for loan losses........................................................... $ 281,086   221,145
   Deferred compensation...............................................................    35,597    31,420
                                                                                        ---------  --------
                                                                                          316,683   252,565
   Less valuation allowance............................................................        --        --
                                                                                        ---------  --------
       Total gross deferred tax asset..................................................   316,683   252,565
                                                                                        ---------  --------
Deferred tax liabilities:
   FHLB stock basis for financial reporting purposes in excess of tax basis............    (6,750)   (6,750)
   Unrealized gain on securities available for sale....................................   (36,322)  (10,300)
   Depreciable basis of fixed assets...................................................  (123,352)  (96,800)
   Loan fees, net, deferred for tax purposes in excess of loan fees, net, deferred for
     financial reporting purposes......................................................   (37,537)  (35,078)
   U.S. Government obligations basis for financial reporting purposes in excess of tax
     basis.............................................................................        --    (2,690)
   Other deferred liabilities..........................................................    (7,325)   (7,051)
                                                                                        ---------  --------
       Total gross deferred tax liability..............................................  (211,286) (158,669)
                                                                                        ---------  --------
       Net deferred tax asset.......................................................... $ 105,397    93,896
                                                                                        =========  ========

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   A portion of the change in the net deferred tax asset (liability) relates to unrealized gains and losses on securities available for sale. The related current period deferred tax expense of $26,022 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The remaining deferred tax benefit of $37,523 relates to continuing operations.

   It is management's belief that realization of the net deferred tax asset as of December 31, 2001 and 2000, is more likely than not, based upon the Bank's history of taxable income and estimates of future taxable income, and therefore no valuation allowance was necessary for the periods presented.

(10)  Employee Benefit Plans

   The Bank sponsors a defined contribution 401(k) plan for the use of employees. Under this plan the Bank is required to make a basic contribution of 3 percent of the employee's annual compensation. In addition, the Bank matches employee contributions to a maximum of 6 percent of annual compensation. All employees are eligible to participate in the 401(k) plan after the attainment of age 21. Participants become fully vested in the Bank's contributions after five years of service. The Bank's expense for 401(k) plan basic and matching contributions for the years ended December 31, 2001, 2000 and 1999 was $100,501, $90,596, and $75,997, respectively.

   The Bank has deferred compensation agreements with certain directors and salary continuation agreements with a key employee and a retired key employee. These agreements guarantee the payment of stated monthly benefits over a ten-year period to those directors and employees upon their retirement at age 65 or, upon death, to their beneficiaries. The agreements also provide for certain monthly benefits in the event of the director's or employee's early retirement, death prior to retirement, termination or disability. The expense recognized by the Bank for the years ended December 31, 2001, 2000 and 1999, related to these agreements was $10,836, $10,044, and $3,676, respectively. Other liabilities in the accompanying consolidated statements of financial condition include $92,330 and $81,494 at December 31, 2001 and 2000, respectively, for the related accrued liabilities under these agreements.

   In conjunction with these agreements to provide deferred compensation and continuation of salary, the Bank has purchased life insurance policies on these directors and key employees, which accumulates a cash surrender value. The amount of this cash surrender value was $70,652 and $65,252 at December 31, 2001 and 2000, respectively, and is included in other assets in the accompanying consolidated statements of financial condition.

(11)  Stockholders' Equity and Regulatory Matters

   The Board of Directors of Rowan Bancorp has authorized the repurchase of shares of Rowan Bancorp common stock, not to exceed 10% of Rowan Bancorp's stockholders' equity within a twelve month period of time (except as set forth below). These repurchases could be made from time to time at management's discretion. During 2001, Rowan Bancorp did not purchase any shares of Rowan Bancorp common stock. During 2000 and 1999, Rowan Bancorp purchased 73,060 shares of its common stock at an average purchase price of $19.01 per share and 39,709 shares at an average purchase price of $20.85 per share, respectively, pursuant to this authorization.

   During the first quarter of 2000, the Board of Directors of Rowan Bancorp, Inc. approved an exception to their previous share repurchase authorization, which limited share repurchases to 10% of Rowan Bancorp, Inc.'s stockholders' equity within a twelve month period of time, and authorized the Bank to repurchase 69,560 shares of Rowan Bancorp, Inc. common stock at an aggregate price of $1,321,640.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   Rowan Bancorp and Rowan Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   As a North Carolina-chartered savings bank, Rowan Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation ("FDIC") and Rowan Bancorp is subject to the capital requirements of the Federal Reserve Board ("FRB"). The FDIC requires state-chartered savings banks, including Rowan Bank, to have a minimum leverage ratio of Tier I capital (principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain intangible assets) to total assets of at least 3%; provided, however, that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 100 to 200 basis points above the stated minimum. The FDIC also requires Rowan Bank to have a ratio of total capital to risk-weighted assets of at least 8%, of which at least 50% (or 4% of risk-weighted assets) must be comprised of Tier I capital. The Administrator requires a net worth equal to at least 5% of total assets. At December 31, 2001, Rowan Bank was in compliance with the capital requirements of both the FDIC and the Administrator as set forth in the table below.

   The capital requirements of the FDIC that are applicable to Rowan Bank are substantially the same as those for Rowan Bancorp as set forth by the FRB. Accordingly, the regulatory capital amounts and ratios computed pursuant to FRB regulations for Rowan Bancorp, as presented in the following table, are not materially different from those of Rowan Bank.

                                                       Amount    Ratio
                                                     ----------- -----
        As of December 31, 2001:
           Stockholders' equity (to total assets)... $10,043,473  8.66%
           Total capital (to risk-weighted assets)..  10,715,000 14.88%
           Tier I capital (to risk-weighted assets).   9,986,000 13.87%
           Tier I capital (to average assets).......   9,986,000  8.73%
        As of December 31, 2000:
           Stockholders' equity (to total assets)... $ 9,768,186  9.25%
           Total capital (to risk-weighted assets)..  10,326,000 17.30%
           Tier I capital (to risk-weighted assets).   9,752,000 16.34%
           Tier I capital (to average assets).......   9,752,000  9.24%

   As of December 31, 2001, the most recent notification from the FDIC categorized Rowan Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain certain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

   Refer to note 9 for information concerning certain portions of retained income for which no deferred taxes have been provided.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   Eligible deposit accounts are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. Federal deposit insurance expense amounted to $16,855, $14,804, and $33,187, for the years ended December 31, 2001, 2000 and 1999, respectively.

(12)  Conversion to Stock Savings Bank

   On June 2, 1993, Rowan Bank converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, pursuant to a Plan of Conversion adopted by the Board of Directors on February 3, 1993.

   At the time of the conversion, Rowan Bank established a liquidation account for the benefit of the Eligible Account Holders in an amount equal to the net worth of Rowan Bank as of December 31, 1992. Under the Administrator's regulations, Rowan Bank will not be permitted to pay dividends on its common stock or repurchase any of its common stock if its net worth would thereby be reduced below the aggregate amount then required for the liquidation account. Eligible Account Holders will be entitled, in the event of a liquidation of Rowan Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), but before any distributions are made on Rowan Bank's or Rowan Bancorp's common stock, equal to their proportionate interests at that time in the liquidation account. This share will be reduced if the Eligible Account Holder's balance falls below the amount in such account on the dates of record and will cease to exist if the Eligible Account Holder's account is closed. The liquidation account balance will never be increased despite any increase after the conversion in the related balance of the Eligible Account Holder. A merger, consolidation, sale of bulk assets or similar combination with another FDIC-insured institution, whether or not the Bank is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the liquidation account. In any such transaction, the liquidation account would be assumed by the surviving institution to the full extent authorized by the Administrator.

(13)  Stock Option Plans

   In connection with the Bank's conversion to a North Carolina-chartered stock savings bank as discussed in note 12, The Bank adopted the Rowan Savings Bank, SSB, Inc. Incentive Stock Option Plan (the "Incentive Plan") for the benefit of the officers of the Bank and the Rowan Savings Bank, SSB, Inc. Non-Statutory Stock Option Plan (the "Non-Qualified Plan") for the benefit of the non-employee directors of the Bank. Shares of the Bank's common stock in an amount equal to 15% of the common stock issued in connection with the conversion have been reserved for issuance by the Bank upon exercise of options granted under the Incentive Plan (for which shares equal to 11.25% of the common stock issued in connection with the conversion have been reserved for issuance) and under the Non-Qualified Plan (for which shares equal to 3.75% of the common stock issued in connection with the conversion have been reserved for issuance). Under the terms of both plans, the option exercise price may not be less than the fair market value of the common stock on the date that the option is granted. The right to exercise the options will expire not more than ten years from the date of the grant of the options, and, with respect to the Incentive Plan options, will be exercisable no earlier than six months after the date of grant.

   Subsequent to the conversion, the Board of Directors elected to grant options to purchase 67,275 shares of stock pursuant to the Incentive Plan and 25,878 shares pursuant to the Non-Qualified Plan. The exercise prices for the options granted under the Incentive Plan have a range of $10 to $24.50. The exercise price for the options granted under the Non-Qualified Plan is $10.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   A summary of stock option activity for 2001, 2000 and 1999 follows:

                                         Incentive          Non-qualified
                                  ------------------------ ----------------
                                          Weighted average         Exercise
                                  Shares   exercise price  Shares   price
                                  ------  ---------------- ------  --------
     Balance at December 31, 1998 59,925       $10.00      17,652   $10.00
     Less exercised options......     --           --      (2,100)   10.00
     Balance at December 31, 1999 59,925        11.21      15,552    10.00
     Less exercised options...... (3,000)       10.00          --       --
     Balance at December 31, 2000 56,925        11.27      15,552    10.00
     Less exercised options......     --           --          --       --
                                  ------       ------      ------   ------
     Balance at December 31, 2001 56,925       $11.27      15,552   $10.00
                                  ======       ======      ======   ======

   Under the Incentive Plan, at December 31, 2001, 2000 and 1999, 56,925 shares, 56,925 shares and 54,925 shares, respectively, were exercisable. Under the Non-Qualified Plan, at December 31, 2001, 2000 and 1999, 15,552 shares were exercisable.

   The Bank was allowed a tax deduction of $10,891 for the year ended December 31, 1999 related to the exercise of options under the Non-Qualified Plan. Such amount has been included as an addition to stockholders' equity.

   The weighted average remaining contractual life for outstanding options under both plans is 1.9 years.

   The following table presents the pro forma effect on net income and basic and diluted earnings per share (EPS) of applying the fair value provisions of SFAS No. 123 discussed above for awards granted December 30, 1998 and vested during 1999:

                                          Year ended
                                       December 31, 1999
                                       -----------------
                       Net income:
                          As reported.     $600,544
                          Pro forma...      583,244
                       Basic EPS
                          As reported.     $    .90
                          Pro forma...          .88
                       Diluted EPS
                          As reported.     $    .86
                          Pro forma...          .83

   The fair value of each option granted was estimated using the minimum value method (due to the limited trading of the stock and because the company's stock is not registered with the SEC) described in SFAS No. 123 with the following assumptions; dividend yield rate of 4%, expected option life of 10 years and risk free interest rate of 10%. The weighted average grant date fair value of options granted was $3.46.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


(14)  Condensed Rowan Bancorp, Inc. Financial Information

   Condensed financial information for Rowan Bancorp, Inc. (parent company only) follows:

                  Condensed Statements of Financial Condition
                          December 31, 2001 and 2000

                                                2001       2000
                                             ----------- ---------
             Cash on deposit with Rowan Bank $   242,494   382,439
             Investment in Rowan Bank.......   9,800,979 9,385,747
                                             ----------- ---------
                    Total assets............  10,043,473 9,768,186
                                             =========== =========
             Stockholders' equity........... $10,043,473 9,768,186
                                             =========== =========

                        Condensed Statements of Income
                 Years ended December 31, 2001, 2000 and 1999

                                                                       2001      2000        1999
                                                                     -------- ----------  ----------
Dividends from Rowan Bank........................................... $312,000  2,066,000   1,783,000
Excess of earnings over dividends (dividends over earnings) of Rowan
 Bank...............................................................  374,529 (1,618,779) (1,182,456)
                                                                     -------- ----------  ----------
       Net income................................................... $686,529    447,221     600,544
                                                                     ======== ==========  ==========

                      Condensed Statements of Cash Flows
             For the years ended December 31, 2001, 2000 and 1999

                                                                       2001        2000        1999
                                                                     ---------  ----------  ----------
Operating activities:
   Net income....................................................... $ 686,529     447,221     600,544
   Excess of (earnings over dividends) dividends over earnings of
     Rowan Bank.....................................................  (374,529)  1,618,779   1,182,456
                                                                     ---------  ----------  ----------
       Cash provided by operating activities........................   312,000   2,066,000   1,783,000
                                                                     ---------  ----------  ----------
Financing activities:
   Dividends paid to shareholders...................................  (451,945)   (592,987)   (932,126)
   Repurchase of Rowan Bancorp common stock.........................        --  (1,388,578)   (827,945)
   Proceeds from exercise of stock options..........................        --      30,000      21,000
                                                                     ---------  ----------  ----------
       Cash used by financing activities............................  (451,945) (1,951,565) (1,739,071)
                                                                     ---------  ----------  ----------
       Net increase (decrease) in cash and cash equivalents.........  (139,945)    114,435      43,929
Cash and cash equivalents at the beginning of period................   382,439     268,004     224,075
                                                                     ---------  ----------  ----------
Cash and cash equivalents at end of year............................ $ 242,494     382,439     268,004
                                                                     =========  ==========  ==========
Supplemental schedule of noncash investing and financing activities:
       Unrealized gain (loss) on securities available for sale...... $  66,725     171,505    (199,514)
                                                                     =========  ==========  ==========

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   Rowan Bancorp's ability to pay dividends to its shareholders is largely dependent upon Rowan Bank's ability to pay dividends. Pursuant to Chapter 54C of the North Carolina General Statutes and the regulations of the Administrator a stock savings bank may not declare or pay a cash dividend if the effect thereof would be to reduce the net worth of the Bank to an amount which is less than the minimum required by the FDIC and the Administrator. A stock savings bank must obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year or (ii) the average of the Bank's net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable.

   As a result of this limitation, as of December 31, 2001, Rowan Bank cannot declare a dividend in excess of approximately $343,000 without the approval of the Administrator. See note 16.

(15)  Fair Value of Financial Instruments

   The Bank is required under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", to disclose in its financial statements the fair value of all financial instruments, including assets and liabilities both on- and off-balance sheet, for which it is practicable to estimate such fair value. Fair value estimates, methods, and assumptions as of December 31, 2001 and 2000 for the Bank are set forth below and are subject to the following limitations.

   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument, nor do they include the effect of income taxes that may be payable for such a transaction. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on discounted future cash flows, judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

   The Bank's fair value methods and assumptions are as follows:

  . Cash and due from banks, interest-bearing balances in other banks, accrued interest receivable, drafts outstanding and accrued interest payable--the carrying value is a reasonable estimate of fair value.

  . Investment and mortgage-backed securities available for sale--fair value is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

  . Loans receivable--the carrying value for variable rate loans that reprice at least quarterly is a reasonable estimate of fair value due to the frequency of repricing. Fair value for fixed rate and other variable rate loans is estimated based upon discounted future cash flows using discount rates comparable to rates currently offered for such loans.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


  . FHLB stock--no ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying value is deemed to be a reasonable estimate of fair value.

  . Deposit accounts and repurchase agreements--the fair value of term certificates of deposit is estimated by computing a present value using rates currently offered for deposits of similar remaining maturities. The fair value of all other deposit account types and of repurchase agreements is the amount payable on demand at year-end.

  . FHLB advances--the fair value of FHLB advances is estimated based on the current quoted market prices for the same or similar issues with the same remaining maturities.

  . Commitments to extend credit--the large majority of the Bank's loan commitments are at variable rates or have relatively short commitment terms, and, therefore, are subject to minimal interest rate risk exposure. These financial instruments, which have no carrying value in the accompanying consolidated statements of financial condition, are therefore not considered to have any material fair value. See note 3.

   Based on the limitations, methods, and assumptions noted above, the estimated fair values of the Bank's financial instruments at December 31, 2001 and 2000 are as follows:

                                                      2001                  2000
                                             ---------------------- ---------------------
                                              Carrying               Carrying
                                               amount    Fair value   amount   Fair value
                                             ----------- ---------- ---------- ----------
Financial assets:
   Cash and due from banks.................. $ 3,434,716  3,434,716  5,103,772  5,103,772
   Interest-bearing balances in other banks.  10,531,095 10,531,095  2,459,437  2,459,437
   Investment securities....................   7,501,726  7,501,726  9,753,893  9,753,893
   Loans....................................  90,212,509 93,278,000 84,274,237 86,015,000
   FHLB stock...............................     732,500    732,500    619,400    619,400
   Accrued interest receivable..............     277,667    277,667    331,953    331,953
Financial liabilities:
   Deposit accounts.........................  96,494,277 97,341,000 86,453,804 86,845,000
   Drafts outstanding.......................     251,687    251,687    883,712    883,712
   Repurchase agreements....................     798,098    798,098    578,368    578,368
   FHLB advances............................   8,000,000  8,407,000  7,500,000  7,695,000
   Accrued interest payable.................      38,467     38,467     50,193     50,193

(16)  Subsequent Events

   On January 15, 2002, the board of directors of Rowan Bancorp, Inc. declared a $.20 per share cash dividend and a $.21 per share special cash dividend, both to shareholders of record at the close of business on February 1, 2002. Both dividends are payable on February 14, 2002.

   On February 12, 2002, the Bank announced that it had signed a definitive agreement ("Agreement") for the merger of Rowan Bancorp into FNB Corp. ("FNB"). FNB, headquartered in Asheboro, North Carolina, is the $590 million bank holding company for First National Bank and Trust Company, which operates sixteen offices in Chatham, Montgomery, Moore, Randolph, Richmond and Scotland counties in central North Carolina. The merger would result in an institution with combined assets of over $700 million. Pursuant to the terms of the Agreement, Rowan Bank will continue to operate as a separate subsidiary of FNB Corp.

                      ROWAN BANCORP, INC. AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999


   The Agreement provides that FNB will issue a combination of common stock and cash for each share of Rowan Bancorp common stock. Rowan shareholders will be permitted to elect FNB common stock or cash, or a combination of each, subject to FNB's ability to limit the overall stock consideration to 45%. The stock portion of the consideration to Rowan shareholders is intended to qualify as a tax-free transaction. Rowan has also granted FNB an option, exercisable under certain circumstances, to purchase up to 19.9% of Rowan shares outstanding.

   Subject to certain conditions, including the approval of Rowan shareholders and applicable regulatory authorities, the merger is anticipated to close late in the second quarter or early in the third quarter of 2002.

   On February 28, 2002, the Bank classified three loans to a single borrower in the amount of $269,635 as impaired loans. The loans are partially secured by real estate. Management has made an assessment of these loans and made a determination that an impairment valuation reserve of $112,000 (unaudited) is appropriate. The Bank had previously given consideration to the inherent risk associated with this loan in estimating its allowance for loan losses as of December 31, 2001.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Article VIII of FNB's Amended and Restated Bylaws provides:

                                 ARTICLE VIII.

                                Indemnification

   1. Extent. In addition to the indemnification otherwise provided by law, the corporation shall indemnify and hold harmless its directors and officers against liability and litigation expense, including reasonable attorneys' fees, arising out of their status as directors or officers or their activities in any of such capacities or in any capacity in which any of them is or was serving, at the corporation's request, in another corporation, partnership, joint venture, trust or other enterprise, and the corporation shall indemnify and hold harmless those directors, officers or employees of the corporation and who are deemed to be fiduciaries of the corporation's employee pension and welfare benefit plans as defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA fiduciaries") against all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as ERISA fiduciaries; provided, however, that the corporation shall not indemnify a director or officer against liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, and the corporation shall not indemnify an ERISA fiduciary against any liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the employee benefit plan to which the activities relate. The corporation shall also indemnify the director, officer, and ERISA fiduciary for reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted herein, if it is determined in accordance with Section 2 of this Article that the director, officer and ERISA fiduciary is entitled to indemnification hereunder.

   2. Determination. Any indemnification under Section 1 of this Article shall be paid by the corporation in any specific case only after a determination that the director, officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted ("disinterested directors") even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the vote of a majority of all of the voting shares other than those owned or controlled by directors, officers or ERISA fiduciaries who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or
(d) by a court of competent jurisdiction.

   3. Advanced Expenses. Expenses incurred by a director, officer or ERISA fiduciary in defending a civil or criminal claim, action, suit or proceeding may, upon approval of a majority (but not less than two) of the disinterested directors, even though less than a quorum, or, if there are less than two disinterested directors, upon unanimous approval of the Board of Directors, be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or ERISA fiduciary to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by the corporation.

   4. Corporation. For purposes of this Article, references to directors, officers or ERISA fiduciaries of the "corporation" shall be deemed to include directors, officers and ERISA fiduciaries of FNB Corp., its subsidiaries, and all constituent corporations absorbed into FNB Corp. or any of its subsidiaries by a consolidation or merger.

   5. Reliance and Consideration. Any director, officer or ERISA fiduciary who at any time after the adoption of this Bylaw serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this Bylaw. No amendment, modification or repeal of this Article VIII shall adversely affect the right of any director, officer or ERISA fiduciary to indemnification hereunder with respect to any activities occurring prior to the time of such amendment, modification or repeal.

   6. Insurance. The corporation may purchase and maintain insurance on behalf of its directors, officers, employees and agents and those persons who were serving at the request of the corporation as a director, officer, partner or trustee of, or in some other capacity in, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any director, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the corporation of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the corporation with respect to such payment.

   The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:

CH. 55 NORTH CAROLINA BUSINESS CORPORATION ACT

                           Part 5.  Indemnification.

  (S) 55-8-50. Policy statement and definitions.

   (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

   (b) Definitions in this Part:

      (1) "Corporation" includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

      (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

      (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.

      (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

      (4a) "Officer","employee", or "agent" includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

      (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

      (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

  (S) 55-8-51. Authority to indemnify.

   (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

      (1) He conducted himself in good faith; and

      (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

      (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

   (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

   (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

   (d) A corporation may not indemnify a director under this section:

      (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

   (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

   (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

  (S) 55-8-52. Mandatory indemnification.

   Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

  (S) 55-8-53. Advance for expenses.

   Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

  (S) 55-8-54. Court-ordered indemnification.

   Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

   (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

   (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

  (S) 55-8-55. Determination and authorization of indemnification.

   (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

   (b) The determination shall be made:

      (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

      (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

      (3) By special legal counsel (i) selected by the board of directors or its committee in the manner pre-scribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision
   (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

      (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

   (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

  (S) 55-8-56. Indemnification of officers, employees, and agents.

   Unless a corporation's articles of incorporation provide otherwise:

      (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

      (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

      (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

  (S) 55-8-57. Additional indemnification and insurance.

   (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trust or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

   (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

   (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

  (S) 55-8-58. Application of Part.

   (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

   (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

   (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

Item 21.  Exhibits.

   The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.

Exhibit No.                                        Description of Exhibits
-----------                                        -----------------------

   2.10       Agreement and Plan of Merger by and between FNB Corp. and Rowan Bancorp, Inc., dated as of February 11, 2002 (included as Appendix A to the proxy statement/prospectus).

   2.11       Option Agreement issued by Rowan Bancorp, Inc. to FNB Corp. dated as of February 11, 2002
              (included as Appendix B to the proxy statement/prospectus).

   3.10       Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the
              Registrant's Form S-14 Registration Statement (No. 2-96498) filed March 16, 1985.

   3.11       Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 10, 1988, incorporated herein by reference to Exhibit 19.10 to the Registrant's Form 10-Q Quarterly
              Report for the quarter ended June 30, 1988.

   3.12       Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 12, 1998, incorporated herein by reference to Exhibit 3.12 to the Registrant's Form 10-Q Quarterly Report
              for the quarter ended June 30, 1998.

   3.20       Amended and Restated Bylaws of the Registrant, adopted May 21, 1998, incorporated herein by reference to Exhibit 3.20 to the Registrant's Form 10-Q Quarterly Report for the quarter ended
              June 30, 1998.

Exhibit No.                                      Description of Exhibits
-----------                                      -----------------------

       4    Specimen of Registrant's Common Stock Certificate, incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Registrant's Form S-14 Registration Statement (No. 2-96498) filed
            April 19, 1985.

      *5    Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. re legality.

      *8    Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. re tax matters.

   10.10    Form of Split Dollar Insurance Agreement dated as of November 1, 1987 between First National
            Bank and Trust Company and certain of its key employees and directors, incorporated herein by reference to Exhibit 19.20 to the Registrant's Form 10-Q Quarterly Report for the Quarter ended
            June 30, 1988.

   10.11    Form of Amendment to Split Dollar Insurance Agreement dated as of November 1, 1994 between
            First National Bank and Trust Company and certain of its key employees and directors, incorporated herein by reference to Exhibit 10.11 to the Registrant's Form 10-KSB Annual Report
            for the fiscal year ended December 31, 1994.

   10.20    Stock Compensation Plan as amended effective May 12, 1998, incorporated herein by reference to
            Exhibit 10.30 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1998.

   10.21    Form of Incentive Stock Option Agreement between FNB Corp. and certain of its key employees, pursuant to the Registrant's Stock Compensation Plan, incorporated herein by reference to Exhibit
            10.31 to the Registrant's Form 10-KSB Annual Report for the fiscal year ended December 31,
            1994.

   10.22    Form of Nonqualified Stock Option Agreement between FNB Corp. and certain of its directors, pursuant to the Registrant's Stock Compensation Plan, incorporated herein by reference to Exhibit
            10.32 to the Registrant's Form 10-KSB Annual Report for the fiscal year ended December 31,
            1994.

   10.30    Employment Agreement dated as of December 27, 1995 between First National Bank and Trust
            Company and Michael C. Miller, incorporated herein by reference to Exhibit 10.50 to the
            Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

   10.31    Carolina Fincorp, Inc. Stock Option Plan (assumed by the Registrant on April 10, 2000), incorporated herein by reference to Exhibit 99.1 to the Registrant's Registration Statement on
            Form S-8 (File No. 333-54702).

   10.32    Employment Agreement dated as of April 10, 2000 between First National Bank and Trust
            Company and R. Larry Campbell, incorporated herein by reference to Exhibit 10.32 to the
            Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

   10.33    Nonqualified Supplemental Retirement Plan with R. Larry Campbell incorporated herein by reference to Exhibit 10(c) to the Annual Report on Form 10-KSB of Carolina Fincorp, Inc. for the
            fiscal year ended June 30, 1997.

      21    Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21 to the Registrant's
            Annual Report on Form 10-K for the year ended December 31, 2001.

    23.1    Consents of KPMG LLP.

   *23.2    Consent of Trident Securities, Inc.

   *23.3    Consents of Schell Bray Aycock Abel & Livingston P.L.L.C. are contained in its opinions filed as
              Exhibit 5 and 8.

      24    Power of Attorney.

            Exhibit No.           Description of Exhibits
            -----------           -----------------------

               99.1     Form of Proxy of Rowan Bancorp, Inc.

               99.2     Form of Election and Letter of Transmittal.

*  To be filed by amendment

Item 22.  Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheboro, State of North Carolina, on April 29, 2002.

                                               FNB CORP.

                                               By:    /S/  MICHAEL C. MILLER
                                                   -----------------------------
                                                         Michael C. Miller
                                                      Chairman and President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                       Title                  Date
          ---------                       -----                  ----

   /S/  MICHAEL C. MILLER     Chairman, President and       April 29, 2002
-----------------------------   Director
      Michael C. Miller

    /S/  JERRY A. LITTLE      Treasurer and Secretary       April 29, 2002
-----------------------------   (Principal Financial and
       Jerry A. Little          Accounting Officer)

              *               Director                      April 29, 2002
-----------------------------
   James M. Campbell, Jr.

              *               Director                      April 29, 2002
-----------------------------
      R. Larry Campbell

              *               Director                      April 29, 2002
-----------------------------
       Darrell L. Frye

              *               Director                      April 29, 2002
-----------------------------
     Wilbert L. Hancock

              *               Director                      April 29, 2002
-----------------------------
      Thomas A. Jordan

              *               Director                      April 29, 2002
-----------------------------
     Cooper M. McLaurin

              *               Director                      April 29, 2002
-----------------------------
   R. Reynolds Neely, Jr.

              *               Director                      April 29, 2002
-----------------------------
       Richard K. Pugh

              *               Director                      April 29, 2002
-----------------------------
       J.M. Ramsay III

          Signature                       Title                  Date
          ---------                       -----                  ----

              *               Director                      April 29, 2002
-----------------------------
   Charles W. Stout, M.D.

   * Michael C. Miller, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Registration Statement on behalf of the above indicated officers and directors of FNB Corp. pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.


By:  /S/  MICHAEL C. MILLER        April 29, 2002
    --------------------------
        Michael C. Miller
        Attorney-in-Fact